Exhibit 99.01

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains statements that are not historical fact and constitute “forward-looking statements.” When we use words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “should,” or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•	general economic conditions, including the availability of credit, actions of rating agencies and their impact on our access to capital and the ability of us and our subsidiaries to obtain financing on favorable terms;

•	business conditions in the energy industry;

•	competitive factors, including the extent and timing of the entry of additional competition in the markets served by us and our subsidiaries;

•	unusual weather;

•	state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on the rate structures, and affect the speed and degree to which competition enters the electric and gas markets;

•	the higher risk associated with our nonregulated business compared with our regulated businesses;

•	currency translation and transaction adjustments;

•	risks related to the financial condition of NRG Energy, Inc., one of our wholly-owned subsidiaries including NRG’s ability to reach agreements with its lenders and creditors to restructure its debt;

•	risks associated with the California power market; and

•	the other risk factors discussed under “Risk Factors.”

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Notes to Consolidated Financial Statements” and “Notes to Interim Consolidated Financial Statements” included elsewhere in this prospectus.

Recent Developments

      On November 7, 2002, our subsidiary, Xcel Energy Market Holdings Inc., reached an agreement to sell its wholly-owned subsidiary, Viking and Viking’s ownership interest in Guardian Pipeline, L.L.C. (“Guardian”) to a subsidiary of Northern Border Partners, L.P. (“NBP”). The sale was completed on January 17, 2003. Pursuant to the agreement, NBP purchased Viking, including Viking’s ownership interest in Guardian, for approximately $152 million, including the assumption of approximately $40 million of outstanding debt.

      On November 8, 2002, we issued $100 million principal amount of 8% senior convertible notes (the “Prior Notes”) pursuant to a Securities Purchase Agreement with Citadel Equity Fund Ltd., Citadel Credit Trading Ltd. and Jackson Investment Fund Ltd. (together, the “Purchasers”). A portion of the proceeds of our initial issue and sale of the notes offered pursuant to this prospectus were used to redeem the Prior Notes on November 25, 2002. Upon redemption of the Prior Notes, we entered into an agreement with the Purchasers granting them the right, exercisable at any time and from time to time through November 24, 2003, to purchase notes in a private placement that are identical (other than issuance date) to the notes offered pursuant to this prospectus in an aggregate principal amount equal to $57,500,000. For additional information regarding the terms of the Securities Purchase Agreement and the terms of the 8% senior convertible notes, see Note 10 to our interim consolidated financial statements for the quarter ended September 30, 2002.

      On November 12, 2002, we announced that our Board of Directors voted to elect Benjamin G.S. Fowke III to the position of vice president and treasurer. Mr. Fowke, who has 20 years of experience in the energy industry, previously served as vice president and chief financial officer of our commodity trading and marketing business unit.

      On November 21, 2002, we issued the notes covered by this prospectus to Merrill, Lynch, Pierce, Fenner and Smith Incorporated and Lazard Frères & Co. L.L.C. in a private transaction. We received net proceeds from the sale of the notes, after deducting the initial purchasers’ discount and our offering expenses of approximately $220 million. As described above, a portion of the net proceeds from the sale of the notes were used to redeem the Prior Notes. The remaining net proceeds have and will be used for other general corporate purposes, including working capital.

      On January 22, 2003, we entered in to a nine month credit facility with King Street Capital, L.P. and Perry Principals Investments LLC, pursuant to which we may borrow up to $100 million at an interest rate of 9% per annum.

      On January 29, 2003, we announced that our preliminary earnings for 2002 were a net loss of $2.0 billion, or $5.26 per share, including NRG results and impacts, compared with net earnings of $791 million, or $2.30 per share, in 2001. Our earnings, excluding NRG’s pro forma operating results and other NRG impacts, were $525 million, or $1.38 per share, compared with $591 million, or $1.72 per share, for the year 2001. The earnings are preliminary and unaudited. Consequently they are subject to change until audited results are publicly distributed. The consolidated audit of Xcel Energy, including the audit of NRG, is not expected until early March 2003.

      In early November 2002, an NRG restructuring plan was presented to NRG’s creditors. The restructuring plan also included a proposal addressing our continuing role and degree of ownership in NRG and obligations of NRG. In mid-December 2002, the NRG bank steering committee submitted a counter-proposal and in January 2003, the bondholder creditor committee issued its counter-proposal to the NRG restructuring plan. The counter-proposals would require substantial additional payments by us.

      A new NRG restructuring proposal was presented to NRG’s creditors in late January 2003. While we currently anticipate that any financial impact of the proposal will affect only 2003 results, there can be no assurance that the restructuring proposal ultimately agreed to will not impact our final earnings in 2002.

RISK FACTORS

      You should carefully consider the risks described below as well as all of the information set forth in this prospectus before purchasing the notes.

      The risks described in this section are those that we consider to be the most significant to your decision whether to invest in the notes. If any of the events described below occurs, our business financial condition or results could be materially harmed. In addition, we may not be able to make payments on the notes, and this could result in your losing all or part of your investment.

Risks Related to Our Ownership of NRG

Our subsidiary, NRG, is in default under most of its debt obligations and could be deemed to be insolvent. Many of its subsidiaries are also in default on their debt obligations and could be deemed to be insolvent. If these entities were the subject of voluntary or involuntary bankruptcy proceedings, their creditors could attempt to make claims against us, including claims to substantively consolidate our assets and liabilities with those of NRG or its subsidiaries. These claims, if successful, would have a material adverse effect on our financial condition and liquidity, and on our ability to make payments on the notes.

      Currently, NRG has failed to make scheduled payments on interest and/or principal on approximately $4.1 billion of its recourse debt and is in default under the related debt instruments. These missed payments also have resulted in cross-defaults of numerous other non-recourse and limited recourse debt instruments of NRG. In addition, on November 6, 2002, lenders accelerated the approximately $1.1 billion of debt under a construction revolver financing facility, thereby rendering the debt immediately due and payable. Further, on November 22, 2002, five former NRG executives filed an involuntary Chapter 11 petition against NRG in the United States Bankruptcy Court for the District of Minnesota. Under the United States Bankruptcy Code, NRG has full authority to continue to operate its business as if the involuntary petition had not been filed unless and until a court hearing on the validity of the involuntary petition is resolved adversely to NRG. On December 16, 2002, NRG responded to the involuntary petition, contesting the petitioners’ claims and filing a motion to dismiss the case. The bankruptcy court has set April 29, 2003 as the evidentiary hearing date to consider the motion to dismiss filed by NRG. Absent an agreement on a comprehensive restructuring plan, NRG will remain in default under its debt and other obligations, because it does not have sufficient funds to meet such requirements and obligations. As a result, the lenders will be able, if they so choose, to seek to enforce their remedies at any time, which would likely lead to a bankruptcy filing by NRG.

      In addition to the missed debt payments, a significant amount of NRG’s debt and other obligations contain terms which require that they be supported with letters of credit or cash collateral following a ratings downgrade. As a result of the downgrades that NRG has experienced since July 26, 2002, NRG estimates that it is in default of its obligations to post collateral ranging from $1.1 billion to $1.3 billion, principally to fund equity guarantees associated with its construction revolver financing facility, to fund debt service reserves and other guarantees related to NRG projects, and to fund trading operations.

      In early November 2002, an NRG restructuring plan was presented to the creditors of NRG. The restructuring plan includes a proposal addressing our continuing role and degree of ownership in NRG and obligations to NRG. Based on the advice of our financial advisor that NRG could be deemed to be insolvent, and in return for a release of any and all claims against us, the plan proposes that we surrender our equity ownership of NRG and make a lump sum payment to NRG of $300 million. In mid-December 2002, the NRG bank steering committee submitted a counter-proposal to the NRG restructuring plan, which would require substantial additional payments by us. In January 2003, a new restructuring proposal was presented to NRG’s creditors, and negotiations among NRG, NRG’s creditors and ourselves are on-going.

      There can be no assurance that NRG’s creditors ultimately will accept any consensual restructuring plan, or that, in the interim, NRG’s lenders and bondholders will continue to forbear from exercising any or all of the remedies available to them, including acceleration of NRG’s indebtedness, commencement of an involuntary proceeding in bankruptcy and, in the case of certain lenders, realization on the collateral for their indebtedness.

      Pending the resolution of NRG credit contingencies and the timing of possible asset sales, a portion of NRG’s long-term debt obligations have been classified as current liabilities on our consolidated balance sheet due to lenders having the ability to accelerate such debt within twelve months of the balance sheet date. In the event that NRG is unable to effect a restructuring of its debt and other obligations and is unable to obtain adequate financing on acceptable terms, there would be substantial doubt as to NRG’s ability to continue as a going concern. In any event, whether or not NRG becomes subject to a bankruptcy proceeding, it is unlikely that we ultimately will own any equity interest in NRG. As of September 30, 2002, we had contributed approximately $1.9 billion of capital to NRG, including the value of our shares exchanged for minority NRG stockholder shares in June 2002. As of September 30, 2002, the net worth of NRG Energy was a deficit of approximately $135 million.

      If NRG does become subject to a bankruptcy proceeding, NRG or its creditors could seek to substantively consolidate us with NRG. The equitable doctrine of substantive consolidation would permit a bankruptcy court to disregard the separateness of related entities; such as NRG and us, and consolidate and pool the entities’ assets and liabilities and treat them as though held and incurred by one entity where the interrelationship between the entities warrants such consolidation. If NRG or its creditors were to assert such claims in an NRG bankruptcy proceeding, there can be no assurance as to how a bankruptcy court would resolve the issue. One of the creditors of an NRG project already has filed involuntary bankruptcy proceedings against that project and has included claims against NRG and us. If a bankruptcy court were to allow substantive consolidation of us with NRG, it would have a material adverse effect on us and on our ability to make payments on our obligations, including the notes, and could ultimately cause us to seek to restructure under the protection of the bankruptcy laws.

If our assets are substantively consolidated with those of NRG, or if we otherwise incur significant liabilities relating to NRG, we may not have sufficient resources to satisfy those claims, and it would adversely affect our ability to make payments on the notes.

      If NRG enters or is placed in bankruptcy, we can provide no assurance that a bankruptcy court will not substantively consolidate us with NRG and make our assets available to satisfy NRG’s obligations.

      Even without substantive consolidation, however, we have certain other potential exposures to claims relating to NRG. In May 2002, we entered into a support and capital contribution agreement pursuant to which we agreed to provide up to $300 million to NRG under certain circumstances. We may be required to provide NRG with this $300 million.

      We have also provided various guarantees and bond indemnities supporting certain of NRG’s obligations, guaranteeing the payment or performance under specified agreements or transactions of NRG. As a result, our exposure under the guarantees is based upon the net liability of the relevant subsidiary under the specified agreements or transactions. The majority of our guarantees limit our exposure to a maximum amount stated in the guarantees. As of September 30, 2002, the maximum amount stated in our guarantees of obligations of NRG was approximately $234 million. Our aggregate exposure on guarantees of obligations of NRG was approximately $96 million as of December 31, 2002.

      Even without substantive consolidation, we may also have additional potential exposure to certain liabilities relating to employee benefit plans maintained for the benefit of the employees of NRG:

•	Eligible current or former NRG employees participate in one of our qualified defined benefit pension plans, with the result that our plan is liable for past and future accruals for these employees. To the extent NRG is unable to contribute amounts necessary to fund these accruals, we would be required to do so. We expect to agree to make a $2 million funding contribution due by NRG to our plan in March 2003 and seek reimbursement from NRG for the payment, although it is unlikely that we would obtain such reimbursement.

•	Some current or former NRG employees participate in non-qualified deferred compensation plans that we or other subsidiaries, including NRG, maintain. To the extent NRG fails to pay benefits accrued by its current or former employees under these plans, such employees may seek payment from us. If we were found liable for such payment, we cannot assure you that the amount we would be required to pay would not be material.

•	Certain NRG current or former employees also participate in various welfare plans, including retiree medical and life plans, maintained by us. We have also provided guarantees for specified NRG severance and employment payments. We cannot assure you that benefits that we would be required to pay NRG current or former employees pursuant to these arrangements would, in the aggregate, not be material if NRG were unable to pay them when due.

•	NRG maintains a long-term incentive plan under which options for 2,914,839 of our shares are outstanding. Such options, which have a weighted average exercise price of $29.80, would become fully exercisable if a change of control (as defined in the plan) of NRG were to occur during or following bankruptcy proceedings. Of these options outstanding, none currently have an in-the-money spread.

•	NRG participates in a multiemployer pension plan covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to certain employees covered by collective bargaining agreements. If NRG were to withdraw from this plan in a complete or partial withdrawal while it was a member of our controlled group within the meaning of ERISA (generally, subsidiaries of which we own directly or indirectly at least 80%), we would be liable under ERISA for any portion of the resulting withdrawal liability imposed under Title IV of ERISA that NRG is unable to pay. If such withdrawal were to occur now, we cannot assure you that the amount of withdrawal liability we would be required to pay would not be material.

      In addition, we may incur liability for certain tax obligations of NRG. Under regulations issued by the U.S. Department of the Treasury, each member of a consolidated group during any part of a consolidated federal income tax return year is severally liable for the tax obligation of the entire consolidated group for that year. NRG was a member of our consolidated group before March 2001 and is eligible for re-inclusion in our consolidated group as of June 2002. It is likely, though not certain, that we will decide not to reconsolidate NRG for income tax purposes for 2002. If the IRS determines that NRG owes additional taxes and NRG does not pay them, the IRS would look to one or more members of the consolidated group, including us, for taxes owed by NRG for tax periods when NRG was a member of the consolidated group. If the IRS looked to us to pay taxes not paid by NRG, we would exercise any legal rights that are available for recovery of the payment from NRG, including in any NRG bankruptcy proceeding. We cannot assure you that any amounts that we would be required to pay to the IRS would not be material or that such amounts could be recovered from NRG.

      We cannot assure you that we will have access to adequate funds in the event that we are substantively consolidated with NRG or we incur other significant liabilities relating to NRG. If these events were to occur, it would adversely affect our ability to make payments on the notes and you could risk the loss of your entire investment.

Recent and ongoing lawsuits relating to our ownership of NRG could impair our profitability and liquidity and could divert the attention of our management.

      On July 31, 2002, a lawsuit purporting to be a class action on behalf of purchasers of our common stock between January 31, 2001 and July 26, 2002, was filed in the United States District Court in Minnesota. The complaint named Xcel Energy; Wayne H. Brunetti, chairman, president and chief executive officer; Edward J. McIntyre, former vice president and chief financial officer; and James J. Howard, former chairman, as defendants. Among other things, the complaint alleged violations of Section 10(b) of the Securities Exchange Act and Rule 10b-5 related to allegedly false and misleading disclosures concerning various issues, including “round trip” energy trades, the existence of cross-default provisions in our and NRG’s credit agreements with lenders, NRG’s liquidity and credit status, the supposed risks to our credit rating and the status of our internal controls to monitor trading of its power. Since the filing of the lawsuit on July 31, 2002, several additional lawsuits were filed with similar allegations, one of which added claims on behalf a purported class of purchasers of two series of NRG Senior Notes issued by NRG in January 2001. The cases have all been consolidated, and a consolidated amended complaint has been filed. The amended complaint charges false and misleading disclosures concerning “round trip” energy trades and the existence of provisions in our credit agreements with lenders for cross-defaults in the event of a default by NRG; it adds as additional defendants Gary R. Johnson, General Counsel, Richard C. Kelly, president of Xcel Energy Enterprises, two former executive officers of NRG (David H. Peterson, Leonard A. Bluhm) and one current executive officer of NRG (William T. Pieper) and a former independent director of NRG (Luella G. Goldberg); and it adds claims of false and misleading disclosures (also regarding “round trip” trades and the cross-defaults provisions) under Section 11 of the Securities Act. On August 15, 2002, a shareholder derivative action was filed in the same court as the class actions described above purportedly on our behalf, against our directors and certain present and former officers, citing essentially the same circumstances as the class actions and asserting breach of fiduciary duty. Subsequently, two additional derivative actions were filed in the state trial court for Hennepin County, Minnesota, against essentially the same defendants, focusing on alleged wrongful energy trading activities and asserting breach of fiduciary duty for failure to establish and maintain adequate accounting controls, abuse of control and gross mismanagement. In addition, complaints have been filed against us, certain of our present and former officers and directors and the members of our board of directors in the United States District Court for the District of Colorado under the Employee Retirement Income Security Act by participants in our 401(k) and ESOP plan, alleging breach of fiduciary duty in allowing or encouraging purchase, contribution and/or retention of our common stock in the plans, and misleading statements and omissions in that regard, and purporting to represent classes from as early as September 23, 1999 forward. If any one or combination of these cases results in a substantial monetary judgment against us or is settled on unfavorable terms, our profitability and liquidity could be materially adversely affected.

Defaults at additional NRG projects could cause us to recognize significant additional losses and write-downs.

      Substantially all of NRG’s operations are conducted by project subsidiaries and project affiliates. NRG’s cash flow and ability to service corporate-level indebtedness when due are dependent upon receipt of cash dividends and distributions or other transfers from NRG’s subsidiaries and project affiliates. The debt agreements of NRG’s subsidiaries and project affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to NRG. As of December 31, 2002, certain of NRG’s subsidiaries and project affiliates are restricted from making cash payments to NRG: among others, Loy Yang, Killingholme, Energy Center Kladno, LSP Energy (Batesville), NRG South Central and NRG Northeast Generating do not currently meet the minimum debt service coverage ratios required for these projects to make payments to NRG. Crockett Cogeneration is also limited in its ability to make distributions to NRG and its other partners.

      Many of the debt agreements of NRG’s subsidiaries and project affiliates require the funding of debt service reserve accounts. Prior to the NRG downgrades, certain debt service reserve account funding requirements were satisfied by provision of a guarantee from NRG. Following the downgrade of NRG, those guarantees no longer qualified as acceptable credit support and the accounts were required to be funded with cash by NRG. The accounts were not funded with cash from NRG, and, after allowing for applicable cure periods, events of default were triggered under such project financings that allow the lenders to accelerate the project debt. NRG South Central Generating, NRG McClain, NRG MidAtlantic, Flinders, NRG Northeast Generating and Enfield are precluded from making payments to NRG due to unfunded debt service reserve accounts. During January 2003, ownership of the Killingholme and Brazos Valley projects was transferred to their lenders and NRG no longer has an interest in those projects.

      Additional asset impairments may be recorded by NRG in periods subsequent to September 30, 2002, given the changing business conditions for NRG and the resolution of its pending restructuring plan. We are unable at this time to determine the possible magnitude of any additional NRG asset impairments, but they could be material.

      For additional information regarding our ownership of NRG and its potential implications on us, see Notes 6 and 7 to our interim consolidated financial statements.

Risks related to our Liquidity and Access to the Capital Markets

Our credit ratings have been recently lowered and could be further lowered in the future. If this were to occur, our access to capital would be negatively affected and the value of the notes could decline.

      Our credit ratings and access to the capital markets have been significantly and negatively affected recently, and may be further affected in the future. As of December 31, 2002, our senior unsecured debt was rated BBB-by Standard & Poor’s, Baa3 (negative outlook) by Moody’s and BB+, with “negative outlook,” by Fitch. As a result, our ability to access needed capital and bank credit has been limited, and our cost of capital has increased materially. Any further downgrade of our debt securities would increase our cost of capital and impair our access to the capital markets. This could adversely affect our financial condition and results of operations.

      On June 24, 2002, Standard & Poor’s lowered the short-term rating on our commercial paper to “A-3” from “A-2” and on July 30, 2002, Fitch withdrew our commercial paper rating. Our commercial paper is currently not rated by Moody’s. Consequently, we do not currently have access to the commercial paper market and refinanced our outstanding commercial paper as it matured with borrowings under our credit facilities. As of September 30, 2002, and after giving effect to the repayment of the $400 million credit facility at maturity on November 8, 2002, we had no commercial paper outstanding and had borrowings of approximately $400 million under our five-year credit facility, which matures in November 2005.

      Our cost of new borrowings to replace our commercial paper is greater than the historical cost of our commercial paper. As a result of our loss of access to the commercial paper market and the current lack of additional capacity under our credit facility, we are more dependent upon accessing the capital markets. Access to the capital markets on favorable terms will be affected by our credit ratings (and the ratings of our affiliated companies) and prevailing conditions in the capital markets.

      We cannot assure you that any of our current ratings or those of our affiliates, including NRG, will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency. In particular, under the current rating methodology used by Standard & Poor’s, our ratings could be changed to reflect a change in credit ratings of any of our affiliates, including NRG. Further adverse developments related to NRG’s liquidity and its debt and other obligations described above, and the actions we take to address that situation, could have an adverse effect on our credit ratings and therefore our liquidity. Any lowering of the rating of the notes offered hereby would likely reduce the value of the notes.

      We have provided various guarantees and bond indemnities supporting certain of our subsidiaries by guaranteeing the payment or performance by such subsidiaries of specified agreements or transactions. Our exposure under the guarantees is based upon the net liability of the relevant subsidiary under the specified agreements or transactions. The majority of our guarantees limit our exposure to a maximum amount that is stated in the guarantees. As of September 30, 2002, we had guarantees outstanding with a maximum stated amount of approximately $864 million and actual current aggregate exposure of approximately $323 million, which amount may vary over time.

      On November 21, 2002 Moody’s rated the notes “Baa3” (negative outlook). If either Standard & Poor’s or Moody’s were subsequently to downgrade our credit rating below investment grade, we may be required to provide credit enhancement in the form of cash collateral, letters of credit or other security to satisfy part or potentially all of these exposures.

      Any such downgrading of our ratings would increase our cost of capital, impair our access to the capital markets and adversely affect our liquidity position.

Our reduced access to sources of liquidity may increase our cost of capital and our dependence on capital markets.

      Historically, we have relied on bank lines of credit, the commercial paper market and dividends from our regulated utility subsidiaries to meet our cash requirements, including dividend payments to our shareholders, and the short-term liquidity requirements of our business. Given the recent events at NRG discussed above and the recent downgrades in our short-term ratings, we do not have access to the commercial paper market.

      In addition, our $400 million revolving credit facility expired in November 2002, and we were not able to renew this facility on favorable terms. Consequently, we repaid the facility from funds from a new financing and from available cash. Our inability to obtain bank financing on favorable terms will limit our ability to contribute equity or make loans to our subsidiaries, including our regulated utilities, and may cause us to seek alternative sources of funds to meet temporary cash needs.

      Furthermore, until the issues related to NRG are resolved, our access to the capital markets is likely to be constrained. Access to the capital markets and our cost of capital will be affected by our credit ratings (and the ratings of our affiliated companies) and prevailing conditions in the capital markets. If we are unable to access the capital markets on favorable terms, our ability to fund our operations and required capital expenditures and other investments may be adversely affected.

      Our utility subsidiaries also rely on accessing the capital markets to support their capital expenditure programs and other capital requirements to maintain and build their utility infrastructure and comply with future requirements such as installing emission-control equipment. The ability of our utility subsidiaries to access the capital markets also has been negatively impacted by events at NRG.

We must rely on cash from our subsidiaries to make debt payments.

      We are a holding company and thus our investments in our subsidiaries are our primary assets. Substantially all of our operations are conducted by our subsidiaries. Consequently, our operating cash flow and our ability to service our indebtedness, including the notes, depends upon the operating cash flow of our subsidiaries and the payment of funds by them to us in the form of dividends. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due pursuant to the notes or to make any funds available for that purpose, whether by dividends or otherwise. In addition, each subsidiary’s ability to pay dividends to us depends on any statutory and/or contractual restrictions that may be applicable to such subsidiary, which may include requirements to maintain minimum levels of working capital and other assets.

      As discussed above, our utility subsidiaries are regulated by various state utility commissions which generally possess broad powers to ensure that the needs of the utility customers are being met. To the extent that the state commissions attempt to impose restrictions on the ability of our utility subsidiaries to pay dividends to us, it could adversely affect our ability to make payments on the notes or otherwise meet our financial obligations.

We are subject to regulatory restrictions on accessing capital.

      We are a public utility holding company registered with the SEC under PUHCA. PUHCA contains limitations on the ability of registered holding companies and certain of their subsidiaries to issue securities. Such registered holding companies and subsidiaries may not issue securities unless authorized by an exemptive rule or order of the SEC.

      Because the exemptions available to us are limited, we sought and received authority from the SEC under PUHCA for various financing arrangements. One of the conditions of our original financing order was that our ratio of common equity to total capitalization, on a consolidated basis, be at least 30 percent. During the quarter ended September 30, 2002, we were required to record significant asset impairment losses from sales or divestitures of NRG assets and businesses, from NRG’s cancelling or deferring the funding of certain projects under construction, and from NRG’s deciding not to contribute additional funds to certain projects already operating. As a result, our common equity ratio fell below 30 percent.

      In anticipation of falling below the 30 percent level, we obtained authorization from the SEC under PUHCA to engage in certain financing transactions and intrasystem loans through March 31, 2003, so long as our ratio of common equity to total capitalization, on an as adjusted basis, is at least 24 percent. As of September 30, 2002, our common equity ratio, as adjusted, was at least 24 percent. Financings authorized by the SEC included the issuance of debt (including convertible debt) to refinance or replace a $400 million credit facility that expired on November 8, 2002, issuance of $483 million of stock (less amounts of long-term debt issued as part of the refinancing of the $400 million credit facility) and the renewal of guarantees for trading obligations of NRG’s power marketing subsidiary. The SEC reserved jurisdiction over additional securities issuances by us through June 30, 2003, while our common equity ratio is below 30 percent. After June 30, 2003, our common equity ratio must be at least 30 percent in order to engage in financing transactions without additional approval of the SEC.

      On December 20, 2002, we filed a revised request with the SEC seeking additional financing authorization to conduct our business as proposed during 2003. We are seeking an increase of $500 million in the amount of long-term debt and common equity we are authorized to issue. In addition, we proposed that our common equity, as reflected on our most recent Form 10-K or Form 10-Q and as adjusted to reflect subsequent events that affect capitalization, will be at least 30 percent of total consolidated capitalization, provided that in any event that we do not satisfy the 30 percent common equity standard, we may issue common stock. We further asked the SEC to reserve jurisdiction over the authorization for us and our subsidiaries to engage in any other financing transactions authorized under current SEC orders and in the instant request at a time that we do not satisfy the 30 percent common equity standard. We also requested that the SEC permit us to pay dividends out of capital and unearned surplus in the event we cease to have retained earnings. The amount of dividends that we can pay is limited by PUHCA, in that we may not pay dividends out of capital or unearned surplus without approval of the SEC.

      It is possible that we may be required to recognize further losses at NRG and that our common equity ratio may fall below the 24 percent level. If that occurs and we are unable to obtain additional relief from the SEC, we may not be able to issue securities, which could have a material adverse effect on our ability to make payments on the notes and otherwise meet our capital and other needs.

      For additional information regarding our liquidity and capital resources, and the effect that the recent reductions in our credit ratings has had on our access to capital, see Note 10 to our interim consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Risks Associated with Our Business

There may be changes in the regulatory environment that impair our ability to recover costs from our customers.

      We are subject to comprehensive regulation by several federal and state utility regulatory agencies, which significantly influences our operating environment and our ability to recover our costs from utility customers. The utility commissions in the states where our utility subsidiaries operate regulate many aspects of our utility operations including siting and construction of facilities, customer service and the rates that we can charge customers.

      In light of the recent credit and liquidity events regarding NRG, we face enhanced scrutiny from our state regulators. On August 8, 2002, the MPUC asked for additional information related to the impact of NRG’s financial circumstances on NSP-Minnesota. Subsequent to that date, several newspaper articles alleged concern about the reporting of service quality data and NSP-Minnesota’s overall maintenance practices. In an order dated October 22, 2002, the MPUC opened an investigation into the accuracy of NSP-Minnesota’s reliability records and to allow for further review of its maintenance and other service quality measures. The Minnesota Department of Commerce and Office of Attorney General have begun an investigation of these issues. There is no scheduled date for completion of these investigations and we cannot assure you that such investigations, and any attendant remedial actions, will not materially and adversely affect the financial position and results of operations of NSP-Minnesota.

      The events relating to NRG could also negatively impact the positions taken by the Colorado Public Utilities Commission (“CPUC”) in PSCo’s pending and future rate proceedings, which could result in reduced recovery of our costs. In May 2002, PSCo filed a combined general rate case with CPUC to address increased costs for providing energy to Colorado customers. PSCo has subsequently made revisions to the filing. The net impact of the filings (as currently filed) would increase electric revenue by approximately $233 million annually. This is based on approximately $186 million for fuel and purchased power energy expense and $47 million for the remaining cost of electric service. In addition, PSCo also requested a decrease in natural gas revenue by approximately $21 million to reflect lower wholesale gas costs. PSCo also requested that its authorized rate of return on equity be set at 12 percent for electricity and 12.25 percent for natural gas. Hearings in the case are scheduled for February and March, 2003.

      As a result of the energy crisis in California and the financial troubles at a number of energy companies, including the financial challenges of NRG, the regulatory environments in which we operate have received an increased amount of public attention. The profitability of our utility operations is dependent on our ability to recover costs related to providing energy and utility services to our customers. It is possible that there could be changes in the regulatory environment that would impair our ability to recover costs historically absorbed by our customers. State utility commissions generally possess broad powers to ensure that the needs of the utility customers are being met. We may be asked to ensure that our ratepayers are not harmed as a result of the credit and liquidity events at NRG. The state utility commissions also may seek to impose restrictions on the ability of our utility subsidiaries to pay dividends to us. If successful, this could materially and adversely affect our ability to meet our financial obligations, including making payments on the notes.

      As discussed above, our system also is subject to the jurisdiction of the SEC under PUHCA, which imposes a number of restrictions on the operations of registered holding company systems. These restrictions include, subject to certain exceptions, a requirement that the SEC approve securities issuances, payments of dividends out of capital or unearned surplus, sales and acquisitions of utility assets or of securities of utility companies and acquisitions of other businesses. PUHCA also generally limits the operations of a registered holding company like us to a single integrated public utility system, plus additional energy-related businesses. PUHCA rules require that transactions between affiliated companies in a registered holding company system be performed at cost, with limited exceptions.

      The Federal Energy Regulatory Commission has jurisdiction over wholesale rates for electric transmission service and electric energy sold in interstate commerce, hydro facility licensing and certain other activities of our utility subsidiaries. Federal, state and local agencies also have jurisdiction over many of our other activities.

      We are unable to predict the impact on our operating results from the future regulatory activities of any of these agencies. Changes in regulations or the imposition of additional regulations could have an adverse impact on our results of operations.

We are subject to commodity price risk, credit risk and other risks associated with energy markets.

      We are exposed to market and credit risks in our generation, retail distribution and energy trading operations. To minimize the risk of market price and volume fluctuations, we enter into financial derivative instrument contracts to hedge purchase and sale commitments, fuel requirements and inventories of natural gas, distillate fuel oil, electricity and coal, and emission allowances. However, financial derivative instrument contracts do not eliminate the risk. Specifically, such risks include commodity price changes, market supply shortages, credit risk and interest rate changes. The impact of these variables could result in our inability to fulfill contractual obligations, significantly higher energy or fuel costs relative to corresponding sales contracts or increased interest expense.

      Credit risk includes the risk that counterparties that owe us money or energy will breach their obligations. If the counterparties to these arrangements fail to perform, we may be forced to enter into alternative arrangements. In that event, our financial results could be adversely affected and we could incur losses.

      We mark our energy trading portfolio to estimated fair market value on a daily basis (mark-to-market accounting), which causes earnings variability. Market prices are utilized in determining the value of electric energy, natural gas and related derivative commodity instruments. For longer-term positions, which are limited to a maximum of eighteen months, and certain short-term positions for which market prices are not available, models based on forward price curves are utilized. These models incorporate estimates and assumptions as to a variety of factors such as pricing relationships between various energy commodities and geographic locations. Actual experience can vary significantly from these estimates and assumptions.

We may be subject to enhanced scrutiny and potential liabilities as a result of our trading operations.

      On May 8, 2002, in response to disclosure by Enron Corporation of certain trading strategies used in 2000 and 2001 that may have violated market rules, the FERC ordered all sellers of wholesale electricity and/or ancillary services to the California Independent System Operator or Power Exchange, including us, to respond to data requests, including requests about the use of certain trading strategies. On May 22, 2002, we reported to the FERC that we had not engaged directly in the trading strategies identified in the May 8th inquiry. On May 21, 2002, the FERC supplemented the May 8th request by ordering all sellers of wholesale electricity and/or ancillary services in the United States portion of the Western Systems Coordinating Council during 2000 and 2001 to report whether they had engaged in activities referred to as “wash,” “round trip” or “sell/buyback” trading. On May 31, 2002, we reported that we had not engaged in so-called round trip electricity trading identified in the May 21st inquiry.

      On May 13, 2002, independently and not in direct response to any regulatory inquiry, we reported that PSCo had engaged in transactions in 1999 and 2000 with the trading arm of Reliant Resources, Inc. in which it bought power from Reliant and simultaneously sold the same quantity back to Reliant. We have received subpoenas from the Commodities Futures Trading Commission for disclosure related to these “round trip trades” and other trading in electricity and natural gas for the period from January 1, 1999 to the present involving us or any of our subsidiaries.

      We also have received a subpoena from the SEC for documents concerning “round trip trades” in electricity and natural gas with Reliant Resources, Inc. for the period from January 1, 1999 to the present. The SEC subpoena is issued pursuant to a formal order of private investigation that does not name us. Based upon accounts in the public press, we believe that similar subpoenas in the same investigation have been served on other industry participants. We are cooperating with the regulators and taking steps to assure satisfactory compliance with the subpoenas.

      If it is determined that we acted improperly in connection with these trading activities, we could be subject to a range of potential sanctions, including civil penalties and loss of market-based trading authority.

      In addition, a number of actions have been filed in state and federal courts relating to power sales in California and other Western markets from May 2000 through June 2001. Xcel Energy and PSCo have been named in the California litigation and it is possible that we could be brought into the additional litigation, or named in future proceedings. There are also actions pending at FERC regarding these and similar issues. We cannot assure you that we will not have to pay refunds or other damages as a result of these proceedings. Any such refunds or damages could have an adverse effect on our financial results.

We are subject to environmental laws and regulations which could be difficult and costly to comply with.

      We are subject to a number of environmental laws and regulations affecting many aspects of our past, present and future operations, including air emissions, water quality, wastewater discharges, and the management of wastes and hazardous substances. These laws and regulations generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals. Environmental laws and regulations can also require us to perform environmental remediations, including remediations of properties formerly used to manufacture gas, and to install pollution control equipment at our facilities. Both public officials and private individuals may seek to enforce the applicable environmental laws and regulations against us. We cannot assure you that existing environmental laws or regulations will not be revised or that new laws or regulations seeking to protect the environment will not be adopted or become applicable to us or that we will not identify in the future conditions that will result in obligations or liabilities under existing environmental laws and regulations. Revised or additional laws or regulations which result in increased compliance costs or additional operating restrictions, or currently unanticipated costs or restrictions under existing laws or regulations, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our results of operations.

We received a Notice of Violation from the United States Environmental Protection Agency alleging violations of the New Source Review requirements of the Clean Air Act at two of our stations in Colorado and we continue to respond to information requests related to several of our plants in Minnesota. The ultimate financial impact to us is uncertain at this time.

      On July 1, 2002, we received a Notice of Violation (“NOV”) from the United States Environmental Protection Agency (“EPA”) alleging violations of the New Source Review (“NSR”) requirements of the Clean Air Act at PSCo’s Comanche and Pawnee Stations in Colorado. The NOV specifically alleges that various maintenance, repair and replacement projects undertaken at the plants in the mid- to late-1990s were non-routine “major modifications” and should have required a permit under the NSR process. Although we believe we acted in full compliance with the Clean Air Act and NSR process, we cannot assure you that we will not be required to install additional emission control equipment at the facilities, which would require substantial capital expenditures, and pay civil penalties. Civil penalties are limited to not more than $25,000 to $27,500 per day for each violation, commencing from the date the violation began. The ultimate financial impact to us is not determinable at this time.

      The EPA also issued requests for information pursuant to the Clean Air Act to our subsidiary NSP-Minnesota. In 2001, NSP-Minnesota responded to EPA’s initial information requests related to its plants in Minnesota. On May 22, 2002, EPA issued a follow-up information request to NSP-Minnesota seeking additional information regarding NSR compliance at its plants in Minnesota. NSP-Minnesota has responded to the follow-up request.

Our subsidiary, PSCo, has received a notice from the Internal Revenue Service (the “IRS”) proposing to disallow certain interest expense deductions that PSCo claimed in 1993 through 1997. Should the IRS ultimately prevail on this issue, our liquidity position and financial results could be materially adversely affected.

      The IRS issued a Notice of Proposed Adjustment to PSCo proposing to disallow interest expense deductions PSCo had taken in tax years 1993 through 1997 in connection with corporate-owned life insurance (“COLI”) policy loans of PSR Investments, Inc. (“PSRI”), a wholly owned subsidiary of PSCo. In late 2001, PSCo received a technical advice memorandum from the IRS National Office that communicated a position adverse to PSRI. Consequently, we expect the IRS to continue disallowing the interest deductions and seeking to impose an interest charge on the resulting underpayment of taxes.

      After consultation with tax counsel, we believe that the IRS position is not supported by the tax law. Based on this assessment, PSCo continues to believe that the deduction of interest expense on the COLI policy loans is in full compliance with the tax law. For this reason and following consultation with our auditors, we have determined not to record any provision or reserve for income taxes or interest charges in connection with this matter. In addition, PSCo has continued to claim deductions for interest expense related to COLI policy loans on its income tax returns for taxable years after 1997, and intends to continue to challenge the IRS’s proposed disallowance.

      The total potential disallowance of interest expense deductions for the period of 1993 through 2002 is approximately $492 million. Should the IRS ultimately prevail on this issue, the aggregate additional Federal and state taxes and interest (not including penalties or interest on penalties) that would be payable to the IRS and state tax agencies in respect of the 1993-2002 period would be approximately $228 million (as determined on a before-tax basis). Because we are continuing to claim deductions for interest expense related to these COLI policy loans, the tax and interest ultimately owed by us, should the IRS and state tax agencies ultimately prevail, will continue to increase over time.

      Should the IRS ultimately prevail on the COLI loan policy issue, our liquidity position and financial results could be materially adversely affected.

Increased competition resulting from restructuring efforts could have a significant financial impact on us and our utility subsidiaries and consequently decrease our revenue.

      Retail competition and the unbundling of regulated energy and gas service could have a significant financial impact on us and our subsidiaries due to an impairment of assets, a loss of retail customers, lower profit margins and/or increased costs of capital. The restructuring may have a significant impact on our financial position, results of operations and cash flows. We cannot predict when we will be subject to changes in legislation or regulation, nor can we predict the impact of these changes on our financial position, results of operations or cash flows. We believe that the prices our utility subsidiaries charge for electricity and gas and the quality and reliability of their service currently place them in a position to compete effectively in the energy market.

      For additional information regarding the regulatory environment in which we operate and certain other matters regarding our business discussed above, see Notes 8, 9, 11, 13 and 14 to our interim consolidated financial statements.

Risks Related to the Notes

The notes are effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries.

      As a stockholder, rather than a creditor of our subsidiaries, our right and the rights of our creditors to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of that subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the notes are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries.

      As of September 30, 2002, our subsidiaries, other than NRG, had outstanding indebtedness and liabilities (including trade payables) of approximately $9.8 billion. Some of these liabilities are secured by the assets of these subsidiaries. We and our subsidiaries may incur additional debt. The indenture governing the notes does not contain any restriction on us or our subsidiaries incurring additional debt.

An active trading market for the notes may not develop.

      There is no existing trading market for the notes. We do not plan to apply for listing of any notes sold pursuant to this prospectus on any securities exchange or for inclusion of such notes in any automated quotation system. If the notes are traded after their initial issuance, they may trade at a discount, depending on the prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors. We do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the price at which you may be able to sell the notes, if at all, may be less than the price you pay for them.

Certain provisions of law, as well as provisions in our bylaws and shareholder rights plan, may make it more difficult for others to obtain control of us, even though some shareholders might consider this favorable.

      We are a Minnesota corporation and certain anti-takeover provisions of Minnesota law apply to us and create various impediments to the acquisition of control of us or to the consummation of certain business combinations with us. In addition, our bylaws and shareholder rights plan contain provisions which may make it more difficult to remove incumbent directors or effect certain business combinations with us without the approval of our board of directors. See “Description of Capital Stock.” Finally, certain federal and state utility regulatory statutes may also make it difficult for another party to acquire a controlling interest in us. These provisions of law and of our corporate documents, individually or in the aggregate, could discourage a future takeover attempt which individual shareholders might deem to be in their best interests or in which shareholders would receive a premium for their shares over current prices.

We may issue additional shares of our common stock that could dilute the value of our common stock issuable upon conversion of the notes.

      We may be required to issue additional shares of our common stock that may dilute the value of our common stock and may adversely affect the market price our common stock.

      On March 13, 2001, NRG completed the sale of 11.5 million equity units, consisting of a corporate unit comprising a $25 principal amount of NRG’s senior debentures and an obligation to acquire shares of NRG common stock no later than May 18, 2004. Initially the equity units were convertible by the holder into NRG common stock. Following the exchange offer and subsequent short form merger pursuant to which we acquired the outstanding publicly-held stock of NRG on June 3, 2002, the equity units may be converted by the holder into our common stock. The maximum number of shares to be issued by us upon conversion of the equity units is 5,323,925 (subject to adjustment for specified events arising from stock splits and combinations, stock dividends and other actions that modify our capital structure).

      We and some of our subsidiaries have incentive compensation plans under which stock options and other performance incentives are awarded to key employees. As of December 31, 2002, stock options for 16,981,207 shares of common stock were outstanding, of which options for 8,992,632 shares of common stock were exercisable. The exercise price for the options ranges from $11.50 to $63.60. In addition, certain employees also may be awarded restricted stock under our incentive plans. We hold restricted stock until restrictions lapse, generally ratably over a three year period. We granted 50,083 restricted shares in 2002, 21,774 restricted shares in 2001, 58,690 restricted shares in 2000 and 52,688 restricted shares in 1999.

Fluctuations in the market price of our common stock could adversely affect the trading price of the notes.

      The market price of our common stock has fluctuated recently. In addition, the stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock may continue to fluctuate in the future. Negative fluctuations in the market price of our common stock could adversely impact the trading price of the notes.

Deloitte & Touche and PricewaterhouseCoopers did not consent to the inclusion of their reports in this prospectus.

      Our consolidated financial statements for the fiscal years ended December 31, 1999, 2000 and 2001 were initially audited by Arthur Andersen LLP, our former independent auditors. Following dismissal of Arthur Andersen as our independent auditors on March 27, 2002, our audited consolidated financial statements for the fiscal years ended December 31, 2000 and 2001, which are included in this prospectus, were reaudited by our new independent auditors, Deloitte & Touche LLP. Our financial statements for the fiscal year ended December 31, 1999 were not reaudited at that time. As a consequence of a change in the presentation of electric and gas trading revenues and costs and the impact of discontinued operations for certain subsidiaries of NRG in 2002, our 1999 financials are subject to restatement. The restated 1999 financial statements have not been reaudited. As a consequence thereof, Deloitte & Touche and PricewaterhouseCoopers LLP (the independent auditors of NRG) have declined to consent to the inclusion in this prospectus of their reports on our (and NRG’s) audited financial statements for the fiscal years ended December 31, 2000 and 2001. Because Deloitte & Touche and PricewaterhouseCoopers have not consented to the inclusion of their reports in this prospectus, you may not recover against either one of them under Section 11 of the Securities Act for untrue statements of material fact contained in the financial statements audited by them or any omissions to state a material fact required to be stated in those financial statements. Prior to the date on which this prospectus becomes effective and before any sales of notes or shares of common stock issued upon conversion of notes are made by any selling shareholder hereunder, we expect to file an amendment to the registration statement of which this prospectus is a part that will include consolidated audited financial statements for the fiscal years ended December 31, 2000, 2001 and 2002. We expect that the amendment will include consents from Deloitte & Touche and PricewaterhouseCoopers to the inclusion in the prospectus of their reports on these audited consolidated financial statements.

RATIO OF EARNINGS TO FIXED CHARGES

	Nine months
	ended
	September 30,		Year ended December 31,

	2002(1)	2001	2001	2000	1999	1998	1997

	(unaudited)
Ratio of Earnings to Fixed Charges	(2.2)	2.8	2.1	1.9	2.4	3.0	2.6

(1)	Earnings as defined in the ratio for the nine months ended September 30, 2002 were reduced by NRG asset impairment charges and disposal losses of $3.0 billion. Excluding these items, the ratio for such period would have been 1.8.

      For purposes of computing the ratio of earnings to fixed charges:

•	earnings consist of net income plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits and less undistributed equity in earnings of unconsolidated investees, and

•	fixed charges consist of interest on long-term debt, other interest charges, distributions on redeemable preferred securities of subsidiary trusts and amortization of debt discount, premium and expense.

PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY

      Our common stock is currently listed on the New York Stock Exchange under the symbol “XEL.” The following table sets forth the intra-day high and low prices for transactions involving our common stock for each calendar quarter, as reported on the New York Stock Exchange Composite Tape, and related dividends paid per common share during such periods.

	High	Low	Dividend

2003:
First Quarter (through February 10, 2003)	$12.60	$10.76	N/A
2002:
Fourth Quarter	$11.60	$7.40	$0.1875
Third Quarter	$17.20	$5.12	$0.1875
Second Quarter	$26.49	$13.91	$0.3750
First Quarter	$28.49	$22.26	$0.3750
2001:
Fourth Quarter	$29.77	$25.30	$0.3750
Third Quarter	$29.51	$25.00	$0.3750
Second Quarter	$31.85	$27.39	$0.3750
First Quarter	$30.35	$24.19	$0.3750
2000:
Fourth Quarter	$30.00	$24.63	$0.3750
Third Quarter	$27.56	$20.13	$0.3750
Second Quarter	$23.81	$19.50	$0.3675
First Quarter	$20.56	$16.13	$0.3625

      On February 10, 2003 the last reported sale price of our common stock on the New York Stock Exchange was $11.21 per share. As of December 31, 2002, there were approximately 128,000 holders of our common stock.

      Historically, we have paid quarterly dividends to our shareholders. For each quarter in 2001 and for the first two quarters of 2002, we paid dividends to our shareholders of $0.375 per share. In the third and fourth quarters of 2002 we paid dividends of $0.1875 per share. In making such decision, the board of directors considered several factors, including the goal of funding customer growth in our core business through internal cash flow and reducing our reliance on debt and equity financings. The board of directors also compared our dividend to its utility earnings and to the dividend payout of comparable utilities. Dividends on our common stock are paid as declared by our board of directors. Under PUHCA, unless there is an order from the SEC, a holding company or any subsidiary may only declare and pay dividends out of retained earnings. Retained earnings were $115 million at December 31, 2002 based on preliminary results. We requested authorization from the SEC to pay dividends out of paid-in capital up to $260 million until September 30, 2003.

      Our Articles of Incorporation place restrictions on the amount of common stock dividends we can pay when preferred stock is outstanding. Although, we have preferred stock outstanding, the restrictions do not place any effective limit on our ability to pay dividends.

      Historical stock price information for periods prior to August 19, 2000 is information for the common stock of Northern States Power Company (which was listed on the New York Stock Exchange under the symbol “NSP”), the predecessor of Xcel Energy. Xcel Energy was formed on August 18, 2000 by the merger of Northern States Power Company with New Century Energies, Inc.

      We and some of our subsidiaries have equity compensation plans under which stock options are awarded to key employees. All of the equity compensation plans were approved by our shareholders. As of December 31, 2002, the following options were outstanding:

			Securities
	Securities	Weighted-	remaining available
	to be issued upon	average	for future issuance
	exercise of	exercise price of	under equity
	outstanding	outstanding	compensation
	options	options	plans

PSCo Omnibus Incentive Plan	299,351	$21.82	—
Xcel Energy Inc. Omnibus Incentive Plan	821,434	26.56	6,347,200
NRG Long Term Incentive Compensation Plan	1,125,276	29.61	1,641,275
NCE Omnibus Incentive Plan	3,235,039	26.36	—
NSP Executive Long-Term Incentive Award Stock Plan	3,511,532	23.44	—

CAPITALIZATION

      The following table sets forth our consolidated capitalization as of September 30, 2002, (1) on an actual basis and (2) as adjusted for the initial offering of the notes and the application of the net proceeds thereof. You should read the information in this table together with the detailed information and financial statements appearing in this prospectus and with “Selected Consolidated Financial Data” included elsewhere in this prospectus.

			As of September 30, 2002
	As of September 30, 2002(1)		(As adjusted)(2)

	(Thousands of	% of	(Thousands of	% of
	Dollars)	Capitalization	Dollars)	Capitalization

Short-term debt, including current maturities	$9,526,054	42.7%	$9,126,054	41.3%
Minority interest	38,837	0.2%	38,837	0.2%
Long-term debt	6,889,364	30.9%	7,112,599	32.1%
Mandatorily redeemable preferred securities of subsidiary trusts	494,000	2.2%	494,000	2.2%
Preferred stockholders’ equity	105,320	0.5%	105,320	0.5%
Common stockholders’ equity	5,247,506	23.5%	5,244,904	23.7%

Total capitalization (including short-term debt and minority interest)	$22,301,081	100.0%	$22,121,714	100.0%

(1)	Actual capitalization amounts are as reported in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, which includes reclassification of discontinued operations of NRG in 2002. The components of such discontinued operations are segregated on the balance sheet, outside of apparent capitalization components. As a result, $227.7 million of short-term debt is reported as current liabilities held for sale; and $25.1 million of minority interest and $203.1 million of long-term debt are reported in the Form 10-Q as noncurrent liabilities held for sale.

(2)	As adjusted to give effect to (i) the sale of the Prior Notes and (ii) the initial sale of the notes offered pursuant to this prospectus (not including $30,000,000 pursuant to the overallotment option exercised by the initial purchasers in full) and the use of a portion of the proceeds thereof to redeem the Prior Notes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with “Summary Consolidated Financial Data,” “Selected Consolidated Financial Data‘ and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See “Information Regarding Forward-Looking Statements.” The actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors including, but not limited to, those set forth under “Information Regarding Forward Looking Statements” and “Risk Factors” in this prospectus.

Overview

      On August 18, 2000, NCE and NSP merged (the “Merger”) and formed Xcel Energy Inc., a Minnesota corporation. We are a registered holding company under PUHCA. As part of the merger, NSP transferred its existing utility operations that were being conducted directly by NSP at the parent company level to a newly formed subsidiary of ours named Northern States Power Company. Each share of NCE common stock was exchanged for 1.55 shares of Xcel Energy common stock. NSP shares became Xcel Energy shares on a one-for-one basis. As a stock-for-stock exchange for shareholders of both companies, the merger was accounted for as a pooling-of-interests and accordingly, amounts reported for periods prior to the Merger have been restated for comparability with post-merger results.

      We directly own six utility subsidiaries that serve electric and natural gas customers in 12 states. These six utility subsidiaries are NSP-Minnesota, NSP-Wisconsin, PSCo, SPS, BMG, and Cheyenne. Their service territories include portions of Arizona, Colorado, Kansas, Michigan, Minnesota, New Mexico, North Dakota, Oklahoma, South Dakota, Texas, Wisconsin and Wyoming. Our regulated businesses also include Viking, which we sold on January 17, 2003, and WGI, both interstate natural gas pipeline companies.

      We also own or have an interest in a number of nonregulated businesses, the largest of which is NRG. As a result of the exchange of shares of Xcel Energy for publicly held shares of NRG, which was completed in June 2002, NRG is now an indirect wholly-owned subsidiary of ours. NRG is a global energy company, primarily engaged in the ownership and operation of power generation facilities and the sale of energy, capacity and related products. As discussed more fully in the Notes to consolidated financial statements and “— Liquidity”, NRG has recently experienced severe financial difficulties, resulting primarily from declining credit ratings and lower prices for power. These financial difficulties have caused NRG to, among other things, miss several scheduled payments of interest and principal on its bonds and incur an approximately $3 billion asset impairment and loss on disposal charge. The asset impairment charge relates to write-offs for anticipated losses on sales of several projects as well as anticipated losses for projects for which NRG has stopped funding. In addition, as a result of being downgraded, NRG is required to post collateral of approximately $1 billion. Furthermore, on November 6, 2002, lenders to NRG accelerated approximately $1.1 billion of NRG’s debt under the construction revolver financing facility, rendering the debt immediately due and payable. Based on discussions with the construction revolver lenders, it is NRG’s understanding that the administrative agent, Credit Suisse First Boston, issued the acceleration notice to preserve certain rights under the construction revolver financing agreements. NRG believes that the administrative agent intends to forbear in the immediate exercise of any rights and remedies against NRG. NRG continues to work with its lenders and bondholders on a comprehensive restructuring plan. NRG does not contemplate making any principal or interest payments on its corporate-level debt pending the restructuring of its obligations. Consequently, NRG is, and expects to continue to be, in default under various debt instruments. By reason of these various defaults, the lenders are able to seek to enforce their remedies, if they so choose, and that would likely lead to a bankruptcy filing by NRG.

      NRG prepared and submitted to its, and a number of its subsidiaries’ various lenders, bondholders and other creditor groups (collectively, “NRG’s Creditors”) a restructuring plan on November 4, 2002. The restructuring plan is expected to serve as a basis for negotiations with NRG’s Creditors in a financially-restructured NRG and, among other things, proposes (i) holders of secured (project-level) debt would either

(a) have their debt reinstated with agreed modifications or (b) receive the collateral securing such debt and a claim or claims to the extent such debt is under-secured; (ii) holders of unsecured debt, holders of secured recourse claims against NRG, and holders of other general unsecured claims against NRG would receive a pro rata share of (a) an aggregate of $500 million of junior secured debt of reorganized NRG and (b) 95% of the common equity of reorganized NRG; and (iii) holders of project-level general unsecured claims that are non-recourse to NRG would receive a pro rata share of the remaining 5% of the common equity of reorganized NRG.

      The restructuring plan also includes a proposal addressing our continuing role and degree of ownership in NRG and obligations to NRG. Based on the advice of our financial advisor that NRG may be deemed insolvent and in return for a release of any and all claims against us, the plan proposes that, upon consummation of the restructuring, we would pay $300 million to NRG. The plan separately proposes that we surrender our equity ownership of NRG. The plan does not contemplate any sharing by us with NRG’s Creditors of any benefits we might receive in connection with the tax matters described below. We are unable to predict whether NRG will be able to implement any such restructuring plan, or whether, in the interim, NRG’s lenders and bondholders will continue to forbear from exercising any or all of the remedies available to them, including acceleration of NRG’s indebtedness, commencement of an involuntary proceeding in bankruptcy and, in the case of certain lenders, realization on the collateral for their indebtedness. In mid-December 2002, the NRG bank steering committee submitted a counter-proposal and in January 2003, the bondholder creditor committee issued its counter-proposal to the NRG restructuring plan. The counter-proposals would require substantial additional payments by us.

      A new NRG restructuring proposal was presented to NRG’s creditors in late January, 2003. While we currently anticipate that any financial impact of the proposal would affect only 2003 results, there can be no assurance that the restructuring proposal ultimately agreed to will not also impact our final earnings in 2002.

      On November 22, 2002, five former NRG executives filed an involuntary Chapter 11 petition against NRG. Under provisions of federal law, NRG has full authority to continue to operate its business as if the involuntary petition had not been filed unless and until a court hearing on the validity of the involuntary petition is resolved adversely to NRG. NRG has responded to the involuntary petition, contesting the petitioners’ claims and filing a motion seeking to have the case dismissed. The court has set April 29, 2003, as the evidentiary hearing date to consider the motion to dismiss filed by NRG.

      In addition to NRG, our nonregulated subsidiaries include:

•	UE, which is involved in engineering, construction and design;

•	Seren, which is involved in broadband telecommunications services;

•	e prime, which is involved in natural gas marketing and trading;

•	Planergy, which is involved in enterprise energy management solutions;

•	Eloigne, which is involved in investments in rental housing projects that qualify for low-income housing tax credits; and

•	XEI, an international independent power producer.

Financial Review

      The following discussion and analysis by management focuses on those factors that had a material effect on our financial condition, results of operations and cash flows during the periods presented, or are expected to have a material impact in the future. It should be read in conjunction with the accompanying audited and interim consolidated financial statements and Notes included in this prospectus.

Results of Operations

      Our earnings per share for the nine months ended September 30, 2002 and 2001 and for each of the three years in the period ended December 31 were as follows:

      Contribution to earnings per share

	Nine Months
	Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999

Total regulated earnings before extraordinary items	$1.23	$1.52	$1.87	$1.26	$1.51
Total nonregulated/ holding company	(6.29)	0.32	0.31	0.28	0.19
Extraordinary items	—	—	0.03	(0.06)	—
Discontinued Operations	0.05	0.04	0.09	0.06	0.02

Total earnings per share (diluted)	$(5.01)	$1.88	$2.30	$1.54	$1.70

      For more information on significant factors that had an impact on earnings, see below.

Significant Factors that Impacted Nine Months Ended September 30, 2002 Results

      Xcel Energy issued 23 million shares of common stock in a public offering in February 2002, as well as 25.7 million in June 2002. Dilution from these issuances reduced the loss per share for the nine-month period ended September 30, 2002, by 42 cents per share. The majority of these dilution impacts are affecting NRG’s assets impairment and special charges, as discussed below.

      NRG Asset Impairments — Earnings have been reduced by NRG asset impairment charges recorded as special charges in the third quarter of 2002, which totaled $2.9 billion before tax and $2.8 billion after tax, or $7.28 per share for the nine months ended September 30, 2002. In addition, results for the nine months ended September 30, 2002 include tax benefits of $1.80 per share related to Xcel Energy investments in NRG.

      Special Charges — NRG Severance and Restructuring — In the second quarter of 2002, NRG expensed a pretax charge of $20 million, or 4 cents per share, for expected severance and related benefits. Additional severance accruals of $6 million, or 1 cent per share, were made in the third quarter of 2002. Through September 30, 2002, severance costs have been recognized for all employees who had been terminated as of that date. Similar charges are expected to be expensed in the future, as further actions are taken, but are not determinable at this time. Another $12 million, or 2 cents per share, of other NRG restructuring costs were recorded in the third quarter of 2002, including financial advisors, legal advisors and consultants.

      Special Charges — NRG Charges-NEO Project — During the second quarter of 2002, NRG expensed a pretax charge of $36 million, or 6 cents per share, related to its NEO Corporation landfill gas generation operations. The charge was related largely to asset impairments based on a revised project outlook. It also reflects the accrued impact of a dispute settlement with Fortistar, a partner with NEO in the landfill gas generation operations.

      Special Charges — Regulatory Recovery Adjustment — In late 2001, SPS, our wholly owned subsidiary, filed an application requesting recovery of costs incurred to comply with transition to retail competition legislation in Texas and New Mexico. During the first quarter of 2002, SPS entered into a settlement agreement with intervenors regarding the recovery of restructuring costs in Texas, which was approved by the state regulatory commission in May 2002. Based on the settlement agreement, SPS wrote off pretax restructuring costs of approximately $5 million, or approximately 1 cent per share.

      Special Charges — Restaffing Costs — During the fourth quarter of 2001, Xcel Energy recorded an estimated liability for expected staff consolidation costs for an estimated 500 employees in several utility operating and corporate support areas of Xcel Energy. In the first quarter of 2002, the identification of affected employees was completed and additional pretax special charges of $9 million, or approximately 1 cent per share, were expensed for the final costs of the utility-related staff consolidations. All 564 of accrued staff terminations have occurred.

Significant Factors that Impacted 2001 Results

      Conservation Incentive Recovery — Earnings were increased by 7 cents per share due to the reversal of a Minnesota Public Utilities Commission (“MPUC”) decision.

      In June 1999, the MPUC denied NSP-Minnesota recovery of 1998 incentives associated with state-mandated programs for electric energy conservation. We recorded a $35-million charge in 1999, which reduced earnings by 7 cents per share, based on this action. NSP-Minnesota appealed the MPUC decision and in December 2000, the Minnesota Court of Appeals reversed the MPUC decision. In January 2001, the MPUC appealed the lower court decision to the Minnesota Supreme Court. On February 23, 2001, the Minnesota Supreme Court declined to hear the MPUC’s appeal. During the second quarter of 2001, NSP-Minnesota filed with the MPUC a plan that carried out, among other things, the court’s decision.

      On June 28, 2001, the MPUC approved the plan and issued an order to that effect shortly thereafter. As a result, the previously recorded liabilities of approximately $41 million (including carrying charges) for potential refunds to customers were no longer required. The plan approved by the MPUC increased revenue by approximately $34 million and increased allowance for funds used during construction by approximately $7 million, increasing earnings by 7 cents per share for the second quarter of 2001.

      Based on the new MPUC policy and less uncertainty regarding conservation incentives to be approved, conservation incentives for 2001 are now being recorded on a current basis.

      Special Charges — Postemployment Benefits — Earnings were decreased by 4 cents per share due to a Colorado Supreme Court decision that resulted in a pretax write-off of $23 million of a regulatory asset related to deferred postemployment benefit costs at PSCo. For more information, see Note 2 to the audited consolidated financial statements.

      Special Charges — Restaffing Costs — During 2001, we expensed pretax special charges of $39 million, or 7 cents per share, for planned staff consolidation costs. The charges related to severance costs for utility operations resulting from restaffing plans of several operating and corporate support areas of ours. We accrued for 500 staff terminations that occurred mainly in the first quarter of 2002, across all regions of our service territory, but primarily in Minneapolis and Denver. For more information, see Note 2 to the audited consolidated financial statements.

      Extraordinary Items — Electric Utility Restructuring — During early 2001, legislation in both Texas and New Mexico was passed that delayed the planned implementation of restructuring within SPS’ service territory for at least five years. Accordingly, in the second quarter of 2001, SPS reapplied the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 71 — “Accounting for the Effects of Certain Types of Regulation” for its generation business. Based on subsequent financing and regulatory activities clarifying the expected ratemaking impacts of restructuring delays in the fourth quarter of 2001, SPS restored certain regulatory assets totaling $17.6 million as of December 31, 2001, and reported related after-tax extraordinary income of $11.8 million, or 3 cents per share. This represents a reversal of a portion of the 2000 write-offs discussed later. Regulatory assets previously written off were restored only for items currently being recovered in rates and items where future rate recovery is considered probable. For more information, see Note 12 to the audited consolidated financial statements.

Significant Factors that Impacted 2000 Results

      Special Charges — Merger Costs — During 2000, we expensed pretax special charges of $241 million, or 52 cents per share, for costs related to the Merger. Of these special charges, approximately 44 cents per share were associated with the costs of merging regulated operations and 8 cents per share were associated with merger impacts on nonregulated activities. See Note 2 to the audited consolidated financial statements for more information on these charges.

      Extraordinary Items — Electric Utility Restructuring — Our earnings for 2000 were reduced by 6 cents per share for two extraordinary items related to the expected discontinuation of regulatory accounting for SPS’ generation business. Based on expectations at that time for SPS’ restructuring, during the second quarter of 2000, SPS wrote off its generation-related regulatory assets and other deferred costs for an extraordinary charge of approximately $19.3 million before tax, or $13.7 million after tax. During the third quarter of 2000, SPS recorded an additional extraordinary charge of $8.2 million before tax, or $5.3 million after tax, related to the tender offer and defeasance of approximately $295 million of first mortgage bonds, again based on expected restructuring. For more information, see Note 12 to the audited consolidated financial statements.

Significant Factors that Impacted 1999 Results

      Conservation Incentive Recovery — Earnings for 1999 were reduced by 7 cents per share due to the disallowance of 1998 conservation incentives for NSP-Minnesota. In June 1999, the MPUC denied NSP-Minnesota recovery of 1998 lost margins, load management discounts and incentives associated with state-mandated programs for electric energy conservation. We recorded a $35-million reduction to pretax income in 1999 based on this action, primarily as a reduction of electric utility revenue. As discussed previously under “Significant Factors that Impacted 2001 Results,” this decision and the related charge were ultimately reversed.

      In addition, based on the 1999 change in the MPUC policy on conservation incentives and regulatory uncertainty, in 1999 and 2000 management did not record conservation incentives until they were approved by the MPUC the following year.

      Special Charges — During 1999, we expensed pretax special charges of $31 million, or 7 cents per share, stemming from asset impairments related to goodwill and marketable securities associated with nonregulated activities. See Note 2 to the audited consolidated financial statements for more information on these charges.

Contribution to Our Earnings Per Share of Nonregulated Subsidiaries and Holding Company

	Nine Months
	Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999

NRG*	$(7.91)	$0.50	$0.49	$0.40	$0.15
Holding company tax benefit from investment in NRG	1.80	0.00	—	—	—
Xcel Energy International, including Yorkshire Power	(0.02)	(0.03)	0.01	0.13	0.13
Eloigne Company	0.02	0.02	—	—	—
Seren Innovations	(0.04)	(0.06)	(0.08)	(0.07)	(0.03)
Planergy International	(0.01)	(0.02)	(0.04)	(0.08)	(0.06)
e prime	0.00	0.02	0.02	(0.02)	(0.01)
Financing costs and preferred dividends	(0.08)	0.09	(0.11)	(0.07)	(0.03)
Other nonregulated	0.00	0.02	0.02	(0.01)	0.02

Total nonregulated/ holding co earnings per share	$(6.24)	$0.36	$0.31	$0.28	$0.17

*	NRG’s earnings for 2001 and 2000 in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” exclude earnings of 19 cents per share and 8 cents per share, respectively, related to minority shareholder interests, and earnings of $31.9 million and $21.5 million related to discontinued operations.

      NRG — NRG’s earnings for the nine months ended September 30, 2002 decreased due primarily to lower 2002 power prices in the Northeast, Mid-Atlantic and Central regions of the United States and favorable market conditions for West Coast Power in 2001. NRG’s special charges include estimated losses on sales of certain projects, restructuring costs incurred to date and asset impairment losses, which are discussed in Note 2 to the interim consolidated financial statements, and discontinued operations and loss on disposal of equity investments (other assets held for sale), which are discussed in Note 3 to the interim consolidated financial statements.

      NRG’s earnings for 2001 increased primarily due to new acquisitions in Europe and North America, as well as a full year of operation in 2001 of acquisitions made in the fourth quarter of 2000. In addition, NRG’s earnings reflected a reduction in the overall effective tax rate and mark-to-market gains related to SFAS No. 133 — “Accounting for Derivative Instruments and Hedging Activity.” The overall reduction in tax rates was primarily due to higher energy credits, the implementation of state tax planning strategies and a higher percentage of NRG’s overall earnings derived from foreign projects in lower tax jurisdictions.

      NRG’s earnings for 2000 reflected increased electric revenues resulting from acquired generation assets. During 2000, NRG increased its megawatt ownership interest in generating facilities in operation by more than 4,000 megawatts. NRG’s earnings for 2000 also were influenced by favorable weather conditions that increased demand for electricity in the northeast and western United States, market dynamics, strong performance from existing assets and higher market prices for electricity.

      Yorkshire Power — In August 2002, we announced that we sold our 5.25-percent interest in Yorkshire Power for $33 million to CE Electric UK. Xcel Energy and American Electric Power Co. each held a 50-percent interest in Yorkshire, a UK retail electricity and gas supplier and electricity distributor, before selling 94.75 percent of Yorkshire to Innogy Holdings plc in April 2001. The sale of the 5.25-percent interest resulted in an after-tax loss of $8.3 million, or 2 cents per share, in the third quarter of 2002. The loss is included in write-downs and disposal losses from investments on the Statement of Income.

      During February 2001, we reached an agreement to sell the majority of our investment in Yorkshire Power to Innogy Holdings plc. As a result of this sales agreement, we did not record any equity earnings from Yorkshire Power after January 2001. For more information, see Note 11 to the audited consolidated financial statements.

      Seren — Operations of Seren’s broadband communications network in Minnesota and California resulted in losses for the nine months ended September 30, 2002. As of December 31, 2002, our investment in Seren was approximately $255 million. Seren projects improvement in its operating results with positive cash flow anticipated in 2005 and an earnings contribution anticipated in 2008.

      Construction of Seren’s broadband communications network resulted in losses for 2001, 2000 and 1999. Seren is constructing a combination cable television, telephone and high-speed Internet access system in two locations: St. Cloud, Minnesota, and Contra Costa County in the East Bay area of northern California.

      Planergy — Planergy’s results for the nine months ended September 30, 2002 reflected a loss of approximately 2 cents per share recorded in the second quarter of 2001, which was largely due to lower margins on performance contracts, higher project development expenses and final costs related to the consolidation of Planergy and Energy Masters International (“EMI”) operations.

      Competitive markets and delays in government contracts resulted in continued low margins and losses for Planergy in 2001.

      Planergy’s results for 2000 were reduced by special charges of 4 cents per share for the write-offs of goodwill and project development costs. As a part of the merger in 2000, Planergy and EMI, both wholly-owned subsidiaries of ours, were combined to form Planergy. As a result of this combination, Planergy reassessed its business model and made a strategic realignment, which resulted in the write-off of $22 million (before tax) of goodwill and project development costs.

      In addition, Planergy’s results for 1999 were reduced by a special charge of 4 cents per share to write off approximately $17 million (before tax) of goodwill.

      e prime’s results for the year ended December 31, 2001, reflect the favorable structure of its contractual portfolio, including gas storage and transportation positions, structured products and proprietary trading in natural gas markets.

      e prime’s results for 2000 were reduced by special charges of 2 cents per share for contractual obligations and other costs associated with post-merger changes in the strategic operations and related reevaluations of e prime’s energy marketing business.

      Financing Costs and Preferred Dividends — Nonregulated and holding company results include interest expense and preferred dividend costs, which are incurred at the Xcel Energy and intermediate holding company levels and are not directly assigned to individual subsidiaries.

      Other — Other nonregulated results for 2000, which include the activity of several nonregulated subsidiaries, were reduced by special charges of 2 cents per share recorded during the third quarter. These special charges include $10 million in asset write-downs and losses resulting from various other nonregulated business ventures that are no longer being pursued after the Merger.

      In addition, other nonregulated results for 1999 were reduced by special charges of 3 cents per share for a valuation write-down of our investment in the publicly traded common stock of CellNet Data Systems, Inc.

Income Statement Analysis

      Electric Utility and Commodity Trading Margins — Electric fuel and purchased power expense tend to vary with changing retail and wholesale sales requirements and unit cost changes in fuel and purchased power. Due to fuel cost recovery mechanisms for retail customers in several states, most fluctuations in energy costs do not materially affect electric utility margin. However, certain fuel cost recovery mechanisms in various jurisdictions do not allow for complete recovery of all variable production expenses. Therefore, higher costs can result in adverse margin and earnings impacts. Electric utility margins reflect the impact of sharing energy costs and savings relative to a target cost per delivered kilowatt-hour and certain trading margins under the incentive cost adjustment (“ICA”) ratemaking mechanism in Colorado.

      Our commodity trading operations are conducted mainly by PSCo (electric) and e prime (gas), both wholly-owned subsidiaries. Electric trading activity, initially recorded at PSCo, is partially redistributed to NSP-Minnesota and SPS pursuant to a Joint Operating Agreement (“JOA”) approved by the Federal Energy Regulatory Commission (“FERC”). Trading revenue and costs do not include the revenue and production costs associated with energy produced from our generation assets or energy and capacity purchased to serve native load. Trading revenue and costs associated with NRG’s operations are included in nonregulated margins. Margins from these generating assets for utility operations are included in short-term wholesale amounts, discussed later. Trading margins reflect the impact of sharing certain trading margins under the ICA. The following table details electric utility, short-term wholesale and electric and gas trading revenue and margin.

			Electric	Gas
	Electric	Short-Term	Commodity	Commodity	Intercompany	Consolidated
	Utility	Wholesale	Trading	Trading	Eliminations	Totals

	(Millions of dollars)
9 months ended 9/30/2002
Electric utility revenue	$3,985	$132	$—	$—	$—	$4,117
Electric and gas trading revenue	—	—	1,351	1,511	(57)	2,805
Electric fuel and purchased power-utility	(1,544)	(107)	—	—	—	(1,651)
Electric and gas trading costs	—	—	(1,353)	(1,505)	57	(2,801)

Gross margin before operating expenses	$2,441	$25	$(2)	$6	$—	$2,470

Margin as a percentage of revenue	61.3%	18.9%	(0.1)%	0.4%	—	35.7%

			Electric	Gas
	Electric	Short-Term	Commodity	Commodity	Intercompany	Consolidated
	Utility	Wholesale	Trading	Trading	Eliminations	Totals

	(Millions of dollars)
9 months ended 9/30/2001
Electric utility revenue	$4,335	$675	$—	$—	$—	$5,010
Electric and gas trading revenue	—	—	1,075	1,524	(75)	2,524
Electric fuel and purchased power-utility	(2,043)	(529)	—	—	—	(2,572)
Electric and gas trading costs	—	—	(999)	(1,509)	75	(2,433)

Gross margin before operating expenses	$2,292	$146	$76	$15	$—	$2,529

Margin as a percentage of revenue	52.9%	21.6%	7.1%	1.0%	—	33.6%

12 months ended 12/31/01
Electric utility revenue	$5,607	$788	$—	$—	$—	$6,395
Electric and gas trading revenue			1,337	1,938	(88)	3,187
Electric fuel and purchased power-utility	(2,559)	(613)	—	—	—	(3,172)
Electric and gas trading costs	—	—	(1,268)	(1,918)	88	(3,098)

Gross margin before operating expenses	$3,048	$175	$69	$20	$—	$3,312

Margin as a percentage of revenue	54.4%	22.2%	5.2%	1.0%	—	34.6%

12 months ended 12/31/00
Electric utility revenue	$5,107	$567	$—	$—	$—	$5,674
Electric and gas trading revenue	—	—	819	1,297	(54)	2,062
Electric fuel and purchased power-utility	(2,106)	(475)	—	—	—	(2,581)
Electric and gas trading costs	—	—	(788)	(1,287)	54	(2,021)

Gross margin before operating expenses	$3,001	$92	$31	$10	$—	$3,134

Margin as a percentage of revenue	58.8%	16.2%	3.8%	0.8%	—	40.5%

12 months ended 12/31/99
Electric utility revenue	$4,242	$680	$—	$—	$—	$4,922
Electric and gas trading revenue	—	—	534	419	(2)	951
Electric fuel and purchased power-utility	(1,329)	(638)	—	—	—	(1,967)
Electric and gas trading costs	—	—	(532)	(417)	2	(947)

Gross margin before operating expenses	$2,913	$42	$2	$2	$—	$2,959

Margin as a percentage of revenue	68.7%	6.2%	0.4%	0.5%	—	50.4%

Table Note 1 — The wholesale and trading margins reflect the impact of the regulatory sharing of certain margins under the ICA in Colorado.

      Nine Months Ended September 30, 2002 Comparison to Nine Months Ended September 30, 2001 — Electric utility revenues decreased approximately $350 million in the first nine months of 2002, compared with the same period in 2001, due largely to lower fuel and power costs passed through rate recovery mechanisms. Despite the decrease in revenues, electric utility margins increased approximately $149 million for the first nine months of 2002, compared with 2001. The higher electric margins in the first nine months of 2002 reflect lower unrecovered costs, due in part to resetting the base-cost recovery at PSCo in January 2002, sales growth and lower regulatory accruals. Electric utility revenues and margins were both negatively affected in

2002 due to the 2001 reversal of the disallowed conservation incentive revenues at NSP-Minnesota discussed previously and lower sales of excess capacity in Texas.

      Electric and gas commodity trading margins and short-term wholesale margins decreased approximately $208 million for the first nine months of 2002, compared with the first nine months of 2001. The decrease reflects lower power pool prices and other market conditions in 2002.

      2001 Comparison to 2000 — Electric utility revenue increased by approximately $500 million, or 9.8 percent, in 2001. Electric utility margin increased by approximately $47 million, or 1.6 percent, in 2001. These revenue and margin increases were due to sales growth, weather conditions in 2001 and the recovery of conservation incentives in Minnesota. Increased conservation incentives, including the resolution of the 1998 dispute (as discussed previously) and accrued 2001 incentives, increased revenue and margin by $49 million. Temperatures during 2001 increased revenue by approximately $23 million and margin by approximately $13 million. These increases were partially offset by increases in fuel and purchased power costs, which are not completely recoverable from customers in Colorado due to various cost-sharing mechanisms. Revenue and margin also were reduced in 2001 by approximately $30 million due to rate reductions in various jurisdictions agreed to as part of the merger approval process, in comparison to approximately $10 million in 2000.

      Short-term wholesale revenue increased by approximately $221 million, or 39.0 percent, in 2001. Short-term wholesale margin increased $83 million, or 90.2 percent, in 2001. These increases are due to the expansion of our wholesale marketing operations and favorable market conditions for the first six months of 2001, including strong prices in the Western markets, particularly before the establishment of price caps and other market changes.

      Electric and gas commodity trading margins, including proprietary (i.e. non-asset based) electric trading and natural gas trading, increased approximately $48 million for the year ended December 31, 2001, compared with the same period in 2000. The increase reflects an expansion of our trading operations and favorable market conditions, including strong prices in the Western markets, particularly before the establishment of pricing caps and other market changes.

      Short-term wholesale margins and electric commodity trading margins for 2002 are not expected to be as strong as margins in 2001 due to declines in energy prices. Margins for the second half of 2001 are more indicative of expected trends in 2002. During 2001, in some Western markets, publicly available power prices ranged from $80 to more than $350 per megawatt-hour on a monthly average. Currently, publicly available forward price information for 2002 for these same areas ranges from $60 to $110 per megawatt-hour on a monthly average.

      2000 Comparison to 1999 — Electric utility revenue increased by approximately $865 million, or 20.4 percent, in 2000. Electric utility margin increased by approximately $88 million, or 3.0 percent, in 2000. Electric margins reflect the impact of customer sharing due to the ICA mechanism. Weather-normalized retail sales increased by 3.6 percent in 2000, increasing retail revenue by approximately $153 million and retail margin by approximately $88 million. More favorable temperatures during 2000 increased retail revenue by approximately $36 million and retail margin by approximately $22 million. These retail margin increases were partially offset by regulatory adjustments relating to the earnings test in Texas and system reliability and availability in Colorado, and to rate reductions agreed to as part of the merger approval process.

      Short-term wholesale margin increased due to the expansion of our wholesale marketing operations and favorable market conditions.

      Electric and gas commodity trading revenue increased by a total of approximately $1.2 billion, and the combined trading margin increased by approximately $37 million in 2000. The increase in trading revenue and margin is a result of the expansion of electric and natural gas trading.

      Gas Utility Margins — The following table details the changes in gas utility revenue and margin. The cost of gas tends to vary with changing sales requirements and the unit cost of gas purchases. However, due to purchased gas cost recovery mechanisms for retail customers, fluctuations in the cost of gas have little effect on natural gas margin.

	Nine Months Ended		Year Ended
	September 30,		December 31,

	2002	2001	2001	2000	1999

	(Millions of dollars)
Gas revenue	$938	$1,577	$2,053	$1,469	$1,141
Cost of gas purchased and transported	(559)	(1,200)	(1,518)	(948)	(683)

Gas margin	$379	$377	$535	$521	$458

      Nine Months Ended September 30, 2002 Comparison to Nine Months Ended September 30, 2001 — Gas revenue decreased by approximately $639 million, or 40.5 percent, in the first nine months of 2002, compared with the same period in 2001, primarily due to decreases in the cost of natural gas, which are largely passed on to customers and recovered through various rate adjustment clauses in most of the jurisdictions in which we operate. Gas margin increased approximately $2 million for the first nine months of 2002, compared with 2001, due largely to the full-period effect of a rate increase effective February 2001 at PSCo.

      2001 Comparison to 2000 — Gas revenue increased by approximately $584 million, or 39.8 percent, for 2001, primarily due to increases in the cost of natural gas, which are largely passed on to customers and recovered through various rate adjustment clauses in most of the jurisdictions in which we operate. Gas margin increased by approximately $14 million, or 2.7 percent, for 2001 due to sales growth and a rate increase in Colorado. These gas revenue and margin increases were partially offset by the impact of warmer temperatures in 2001, which decreased gas revenue by approximately $38 million and gas margin by approximately $16 million.

      2000 Comparison to 1999 — Gas revenue increased by approximately $328 million, or 28.7 percent, in 2000, primarily due to increases in the cost of natural gas, which are largely recovered through various adjustment clauses in most of the jurisdictions in which we operate. Gas margin increased by approximately $63 million, or 13.8 percent, in 2000. Temperatures during 2000 compared with 1999 increased gas revenue by $82 million and gas margins by $33 million. Customer growth also contributed to margin increases in 2000.

      Nonregulated Operating Margins — The following table details the changes in nonregulated revenue and margin.

	Nine Months Ended:

	9/30/02	9/30/01	2001	2000	1999

	(Millions of dollars)
Nonregulated and other revenue	$2,108	$2,102	$2,767	$2,019	$703
Earnings from equity investments	73	199	219	166	106
Nonregulated cost of goods sold	(1,137)	(1,132)	(1,361)	(895)	(308)

Nonregulated margin	$1,044	$1,169	$1,625	$1,290	$501

      Nine Months Ended September 30, 2002 Comparison to Nine Months Ended September 30, 2001 — Nonregulated margin decreased for the first nine months of 2002, largely due to lower power prices in both consolidated and equity investment projects. Lower power prices, mainly in the United States, reduced demand for NRG’s peaking and merchant power facilities.

      2001 Comparison to 2000 — Nonregulated revenue and margin increased for 2001, largely due to NRG’s acquisition of generating facilities, increased demand for electricity, market dynamics, strong performance from existing assets and higher market prices for electricity. Earnings from equity investments for 2001 increased compared with 2000, primarily due to increased equity earnings from NRG projects, which offset lower equity earnings from Yorkshire Power. As a result of a sales agreement to sell the majority of its investment in Yorkshire Power, we did not record any equity earnings from Yorkshire Power after January 2001.

      2000 Comparison to 1999 — Nonregulated and other revenue increased by approximately $1.3 billion in 2000, largely due to NRG’s acquisition of generation facilities during 2000 and the full-year impact of generating assets acquired during 1999. Earnings from equity investments increased by approximately $60 million in 2000, primarily due to increased equity earnings from NRG projects. Nonregulated margin increased by approximately $789 million in 2000, largely due to NRG’s acquisition of generation facilities during 2000.

      Non-Fuel Operating Expense and Other Items — Other utility operating and maintenance expense for the nine months ended September 30, 2002 decreased by approximately $37 million, or 3.3 percent, compared with the nine months ended September 30, 2001. The decreased costs reflect lower incentive compensation and other employee benefit costs, as well as lower staffing levels in corporate areas, partially offset by higher plant outage and property insurance costs.

      Other utility operating and maintenance expense for 2001 increased by approximately $60 million, or 4.1 percent, compared with 2000. The change is largely due to increased plant outages, higher nuclear operating costs, bad debt reserves reflecting higher energy prices, increased costs due to customer growth and higher performance-based incentive costs.

      Other utility operating and maintenance expense for 2000 increased by approximately $69 million, or 5.0 percent, compared with 1999. The increase is largely due to the timing of outages at the Monticello and Prairie Island nuclear plants and at the Sherco coal-fired power plant, increased bad debt reserves related to wholesale and retail customers, higher nuclear operating costs and higher employee-related costs.

      Depreciation and amortization expense increased by approximately $120 million, or 17.9 percent, for the nine months ended September 30, 2002, compared with the nine months ended September 30, 2001, primarily due to acquisitions of generating facilities by NRG and capital additions to NRG-owned generation facilities and utility plant additions.

      Depreciation and amortization expense increased $148 million, or 18.9 percent, in 2001 and $103 million, or 15.1 percent, in 2000, primarily due to acquisitions of generating facilities by NRG and increased additions to utility plant.

      Taxes (other than income taxes) increased largely due to an $8 million Colorado property tax refund in 2001 for calendar year 2000.

      Interest expense increased by approximately $85 million, or 15.4 percent, for the nine months ended September 30, 2002, compared with the nine months ended September 30, 2001, primarily due to increased debt levels to fund several asset acquisitions by NRG.

      Interest expense increased $119 million, or 19 percent, in 2001 and $222 million, or 53.9 percent, in 2000, primarily due to increased debt levels to finance several asset acquisitions by NRG.

      Interest income and other nonoperating income — net of other expenses decreased by approximately $8 million, or 16.4 percent, for the nine months ended September 30, 2002, compared with the nine months ended September 30, 2001, primarily due to lower interest income at NRG and lower net gains in the sale of assets.

      Interest income and other — net increased by approximately $41 million for the year ended December 31, 2001, compared with the same period in 2000. This increase was primarily the result of a credit swap at NRG, NRG mark-to-market gains on foreign debt, NRG interest income due to increased affiliate receivables related to loans to West Coast Power and gains from the sale of PSCo assets.

      Income tax expense decreased by approximately $942 million for the nine months ended September 30, 2002, compared with the nine months ended September 30, 2001. Nearly all of this decrease relates to NRG’s 2002 losses and the change in tax filing status for NRG in the third quarter of 2002. NRG is now in a tax operating loss carryforward and is no longer assumed to be part of Xcel Energy’s consolidated tax group.

The effective rate for continuing operations (excluding minority interest) was 24.1 percent for the nine months ended September 30, 2002 and 32.1 percent for the nine months ended September 30, 2001. The change in the effective rate between years reflects a nominal tax rate at NRG, due to their loss carryforward position. Partially offsetting the NRG tax rate decrease is the impact from a one-time adjustment to recognize tax benefits from Xcel Energy’s investment in NRG.

      As discussed in Note 8 to the audited consolidated financial statements, our effective tax rate before extraordinary items was 28.7 percent for the year ended December 31, 2001, and 34.7 percent for the same period in 2000. The change in the effective tax rate reflects changes in the 2001 effective tax rate at NRG and the non-deductibility of certain merger costs in 2000. As discussed previously, NRG’s annual effective tax rate for 2001 declined due to higher energy tax credits, the implementation of state tax planning strategies and a higher percentage of NRG’s overall earnings derived from foreign projects in lower tax jurisdictions.

      Weather — Our earnings can be significantly affected by weather. Unseasonably hot summers or cold winters increase electric and natural gas sales, but also can increase expenses, which may not be fully recoverable. Unseasonably mild weather reduces electric and natural gas sales, but may not reduce expenses, which affects overall results. The following summarizes the estimated impact on the earnings of our utility subsidiaries due to temperature variations from historical averages.

•	weather in the first three quarters of 2002 increased earnings by an estimated 6 cents per share.

•	weather in 2001 had minimal impact on earnings per share.

•	weather in 2000 increased earnings by an estimated 1 cent per share.

•	weather in 1999 decreased earnings by an estimated 9 cents per share.

Factors Affecting Results of Operations

      Our utility revenues depend on customer usage, which varies with weather conditions, general business conditions and the cost of energy services. Various regulatory agencies approve the prices for electric and gas service within their respective jurisdictions. In addition, our nonregulated businesses have become a larger part of our operations and a more significant factor in our earnings. The historical and future trends of our operating results have been and are expected to be affected by the following factors:

      As discussed more fully in the notes to consolidated financial statements and “— Liquidity,” NRG has recently experienced severe financial difficulties, resulting primarily from declining credit ratings and lower prices for power. These financial difficulties have caused NRG to, among other things, miss several scheduled payments of interest and principal on its bonds and incur an approximately $3 billion asset impairment charge. The asset impairment charge relates to write-offs for anticipated losses on sales of several projects as well as anticipated losses for projects for which NRG has stopped funding. In addition, as a result of being downgraded, NRG is in default of obligations to post cash collateral of approximately $1 billion. Furthermore, on November 6, 2002, lenders to NRG accelerated approximately $1.1 billion of NRG’s debt under the construction revolver financing facility, rendering the debt immediately due and payable. NRG continues to work with its lenders and bondholders on a comprehensive restructuring plan. NRG does not contemplate making any principal or interest payments on its corporate-level debt pending the restructuring of its obligations. Consequently, NRG is, and expects to continue to be, in default under various debt instruments. By reason of these various defaults, the lenders are able to seek to enforce their remedies, if they so choose, and that would likely lead to a bankruptcy filing by NRG.

      In early November 2002, an NRG restructuring plan was presented to the creditors of NRG. The restructuring plan also includes a proposal addressing our continuing role and degree of ownership in NRG and obligations to NRG. Based on the advice of its financial advisor that NRG may be deemed insolvent, and in return for a release of any and all claims against us, the plan proposes that we surrender our equity ownership of NRG and make a payment to NRG of $300 million. The plan did not contemplate any sharing by us with NRG’s creditors of any benefits we might receive in connection with any potential tax benefits. In mid-December 2002, the NRG bank steering committee submitted a counter-proposal and in January 2003, the bondholder creditor committee issued its counter-proposal to the NRG restructuring plan. The counter-proposals would require substantial additional payments by us.

      A new NRG restructuring proposal was presented to NRG’s creditors in late January, 2003. While we currently anticipate that any financial impact of the proposal would affect 2003 results, there can be no assurance that the restructuring proposal made, or ultimately agreed to, will not impact our final earnings in 2002.

      On November 22, 2002, five former NRG executives filed an involuntary Chapter 11 petition against NRG. Under provisions of federal law, NRG has full authority to continue to operate its business as if the involuntary petition had not been filed unless and until a court hearing on the validity of the involuntary petition is resolved adversely to NRG. NRG has responded to the involuntary petition, contesting the petitioners’ claims and filing a motion seeking to have the case dismissed. The court has set April 29, 2003, as the evidentiary hearing date to consider the motion to dismiss filed by NRG. Absent an agreement on a comprehensive restructuring plan, NRG will remain in default under its debt and other obligations, because it does not have sufficient funds to meet such requirements and obligations. As a result, the lenders will be able, if they so choose, to seek to enforce their remedies at any time, which would likely lead to a bankruptcy filing by NRG.

      General Economic Conditions — The slower United States economy, and the global economy to a lesser extent, may have a significant impact on our operating results. Current economic conditions have resulted in a decline in the forward price curve for energy and may decrease the need for additional power supply. We expect the economic conditions to have a significant impact on commodity trading margins, which are not expected to be as strong as those experienced in 2001. In addition, certain operating costs, such as insurance and security, have increased due to the economy and the terrorist attacks of September 11, 2001. We do not believe these events will affect our access to insurance markets. However, we could experience other significant impacts from a weakened economy.

      Utility Industry Changes and Restructuring — The structure of the electric and natural gas utility industry continues to change. Merger and acquisition activity over the past few years has been significant as utilities combine to capture economies of scale or establish a strategic niche in preparing for the future. Some regulated utilities are divesting generation assets. All utilities are required to provide nondiscriminatory access to the use of their transmission systems.

      In December 2001, the FERC approved Midwest Independent Transmission System Operator, Inc. (“MISO”) as the Midwest independent system operator responsible for operating the wholesale electric transmission system. Accordingly, in compliance with the FERC’s Order No. 2000, we turned over operational control of its transmission system to MISO in January 2002.

      Some states have begun to allow retail customers to choose their electricity supplier, and many other states are considering retail access proposals. However, the experience of the state of California in instituting competition, as well as the bankruptcy filing of Enron, a large energy company, have caused delays in industry restructuring.

      Major issues that must be addressed include mitigating market power, divestiture of generation capacity, transmission constraints, legal separation, refinancing of securities, modification of mortgage indentures, implementation of procedures to govern affiliate transactions, investments in information technology and the pricing of unbundled services, all of which have significant financial implications. We cannot predict the outcome of restructuring proceedings in the electric utility jurisdictions we serve at this time. The resolution of these matters may have a significant impact on our financial position, results of operations and cash flows. For more information on the delay of restructuring for SPS in Texas and New Mexico, see Note 12 to the audited consolidated financial statements.

      In addition, industry restructuring may impact the wholesale power markets in which NRG operates. The independent system operators who oversee most of the wholesale power markets have in the past imposed, and may in the future continue to impose, price limitations and other mechanisms to address some of the volatility in these markets. For example, the independent system operator for the New York Power Pool and the California independent system operator have recently imposed price limitations. These types of price limitations and other mechanisms in New York, California, the New England Power Pool and elsewhere may adversely impact the profitability of NRG’s generation facilities that sell energy into the wholesale power markets. Finally, the regulatory and legislative changes that have recently been enacted in a number of states in an effort to promote competition are novel and untested in many respects. These new approaches to the sale of electric power have very short operating histories, and it is not yet clear how they will operate in times of market stress or pressure, given the extreme volatility and lack of meaningful long-term price history in many of these markets and the imposition of price limitations by independent system operators.

      Enron Impacts — Industry changes also may be implemented as a result of the bankruptcy filing of Enron. Such changes may be invoked by various regulatory agencies, including but not limited to the SEC, the FERC or state regulatory agencies. Management is unable to predict the impact of such changes, if any, on any component of the energy industry. See additional discussion in Note 15 to the audited consolidated financial statements.

      California Power Market — NRG operates in and sells to the wholesale power market in California. During 2000, the inability of certain California utilities to recover rising energy costs through regulated prices charged to retail customers created financial difficulties. The California utilities have appealed to state agencies and regulators for the opportunity to be reimbursed for costs incurred that are not currently recoverable through the existing rate structure. Absent such relief, some of the utilities have indicated they may be unable to continue to service their debt or otherwise pay obligations, or would consider discontinuing energy service to customers to avoid incurring costs that are not recoverable. However, the extent and timing of such financial support that will be made available to California utilities is unknown at this time.

      See Note 15 to the audited consolidated financial statements for a description of lawsuits against NRG and other power producers and marketers involving the California electricity markets and a discussion of our and NRG’s receivables related to the California power market.

      Critical Accounting Policies — Preparation of financial statements and related disclosures in compliance with generally accepted accounting principles (“GAAP”) requires the application of appropriate technical accounting rules and guidance, as well as the use of estimates. The application of these policies necessarily involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges and anticipated recovery of costs. These judgments, in and of themselves, could materially impact the financial statements and disclosures based on varying assumptions, which may be appropriate to use. In addition, the financial and operating environment also may have a significant effect, not only on the operation of the business, but on the results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies applied have not changed. The following is a list of accounting policies that are most significant to the portrayal of our financial condition and results, and that require management’s most difficult, subjective or complex judgments. Each of these has a higher likelihood of resulting in materially different reported amounts under different conditions or using different assumptions.

Judgments/ Uncertainties
Accounting Policy	Affecting Application	See Additional Discussion At

Regulatory Mechanisms & Cost Recovery	• External regulator decisions, requirements and regulatory environment

• Anticipated future regulatory decisions and their impact

• Impact of deregulation and competition on ratemaking process and ability to recover costs	Management’s Discussion and Analysis of Financial Condition and Results of Operations:
Factors Affecting Results of Operations

• Utility Industry Changes and Restructuring

Notes to audited consolidated financial statements

• Note 1

• Note 12

• Note 15

Nuclear Plant Decommissioning	• Costs of future decommissioning • Availability of facilities for waste disposal • Approved methods for waste disposal • Useful lives of nuclear power plants	Notes to audited consolidated financial statements • Note 1 • Note 15 • Note 16

Environmental Issues	• Approved methods for cleanup • Responsible party determination • Governmental regulations and standards • Results of ongoing research and development regarding environmental impacts	Management’s Discussion and Analysis of Financial Condition and Results of Operations:
Factors Affecting Results of Operations

• Environmental Matters

Notes to audited consolidated financial statements

• Note 1

• Note 15

Unbilled Revenue	• Projecting customer energy usage • Estimating impacts of weather and other usage-affecting factors for unbilled period	Notes to audited consolidated financial statements • Note 1

Benefit Plan Accounting	• Future rate of return on pension and other plan assets • Interest rates used in valuing benefit obligation	Notes to audited consolidated financial statements • Note 1 • Note 10

Judgments/ Uncertainties
Accounting Policy	Affecting Application	See Additional Discussion At

Derivative Financial Instruments	• Market conditions in the energy industry, especially the effects of price volatility on contractual commitments

• Market conditions in foreign countries

• Regulatory and political environments and requirements	Management’s Discussion and Analysis of Financial Condition and Results of Operations:
Derivatives, Risk Management and Market Risk

Notes to audited consolidated financial statements

• Note 1

• Note 13

• Note 14

Income Tax Reserves	• Application of tax statutes and regulations to transactions

• Anticipated future decisions of tax authorities

• Ability of tax authority decisions/ positions to withstand legal challenges and appeals	Management’s Discussion and Analysis of Financial Condition and Results of Operations:
Factors Affecting Results of Operations

• Tax Matters

Notes to audited consolidated financial statements

• Note 1

• Note 8

• Note 15

Uncollectible Receivables	• Economic conditions affecting customers, suppliers and market prices

• Regulatory environment and impact of cost recovery constraints on customer financial condition

• Outcome of litigation and bankruptcy proceedings	Management’s Discussion and Analysis of Financial Condition and Results of Operations:
Factors Affecting Results of Operations

• California Power Market

Notes to audited consolidated financial statements

• Note 1

• Note 15

Asset Valuation	• Regional economic conditions surrounding asset operation and affecting market prices

• Foreign currency valuation changes

• Regulatory and political environments and requirements

• Levels of future market penetration and customer growth	Management’s Discussion and Analysis of Financial Condition and Results of Operations:
Factors Affecting Results of Operations

• Impact of Nonregulated Investments

Notes to audited consolidated financial statements

• Note 1

• Note 15

      Regulation — We are a registered holding company under the PUHCA. As a result, we, along with our utility subsidiaries and certain of our nonutility subsidiaries, are subject to extensive regulation by the SEC under the PUHCA with respect to issuances and sales of securities, acquisitions and sales of certain utility properties and intra-system sales of certain goods and services. In addition, the PUHCA generally limits the ability of registered holding companies to acquire additional public utility systems and to acquire and retain businesses unrelated to the utility operations of the holding company.

      Such registered holding companies and subsidiaries may not issue securities unless authorized by an exemptive rule or order of the SEC.

      Because the exemptions available to us are limited, we sought and received authority from the SEC under PUHCA for various financing arrangements. One of the conditions of our original financing order was that our ratio of common equity to total capitalization, on a consolidated basis, be at least 30 percent. During the quarter ended September 30, 2002, we were required to record significant asset impairment losses from sales or divestitures of NRG assets and businesses, from NRG’s cancelling or deferring the funding of certain projects under construction, and from NRG’s deciding not to contribute additional funds to certain projects already operating. As a result, our common equity ratio fell below 30 percent.

      In anticipation of falling below the 30 percent level, we obtained authorization from the SEC under PUHCA to engage in certain financing transactions and intrasystem loans through March 31, 2003, so long as our ratio of common equity to total capitalization, on an as adjusted basis, is at least 24 percent. As of September 30, 2002, our common equity ratio, as adjusted, was at least 24 percent. Financings authorized by the SEC included the issuance of debt (including convertible debt) to refinance or replace a $400 million credit facility that expired on November 8, 2002, issuance of $483 million of stock (less amounts of long-term debt issued as part of the refinancing of the $400 million credit facility) and the renewal of guarantees for trading obligations of NRG’s power marketing subsidiary. The SEC reserved jurisdiction over additional securities issuances by us through June 30, 2003, while our common equity ratio is below 30 percent. After June 30, 2003, our common equity ratio must be at least 30 percent in order to engage in financing transactions without additional approval of the SEC.

      In the event NRG were to seek protection under bankruptcy laws and we ceased to have control over NRG, NRG would cease to be a consolidated subsidiary of ours for financial reporting purposes and our common equity ratio under the SEC’s method of calculation would exceed 30 percent.

      On December 20, 2002, we filed a request with the SEC seeking additional financing authorization to conduct our business as proposed during 2003. We are seeking an increase in the amount of long-term debt and common equity we are authorized to issue. In addition, we proposed that our common equity, as reflected on our most recent Form 10-K or Form 10-Q and as adjusted to reflect subsequent events that affect capitalization, will be at least 30 percent of total consolidated capitalization, provided that in any event that we do not satisfy the 30 percent common equity standard, we may issue common stock. We further asked the SEC to reserve jurisdiction over the authorization of us and our subsidiaries to engage in any other financing transactions authorized under current SEC orders and in the instant request at a time that we do not satisfy the 30 percent common equity standard. We believe that, assuming approval of the authority currently sought, we will have adequate authority, including financing authority, under SEC orders and regulations for us and our subsidiaries to conduct our businesses as proposed during 2003 and will seek additional authorization when necessary.

      The electric and natural gas rates charged to customers of our utility subsidiaries are approved by the FERC and the regulatory commissions in the states in which they operate. The rates are generally designed to recover plant investment, operating costs and an allowed return on investment. we request changes in rates for utility services through filings with the governing commissions. Because comprehensive rate changes are requested infrequently in some states, changes in operating costs can affect our financial results. In addition to changes in operating costs, other factors affecting rate filings are sales growth, conservation and demand-side management efforts and the cost of capital.

      Most of the retail rate schedules for our utility subsidiaries provide for periodic adjustments to billings and revenues to allow for recovery of changes in the cost of fuel for electric generation, purchased energy, purchased natural gas and, in Minnesota and Colorado, conservation and energy management program costs. In Minnesota and Colorado, changes in electric capacity costs are not recovered through these rate adjustment mechanisms. For Wisconsin electric operations, where automatic cost-of-energy adjustment clauses are not allowed, the biennial retail rate review process and an interim fuel-cost hearing process provide the opportunity for rate recovery of changes in electric fuel and purchased energy costs in lieu of a cost-of-energy adjustment clause. In Colorado, PSCo has an ICA mechanism that allows for an equal sharing among customers and shareholders of certain fuel and energy costs and certain gains and losses on trading margins. See “Business — Pending Regulatory Matters” for more information about the regulatory issues we are facing.

      Regulated public utilities are allowed to record as regulatory assets certain costs that are expected to be recovered from customers in future periods and to record as regulatory liabilities certain income items that are expected to be refunded to customers in future periods. In contrast, nonregulated enterprises would expense these costs and recognize the income in the current period. If restructuring or other changes in the regulatory environment occur, we may no longer be eligible to apply this accounting treatment and may be required to eliminate such regulatory assets and liabilities from its balance sheet. Such changes could have a material adverse effect on our results of operations in the period the write-off is recorded.

      At September 30, 2002, we reported on our balance sheet regulatory assets of approximately $570 million and regulatory liabilities of approximately $497 million that would be recognized in the income statement in the absence of regulation. In addition to a potential write-off of regulatory assets and liabilities, restructuring and competition may require recognition of certain stranded costs not recoverable under market pricing. We currently do not expect to write off any stranded costs unless market price levels change or cost levels increase above market price levels. See Notes 1 and 17 to the audited consolidated financial statements for further discussion of regulatory deferrals.

      Merger Rate Agreements — As part of the merger approval process, we agreed to reduce our rates in several jurisdictions. The discussion below summarizes the rate reductions in Colorado, Minnesota, Texas and New Mexico.

      As part of the merger approval process in Colorado, PSCo agreed to:

•	reduce its retail electric rates by an annual rate of $11 million for the period of August 2000 through July 2002;

•	file a combined electric, gas and steam rate case in 2002, with new rates effective January 2003;

•	cap merger costs associated with the electric operations at $30 million and amortize the merger costs for ratemaking purposes through 2002;

•	continue the electric Performance-Based Regulatory Plan (“PBRP”) and the electric Quality Service Plan (“QSP”) currently in effect through 2006, with modifications to cap electric earnings at a 10.5 percent return on equity for 2002, to reflect no earnings sharing in 2003 since new base rates would have recently been established, and to increase potential bill credits if quality standards are not met; and

•	develop a QSP for the natural gas operations to be effective for calendar years 2002 through 2007.

      As part of the merger approval process in Minnesota, NSP-Minnesota agreed to:

•	reduce its Minnesota electric rates by $10 million annually through 2005;

•	not increase its electric rates through 2005, except under limited circumstances;

•	not seek recovery of certain merger costs from customers; and

•	meet various quality standards.

      As part of the merger approval process in Texas, SPS agreed to:

•	guarantee annual merger savings credits of approximately $4.8 million and amortize merger costs through 2005;

•	retain the current fuel-recovery mechanism to pass along fuel cost savings to retail customers; and

•	comply with various service quality and reliability standards, covering service installations and upgrades, light replacements, customer service call centers and electric service reliability.

      As part of the merger approval process in New Mexico, SPS agreed to:

•	guarantee annual merger savings credits of approximately $780,000 and amortize merger costs through December 2004;

•	share net nonfuel operating and maintenance savings equally among retail customers and shareholders;

•	retain the current fuel recovery mechanism to pass along fuel cost savings to retail customers; and

•	not pass along any negative rate impacts of the merger.

      PSCo Performance-Based Regulatory Plan — The Colorado Public Utilities Commission (“CPUC”) established an electric PBRP under which PSCo operates. The major components of this regulatory plan include:

•	an annual electric earnings test with the sharing between customers and shareholders of earnings in excess of the following limits:

•	a 10.50-percent return on equity for 2002;

•	no earnings sharing for 2003;

•	an annual electric earnings test with the sharing of earnings in excess of the return on equity set in the 2002 rate case for 2004 through 2006;

•	an electric QSP that provides for bill credits to customers if PSCo does not achieve certain performance targets relating to electric reliability and customer service through 2006;

•	a gas QSP that provides for bill credits to customers if PSCo does not achieve certain performance targets relating to gas leak repair time and customer service through 2007; and

•	an ICA that provides for the sharing of energy costs and savings relative to an annual baseline cost per delivered kilowatt-hour. According to the terms of the merger rate agreement in Colorado, the annual baseline cost will be reset in 2002, based on a 2001 test year. Pursuant to a stipulation approved by the CPUC, the ICA remains in effect through March 31, 2005 to recover allowed ICA costs from 2001 and 2002. The recovery of fuel and purchased energy expense beginning January 1, 2003 will be decided in the PSCo 2002 general rate case. In the interim period until the conclusion of the general rate case, 2003 fuel and purchased energy expense is recovered through the Interim Adjustment Clause.

      PSCo regularly monitors and records as necessary an estimated customer refund obligation under the earnings test. In April of each year following the measurement period, PSCo files its proposed rate adjustment under the PBRP. The CPUC conducts proceedings to review and approve these rate adjustments annually. PSCo has estimated no customer refund obligation for 2002 under the earnings test. The 2001 rate adjustments have not been finalized, with a hearing scheduled for May 2003. PSCo’s proposals show no customer sharing for the 2001 plan year.

      During 2001, PSCo settled all unresolved issues related to the 1999 and 2000 QSP electric reliability performance measure. An accrual for related customer refunds of $8.2 million was recorded and paid in 2001. PSCo met all 2001 performance benchmarks under the electric QSP, and no customer refunds are required. PSCo estimates no customer refund obligation for the 2002 QSP performance measures.

      2002 General Rate Case — In May 2002, PSCo filed a combined general retail electric, gas and thermal energy base rate case with the CPUC to address increased costs for providing energy to Colorado customers. This filing is required as part of the Xcel Energy Merger Stipulation and Agreement approved by the CPUC. The case included setting the electric energy recovery mechanism, elimination of the QFCCA, new depreciation rates and recovery of additional plant investment. PSCo also asked to increase its authorized rate of return on equity set at 12 percent for electricity and 12.25 percent for natural gas. In February 2003, PSCo filed its rebuttal testimony, which revised the requested net increase. PSCo is now requesting to increase electric revenue by approximately $233 million annually. This is based on $186 million for fuel and purchased energy expense and $47 million for the remaining cost of electric service. PSCo is requesting a decrease in natural gas revenue by approximately $21 million. PSCo has reached several Settlement Agreements with the CPUC Staff covering the depreciation rates and corrections to the original filing. These Settlement Agreements are the primary reason for the revised requested increase. PSCo’s filing has been opposed by many parties. The CPUC Staff has recommended a lower electric revenue increase of approximately $95 million and a greater gas revenue decrease of approximately $45 million. The CPUC Staff has argued for an authorized return on equity of 10.75 percent. The Colorado Office of Consumer Counsel (“OCC”) has recommended an electric revenue increase of approximately $98 million and a gas revenue decrease of approximately $32 million. The OCC has argued for a return on equity of 9.9 percent. In addition, the CPUC Staff, the OCC and other parties have contested PSCo’s proposed electric energy recovery mechanism and many parties have contested the regulatory treatment of the Company’s short term off-system electric purchases and sales. Hearings are scheduled for the end of February/ March 2003, with rates expected to be effective at the end of April 2003.

      SPS Earnings Test — In Texas, until June 2001, SPS operated under an earnings test in which excess earnings were returned to the customer. In May 2000, SPS filed its 1999 Earnings Report with the Public Utilities Commission of Texas (“PUCT”), indicating no excess earnings. In September 2000, the PUCT staff and the Office of Public Utility Counsel filed with the PUCT a Notice of Disagreement, indicating adjustments to SPS’s calculations, which would result in excess earnings. During 2000, SPS recorded an estimated obligation of approximately $11.4 million for 1999 and 2000. In February 2001, the PUCT ruled on the disputed issues in the 1999 report and found that SPS had excess earnings of $11.7 million. This decision was appealed by SPS to the District Court. On December 11, 2001, SPS entered into an overall settlement of all earnings issues for 1999 through 2001, which reduced the excess earnings for 1999 to $7.3 million and found that there were no excess earnings for 2000 or through June 2001. The settlement also provided that the remaining excess earnings for 1999 could be used to offset approved transition costs that SPS is seeking to recover in a pending case at the PUCT. The PUCT approved the overall settlement on January 10, 2002.

      Tax Matters — As further discussed in Note 15 to the audited consolidated financial statements, a subsidiary of PSCo is working with the Internal Revenue Service (“IRS”) to resolve an income-tax dispute regarding deductions for loan interest expense related to company owned life insurance (“COLI”) of PSR Investments, Inc. (“PSRI”), one of our wholly-owned subsidiaries. Late in 2001, we received a technical advice memorandum from the IRS National Office, which communicated a position adverse to PSRI. Consequently, the IRS examination division has now disallowed the interest expense deductions for the tax years 1993 through 1997.

      After consultation with our tax counsel, we continue to believe that the tax deduction of interest expense on the COLI policy loans is in full compliance with the tax law. PSRI has not recorded any provision for income tax or interest expense related to this matter and has continued to take deductions for interest expense related to policy loans on its income tax returns for subsequent years. We intend to challenge the IRS determination, which could require several years to reach final resolution.

      The total disallowance of interest expense deductions for the period of 1993 through 1997 is approximately $175 million. Additional interest expense deductions for the period 1998 through 2002 are estimated to total approximately $317 million. Should the IRS ultimately prevail on this issue, tax and interest payable through December 31, 2002 would reduce earnings by an estimated $214 million (after tax).

      Environmental Matters — Our environmental costs include payments for nuclear plant decommissioning, storage and ultimate disposal of spent nuclear fuel, disposal of hazardous materials and wastes, remediation of contaminated sites and monitoring of discharges to the environment. A trend of greater environmental awareness and increasingly stringent regulation has caused, and may continue to cause, slightly higher operating expenses and capital expenditures for environmental compliance.

      In addition to nuclear decommissioning and spent nuclear fuel disposal expenses, costs charged to our operating expenses for environmental monitoring and disposal of hazardous materials and wastes were approximately:

•	$139 million in 2002

•	$146 million in 2001

•	$144 million in 2000

•	$128 million in 1999

      We expect to expense approximately $165 million per year for 2003-2007 for similar costs. However, the precise timing and amount of environmental costs, including those for site remediation and disposal of hazardous materials, are currently unknown.

      Capital expenditures on environmental improvements at our regulated facilities, which include the costs of constructing spent nuclear fuel storage casks, were approximately:

•	$108 million in 2002

•	$136 million in 2001

•	$57 million in 2000

•	$126 million in 1999

      We expect to incur approximately $948 million from 2003 through 2007. Most of the costs are related to modifications to reduce the emissions of NSP-Minnesota’s generating plants located in the Minneapolis-St. Paul metropolitan area. See Notes 15 and 16 to the audited consolidated financial statements for further discussion of our environmental contingencies.

      Impact of Nonregulated Investments — Our nonregulated businesses may carry a higher level of risk than our traditional utility businesses due to a number of factors, including:

•	competition, operating risks, dependence on certain suppliers and customers, and domestic and foreign environmental and energy regulations;

•	partnership and government actions and foreign government, political, economic and currency risks; and

•	development risks, including uncertainties prior to final legal closing.

      Our earnings from nonregulated subsidiaries, other than NRG, also include investments in international projects (primarily in Argentina) through XEI, and broadband communications systems through Seren. Management currently intends to hold and operate these investments, but is evaluating their strategic fit in our business portfolio. As of December 31, 2002, our investment in Seren was approximately $255 million. As of December 31, 2002, XEI’s investment in Argentina was $112 million. In December 2002, a subsidiary of Xcel Energy decided it would no longer fund one of its power projects in Argentina. This decision resulted in the shutdown of the Argentina plant facility pending financing of a necessary maintenance outage. Updated cash flow projections for the plant were insufficient to provide recovery of XEI’s investment. An impairment write-down of approximately $13 million, or 3 cents per share, was recorded in the fourth quarter of 2002.

      Some of our nonregulated subsidiaries have project investments (as listed in Note 11 to the audited consolidated financial statements) consisting of minority interests, which may limit the financial risk, but also limit the ability to control the development or operation of the projects. In addition, significant expenses may be incurred for projects pursued by our subsidiaries that do not materialize. The aggregate effect of these factors creates the potential for volatility in the nonregulated component of our earnings. Accordingly, the historical operating results of our nonregulated businesses may not necessarily be indicative of future operating results.

      Inflation — Inflation at its current level is not expected to materially affect our prices or returns to shareholders. Since late 2001, the Argentine peso has been significantly devalued due to the inflationary Argentine economy. We will continue to experience related currency translation adjustments through XEI. See further discussion at Note 15 to the audited consolidated financial statements.

Pending Accounting Changes

      SFAS No. 143 — In June 2001, the Financial Accounting Standards Board (“FASB”) approved the issuance of SFAS No. 143 — “Accounting for Asset Retirement Obligations.” This statement will require us to record our future nuclear plant decommissioning obligations as a liability at fair value with a corresponding increase to the carrying value of the related long-lived asset. The liability will be increased to its present value each period, and the capitalized cost will be depreciated over the useful life of the related long-lived asset. If at the end of the asset’s life the recorded liability differs from the actual obligations paid, SFAS No. 143 requires that a gain or loss be recognized at that time. However, rate-regulated entities may recognize regulatory asset or liability instead, if the criteria for such treatment are met.

      We currently follow industry practice by ratably accruing the costs for decommissioning over the approved cost recovery period and including the accruals in accumulated depreciation. At December 31, 2002, we recorded and recovered in rates $661 million of decommissioning obligations and had estimated discounted decommissioning cost obligations of $1,066 million based on approvals from the various state commissions, which used a single scenario. However with the adoption of SFAS 143, a probabilistic view of several decommissioning scenarios were used resulting in an estimated discounted decommissioning cost obligation of $1,574 million.

      In our current estimates for adoption of the standard effective January 1, 2003, the initial value of the liability, including cumulative accretion expense through that date, would be approximately $869 million. The liability would be established by reclassifying accumulated depreciation of $661 million and by recording two long-term assets totaling $208 million. A gross capitalized asset of $130 million would be recorded and would be offset by accumulated depreciation of $89 million. In addition, a regulatory asset of approximately $166 million would be recorded for the cumulative effect adjustment related to unrecognized depreciation and accretion under the new standard. Management expects that the entire transition amount would be recoverable in rates over time and, therefore, would support this regulatory asset upon adoption of SFAS 143.

      We have completed a detailed assessment of the specific applicability and implications of SFAS No. 143 for obligations other than nuclear decommissioning. Other assets that may have potential asset retirement obligations include ash ponds; any generating plant with a Part 30 license; and electric and gas transmission and distribution assets on property under easement agreements. Easements are generally perpetual and require retirement action only upon abandonment or cessation of use of the property for the specified purpose. The liability is not estimable as we intend to utilize these properties indefinitely. The asset retirement obligations for the ash ponds and generating plants cannot be reasonably estimated due to an indeterminate life for the assets associated with the ponds and uncertain retirement dates for the generating plants. Since the time period for retirement is unknown, no liability would be recorded. When a retirement date is certain, a liability will be recorded.

      SFAS No. 143 also will affect Xcel Energy’s accrued plant removal costs for other generation, transmission and distribution facilities for its’ operating utilities. Although SFAS 143 does not recognize the future accrual of removal costs as a GAAP liability, long-standing ratemaking practices approved by applicable state and federal regulatory commissions have allowed provisions for such costs in historical depreciation rates. These removal costs have accumulated over a number of years based on varying rates as authorized by the appropriate regulatory entities. Given the long period over which the amounts were accrued and the changing of rates through time, the Company has estimated the amount of removal costs accumulated through historic depreciation expense based on current factors used in the existing depreciation rates. Accordingly, our operating utilities have an estimated amount accrued in accumulated depreciation for future removal costs for the following amounts at December 31, 2002:

      Estimated Removal in Accumulated Depreciation (dollars in millions)

NSP-Minnesota	$304
NSP-Wisconsin	70
PSCo	329
SPS	97
Others	9

Total Xcel Energy	$809

      SFAS No. 144 — On January 1, 2002, we adopted SFAS No. 144 — “Accounting for the Impairment or Disposal of Long-Lived Assets,” which supersedes previous guidance for measurement of asset impairments. We did not recognize any asset impairments as a result of the adoption. The method used in determining fair value was based on a number of valuation techniques, including present value of future cash flows. SFAS No. 144 is being applied to NRG’s sale of assets as they are reclassified to “held for sale” and discontinued operations. In addition, SFAS No. 144 is being applied to test for and measure impairment of NRG’s long-lived assets held for use (primarily energy projects in operation and under construction).

      SFAS No. 145 — In April 2002, the FASB issued SFAS No. 145 — “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which supercedes previous guidance for the reporting of gains and losses from extinguishment of debt and accounting for leases, among other things. Adoption of SFAS No. 145 may affect the recognition of impacts from NRG’s financial improvement and restructuring plan, if existing debt agreements are ultimately renegotiated. Other impacts of SFAS No. 145 are not expected to be material to us.

      SFAS No. 146 — In July 2002, the FASB issued SFAS No. 146 — “Accounting for Exit or Disposal Activities,” addressing recognition, measurement and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 may have an impact on the timing of recognition of costs related to the implementation of the NRG financial improvement and restructuring plan, however such impact is not expected to be material.

      EITF No. 02-3 and 98-10 — During the third quarter of 2002, we adopted Emerging Issues Task Force of the FASB (“EITF”) Issue No. 02-3 “Recognition and Reporting of Gains and Losses on Energy Trading Contracts under EITF Issue No. 98-10, ‘Accounting for Contracts Involved in Energy Trading and Risk Management Activities’.” EITF No. 02-3 concluded that all gains and losses related to energy trading activities within the scope of EITF No. 98-10 (whether or not settled physically) be shown net in the statement of income, effective for periods ending after July 15, 2002. We have reclassified revenue from trading activities for all comparable periods. Such energy trading activities recorded as a component of Electric and Gas Trading Costs which have been reclassified to offset Electric and Gas Trading Revenues to present Electric and Gas Trading Margin on a net basis in accordance with EITF No. 02-3 were $2.8 billion and $2.4 billion, respectively for the nine months ended September 30, 2002 and 2001. This reclassification had no material impact on trading margins or reported net income.

      On October 25, 2002, the EITF rescinded EITF No. 98-10. With the rescission of EITF No. 98-10, energy trading contracts that do not also meet the definition of a derivative under SFAS No. 133 — “Accounting for Derivative Instruments and Hedging Activities” must be accounted for as executory contracts. Contracts previously recorded at fair value under EITF No. 98-10 that are not also derivatives under SFAS No. 133 must be restated to historical cost through a cumulative effect adjustment. We have not yet evaluated the effect of adopting this decision when required in 2003.

      FASB Interpretation No. 46 — In January 2003, the FASB issued Interpretation No. 46 — “Consolidation of Variable Interest Entities” which requires consolidation of a variable interest entity by the enterprise that holds a controlling financial interest (primary beneficiary), if the risk is not effectively dispersed among parties involved. The Interpretation applies to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. We have not identified any variable interest entities in which we are the primary beneficiary, and do not expect adoption of the Interpretation to have a material impact on future results.

      SFAS No. 148 — In December 2002, the FASB issued SFAS No. 148 — “Accounting for Stock-Based Compensation — Transition and Disclosure,” amends FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, and requires disclosure in both annual and interim financial statements about the method used and the effect of the method used on results. We continue to account for our stock-based compensation plans under APB Opinion NO. 25 — “Accounting for Stock Issued to Employees”.

Derivatives, Risk Management and Market Risk

      Business and Operational Risk — We and our subsidiaries are exposed to commodity price risks in generation, retail distribution and energy trading operations. In certain jurisdictions, purchased power expenses, natural gas costs and certain financial instrument costs are recovered on a dollar-for-dollar basis. However, in other jurisdictions, we are exposed to market price risk for the purchase and sale of electric energy and natural gas. In such jurisdictions, we recover our purchased power expenses and natural gas costs based on fixed price limits or under negotiated sharing mechanisms.

      Commodity price risk is managed by entering into purchase and sales commitments for electric power and natural gas, long-term contracts for coal supplies and fuel oil and derivative financial instruments. Our risk management policy allows us to manage the market price risk within our rate-regulated operations to the extent such exposure exists. Management is limited under the policy to enter into only transactions that reduce market price risk where the rate regulation jurisdiction does not already provide for dollar-for-dollar recovery. One exception to this policy exists in which we use various physical contracts and derivative instruments to reduce the cost of natural gas we provide to our retail customers even though the regulatory jurisdiction provides dollar-for-dollar recovery of actual costs. This jurisdiction allows us to recover the gains and losses on derivative instruments used to reduce our exposure to market price risk.

      We and our subsidiaries are exposed to market price risk for the sale of electric energy and the purchase of fuel resources, including coal, natural gas and fuel oil used to generate the electric energy within nonregulated operations. We manage this market price risk by entering into firm power sales agreements for approximately 60 to 75 percent of its electric capacity and energy from each generation facility, using contracts with terms ranging from one to 25 years. In addition, we manage the market price risk covering the fuel resource requirements to provide the electric energy by entering into purchase commitments and derivative instruments for coal, natural gas and fuel oil as needed to meet fixed priced electric energy requirements. Our risk management policy allows us to manage the market price risks and provides guidelines for the level of price risk exposure that is acceptable within our operations.

      We are exposed to market price risk for the sale of electric energy and the purchase of fuel resources used to generate the electric energy from our equity method investments that own electric operations. We manage this market price risk through our involvement with the management committee or board of directors of each of these ventures. Our risk management policy does not cover the activities conducted by the ventures. However, other policies are adopted by the ventures as necessary and mandated by the equity owners.

      Interest Rate Risk — We and our subsidiaries are exposed to fluctuations in interest rates when we enter into variable rate debt obligations to fund certain power projects being developed or purchased. Exposure to interest rate fluctuations may be mitigated by entering into derivative instruments known as interest rate swaps, caps, collars and put or call options. These contracts reduce exposure to interest rate volatility and result in primarily fixed rate debt obligations when taking into account the combination of the variable rate debt and the interest rate derivative instrument. Our risk management policy allows us to reduce interest rate exposure from variable rate debt obligations.

      At December 31, 2002 and 2001, a 100 basis point change in the benchmark rate on our variable debt would impact net income by approximately $12.9 million and $29.9 million, respectively. See Note 13 to the audited consolidated financial statements for a discussion of our and our subsidiaries’ interest rate swaps.

      As a result of various defaults under certain loan agreements, NRG’s counterparties have terminated interest rate swaps with NRG, Brazos Valley LP and NRG Finance Company I LLC. Until NRG successfully restructures outstanding debt and returns to credit quality, it will not seek to manage interest rate risk through the use of financial derivatives.

      Currency Exchange Risk — We and our subsidiaries have certain investments in foreign countries exposing us to foreign currency exchange risk. The foreign currency exchange risk includes the risk relative to the recovery of our net investment in a project as well as the risk relative to the earnings and cash flows generated from such operations. We manage our exposure to changes in foreign currency by entering into derivative instruments as determined by management. Our risk management policy provides for this risk management activity.

      As discussed in Note 18 to the audited consolidated financial statements, we have substantial investments in foreign projects (through NRG and other subsidiaries), which expose us to currency translation risk. Cumulative translation adjustments (included in the Consolidated Statement of Stockholders’ Equity as Accumulated Other Comprehensive Income) experienced to date have been material and may continue to occur at levels significant to our financial position. As of December 31, 2001, NRG had two foreign currency exchange contracts with notional amounts of $46.3 million. If the contracts had been discontinued on December 31, 2001, NRG would have owed the counterparties approximately $2.4 million.

      Trading Risk — We and our subsidiaries conduct various trading operations and power marketing activities including the purchase and sale of electric capacity and energy and natural gas. The trading operations are conducted both in the United States and Europe with primary focus on specific market regions where trading knowledge and experience have been obtained. Our risk management policy allows management to conduct the trading activity within approved guidelines and limitations as approved by our risk management committee made up of management personnel not involved in the trading operations.

      Our trading operations and power marketing activities measure the outstanding risk exposure to price changes on transactions, contracts and obligations that have been entered into but not closed using an industry standard methodology known as Value-at-Risk (“VaR”). VaR expresses the potential loss in fair value on the outstanding transactions, contracts and obligations over a particular period of time, with a given confidence interval under normal market conditions. We utilize the variance/ covariance approach in calculating VaR. The VaR model employs a 95-percent confidence interval level based on historical price movement, lognormal price distribution assumption and various holding periods of five days and three days for electricity and two days for natural gas.

      As of December 31, 2002, the calculated VaRs were:

		During 2002
	Year Ended
Operations	Dec. 31, 2002	Average	High	Low

	(Millions of dollars)
Generation — North(a)	0.33	0.60	1.07	0.29
Generation — South(b)	6.49	7.39	14.34	3.13
Electric Commodity Trading	0.29	0.62	3.39	0.01
Gas Commodity Trading	0.11	0.35	1.09	0.09
Gas Retail Marketing	0.54	0.47	0.92	0.32
XERS(c)	0.00	0.06	0.57	0.00
NRG Power Marketing(d)	118.58	76.17	132.09	40.10

(a)	Generation — North primarily represents NSP-Wholesale book. A regulatory Fuel-Clause Adjustment (FCA) in Minnesota allows for a 100% recovery of fuel and purchased energy costs exceeding the Base Rate.

(b)	Generation — South primarily represents PSCo Retail and Wholesale books. An Incentive Cost Adjustment (ICA) sharing mechanism in Colorado results in a 50% recovery of costs exceeding the Base Rate.

(c)	XERS was established in latter part of December 2001.

(d)	NRG VaR is an undiversified VaR.

      As of December 31, 2001, the VaRs were:

		During 2001
	Year Ended
Operations	Dec. 31, 2001	Average	High	Low

	(Millions of dollars)
Generation — North	1.00	0.81	1.68	0.09
Generation — South	8.11	9.34	13.48	3.10
Electric commodity trading	0.52	1.71	7.37	0.16
Gas commodity trading	0.16	0.15	0.52	0.01
Gas retail marketing	0.69	0.39	0.94	0.13
NRG power marketing	71.70	78.80	126.60	58.60

      As of December 31, 2000, the VaRs were:

		During 2000
	Year Ended
Operations	Dec. 31, 2000	Average	High	Low

	(Millions of dollars)
North(e)	0.68	0.36	2.29	0.01
Electric commodity trading(e)	2.25	0.69	3.53	0.04
Gas commodity trading(e)	0.01	0.11	0.42	0.01
Gas retail marketing(e)	0.21	0.22	0.60	0.04
NRG power marketing	116.00	80.00	125.00	50.00

(e)	Amounts have been restated for consistency with December 31, 2001, assuming similar holding periods in the VaR calculations.

      Previously, we calculated VaR using a 21-day holding period, as shown below. As markets mature and gain liquidity, shorter holding periods more accurately reflect the risk. In 2001, we changed our holding period for natural gas from 21 days to two days because the gas trading market is mature and traders can liquidate positions in one or two days. The electricity market is still relatively immature and less liquid than the gas market, so we use a five-day holding period in our electricity VaR calculation. Our revised holding periods are generally consistent with current industry standard practice.

      As of December 31, 2000, the calculated VaRs were:

		During 2000
	Year Ended
Operations	Dec. 31, 2000	Average	High	Low

	(Millions of dollars)
Short-term wholesale — North	1.40	0.73	4.70	0.01
Electric commodity trading	4.62	1.42	7.23	0.08
Gas commodity trading	0.03	0.35	1.37	0.02
Gas retail marketing	0.69	0.70	1.94	0.12

      Credit Risk — In addition to the risks discussed previously, we and our subsidiaries are exposed to credit risk in our risk management activities. Credit risk relates to the risk of loss resulting from the non-

performance by a counterparty of its contractual obligations. As we continue to expand our natural gas and power marketing and trading activities, our exposure to credit risk and counterparty default may increase. We and our subsidiaries maintain credit policies intended to minimize overall credit risk and actively monitor these policies to reflect changes and scope of operations.

      We and our subsidiaries conduct standard credit reviews for all of our counterparties. We employ additional credit risk control mechanisms when appropriate, such as letters of credit, parental guarantees and standardized master netting agreements that allow for offsetting of positive and negative exposures. The credit exposure is monitored and, when necessary, the activity with a specific counterparty is limited until credit enhancement is provided. See Note 15 to the audited consolidated financial statements for a discussion of NRG’s receivables related to the California power market and a discussion of our exposure to Enron’s bankruptcy.

Liquidity and Capital Resources

      NRG Credit Rating — In December 2001, Moody’s placed NRG’s long-term senior unsecured debt rating on review for downgrade. In July 2002, Standard & Poor’s lowered NRG’s corporate credit rating to “BB.” The secured NRG Northeast Generating LLC bonds and the NRG South Central Generating LLC bonds were also lowered to “BB.” The senior unsecured bonds of NRG were lowered to “B+.” All of the NRG debt issues and the corporate credit rating were placed on CreditWatch with negative implications. Continuing throughout the remainder of 2002, the rating agencies have further lowered the NRG credit ratings.

      Currently, unsecured bond obligations carry a rating of between “CCC” and “D”, depending on both the specific debt issue and the rating agency rating system. Currently, the secured NRG Northeast Generating bonds and the NRG South Central Generating bonds carry a rating of “Caa1” from Moody’s and “D” from Standard & Poor’s. All credit ratings are not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating.

      The current credit ratings of NRG have resulted in a significant restriction on its access to the capital markets.

      Liquidity Issues — Many of the corporate guarantees and commitments of NRG and its subsidiaries require that they be supported or replaced with letters of credit or cash collateral within 5 to 30 days of a ratings downgrade below Baa3 or BBB- by Moody’s or Standard & Poor’s, respectively. As a result of the downgrades on July 26 and July 29, NRG estimated that it would be required to post collateral ranging from $1.1 billion to $1.3 billion. Until shortly before the downgrades occurred NRG believed that it could meet the collateral requirements that would result from such an occurrence with available cash, operating cash flows, equity contributions from us, proceeds from asset sales and the issuance of bonds into the capital markets or as a private placement.

      On August 19, 2002, NRG executed a Collateral Call Extension Letter (CCEL) with various lender groups in which the lenders agreed to extend until September 13, 2002, the deadline by which NRG was to post its approximately $1.0 billion of cash collateral in connection with certain bank loan agreements.

      Subsequently, and effective as of September 13, 2002, NRG and lenders entered into a Second Collateral Call Extension Letter (Second CCEL) that extended until November 15, 2002, the deadline for NRG to post such collateral. Under the Second CCEL, NRG agreed to submit to the lenders a comprehensive restructuring plan. NRG submitted this plan on November 4, 2002 and is working with the lenders on an overall restructuring of its debt (see further discussion below). The November 15, 2002, deadline of the second CCEL has passed and NRG has not posted the required collateral. Because NRG has failed to make principal and interest payments when due, and is in breach of other covenants in various financing agreements, NRG is in default of various debt instruments. By reason of these defaults, the lenders are able, if they so choose, to seek to enforce their remedies, which would likely lead to a bankruptcy filing by NRG.

      Starting in August 2002, NRG engaged in the preparation of a comprehensive business plan and forecast. The business plan detailed the strategic merits and financial value of NRG’s projects and operations. It also anticipated that NRG will function independently from us and thus all plans and efforts to combine certain functions of the companies were terminated. NRG utilized independent electric revenue forecasts from an outside energy markets consulting firm to develop forecasted cash flow information included in the business plan. Management concluded that the forecasted free cash flow available to NRG after servicing project-level obligations will be insufficient to service recourse debt obligations. Based on this information and in consultation with us and its financial advisor, NRG prepared and submitted a restructuring plan on November 4, 2002 to various lenders, bondholders and other creditor groups of NRG and its subsidiaries (collectively, “NRG’s Creditors”). The restructuring plan serves as a basis for negotiations with NRG’s Creditors in a financial-restructuring of NRG and, among other things, proposed (i) holders of secured (project-level) debt would either (a) have their debt reinstated with agreed modifications or (b) receive the collateral securing such debt and a claim or claims to the extent such debt is under-secured; (ii) holders of unsecured debt, holders of secured recourse claims against NRG, and holders of other general unsecured claims against NRG would receive a pro rata share of (a) an aggregate of $500 million of junior secured debt of reorganized NRG and (b) 95% of the common equity of reorganized NRG; and (iii) holders of project-level general unsecured claims that are non-recourse to NRG would receive a pro rata share of the remaining 5% of the common equity of a reorganized NRG.

      The restructuring plan included a proposal addressing our continuing role and degree of ownership in NRG and obligations to NRG in a restructured NRG. Based on the advice of its financial advisor that NRG may be deemed insolvent and in return for a release of any and all claims against us, the plan proposed that, upon consummation of the restructuring, we would pay $300 million to NRG. The plan separately proposed that we surrender our equity ownership of NRG. The plan does not contemplate any sharing by us with NRG’s Creditors of any benefits we might receive in connection with the tax matters described in Note 6 to our interim consolidated financial statements. In mid-December 2002, the NRG bank steering committee submitted a counter-proposal to the NRG restructuring plan, which would require substantial additional payments by us. In late January, a new restructuring proposal was presented to NRG’s lenders. There can be no assurance that any consensual restructuring plan will be accepted by NRG’s Creditors or that any such plan will not be significantly revised as a result of ongoing negotiations.

      On November 22, 2002, five former NRG executives filed an involuntary Chapter 11 petition against NRG. Under provisions of federal law, NRG has full authority to continue to operate its business as if the involuntary petition had not been filed unless and until a court hearing on the validity of the involuntary petition is resolved adversely to NRG. On December 16, 2002, NRG responded to the involuntary petition, contesting the petitioners’ claims and filing a motion to dismiss the case. At a scheduling conference on January 23, 200, the bankruptcy court calendared an evidentiary hearing for April 29, 2003, at which time the court will commence a hearing to determine the merits of the involuntary petition and NRG’s motion to dismiss. Absent an agreement on a comprehensive restructuring plan, NRG will remain in default under its debt and other obligations, because it does not have sufficient funds to meet such requirements and obligations. As a result, the lenders will be able, if they so choose, to seek to enforce their remedies at any time, which would likely lead to a bankruptcy filing by NRG.

      Whether NRG does or does not reach a consensual arrangement with NRG’s Creditors, there is a substantial likelihood that NRG will be the subject of a bankruptcy proceeding. If an agreement is reached with NRG’s Creditors on a restructuring plan, it is expected that NRG would commence a Chapter 11 bankruptcy case seek approval of a plan of reorganization based on the agreed restructuring plan. Absent an agreement with NRG’s Creditors and the continued forbearance by such creditors, NRG will be subject to substantial doubt as to its ability to continue as a going concern and will likely be the subject of a voluntary or involuntary bankruptcy proceeding, which, due to the lack of a prenegotiated plan of reorganization, would be expected to take an extended period of time to be resolved and may involve claims against us under the equitable doctrine of substantive consolidation.

      As discussed above, NRG is not making any payments of principal or interest on its corporate level debt. This failure to pay, coupled with past and anticipated proceeds from the sales of projects, has provided NRG with adequate liquidity to meet its day-to-day operating costs. However, there can be no assurance that holders of NRG indebtedness, on which interest and principal are not being paid, will not seek to accelerate the payment of their indebtedness, which would likely lead to NRG seeking relief under the bankruptcy laws. NRG and we have retained financial advisors to help work through these liquidity issues.

      While it is an exception rather than the rule, especially where one of the companies involved is not in bankruptcy, the equitable doctrine of substantive consolidation permits a bankruptcy court to disregard the separateness of related entities; to consolidate and pool the entities’ assets and liabilities; and treat them as though held and incurred by one entity where the interrelationship between the entities warrants such consolidation. We believe that any effort to substantively consolidate us with NRG would be without merit. However, it is possible that NRG or its creditors would attempt to advance such claims should an NRG bankruptcy proceeding commence, (particularly in the absence of a prenegotiated plan of reorganization) and we cannot be certain how a bankruptcy court would resolve the issue. One of the creditors of NRG’s Pike project in Mississippi (as discussed in Note 4 to our interim consolidated financial statements) has already filed involuntary bankruptcy proceedings against that project and has included claims against both NRG and us. If a bankruptcy court were to allow substantive consolidation of us and NRG, it would have a material adverse effect on us.

      NRG has requested that its financial advisor, Kroll Zolfo Cooper, LLC (“Zolfo”), provide advice to management regarding potential opportunities for, and the general benefits and risks associated with: (a) reducing NRG’s cost structure; (b) improving liquidity and cash flow in the short-, medium- and long-term; (c) mitigating the short-term impact on liquidity and cash flow of certain demands and obligations; and (d) liquidating or monetizing certain assets, including contractual relationships that have net present value based on current market prices. One of the specific areas where NRG management has asked for Zolfo’s assistance is in relation to cash collateral requests. In addition to collateral requirements under the loan documents described above, cash collateral requests have been made of NRG by various contract counterparties as a result of the ratings downgrade at NRG. Zolfo is working with NRG management to assess the nature and benefit of each such contractual relationship and to identify and evaluate potential strategies for reducing, mitigating or eliminating each cash collateral request. There are no assurances that NRG can be successful in its efforts to mitigate the cash collateral request issue in a manner that preserves sufficient liquidity to operate its businesses effectively. However, as long as NRG’s lenders continue to forebear, NRG believes that it has sufficient liquidity to meet its cash collateral calls to support its current activities.

      Other areas where Zolfo has been asked to assist management include, but are not limited to: (a) managing the working capital impact of certain vendors who previously sold product or provided services to NRG on reasonable, market credit terms, but who are now requiring NRG to pay cash in advance for such product or services; and (b) controlling the general disbursement and commitment process so as to ensure that cash is utilized in a manner that maximizes value for stakeholders. Zolfo’s involvement has helped NRG bring structure to its workout process and institute an appropriate emphasis on short-term liquidity and cash flows.

      As explained in Note 10 to the interim consolidated financial statements, we had guaranteed at September 30, 2002, approximately $234 million of power market contracts, primarily of the power-marketing subsidiary of NRG. Exposure under these guarantees is approximately $104 million. As discussed in Note 2 to the interim consolidated financial statements, developments in the third quarter of 2002 resulted in material NRG asset impairments of nearly $3 billion before taxes.

      Additional asset impairments may be recorded by NRG in periods subsequent to September 30, 2002, given the changing business conditions and the resolution of the pending restructuring plan. Management is unable to determine the possible magnitude of any additional asset impairments.

      NRG may be subject to additional charges and expenses related to the termination of construction and development projects which have not been recorded as of September 30, 2002. Such amounts will be recorded by NRG as they are known and represent a valid claim against the company. NRG is unable to determine the magnitude of these possible charges at this time.

NRG Debt Covenants and Restrictions

      Project Debt Service — Substantially all of NRG’s operations are conducted by project subsidiaries and project affiliates. The debt agreements of NRG’s subsidiaries and project affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to NRG. As of September 30, 2002, seven of NRG’s subsidiaries and project affiliates are restricted from making cash payments to NRG: Loy Yang, Killingholme, Energy Center Kladno, LSP Energy (Batesville), NRG South Central and NRG Northeast Generating do not currently meet the minimum debt service coverage ratios required for these projects to make payments to NRG. Killingholme, NRG South Central, and NRG Northeast Generating are in default on their credit agreements. NRG believes the situations at Energy Center Kladno, Loy Yang, Crockett Cogeneration and Batesville do not create an event of default and will not allow the lenders to accelerate the project financings, thus these financing are not currently in default. During January 2003, ownership of NRG’s interest in Killingholme and Brazos Valley projects was transferred to project lenders, and NRG no longer has any interest in those projects.

      Many of the debt agreements of NRG’s subsidiaries and project affiliates require the funding of debt service reserve accounts. Prior to the NRG downgrades, certain debt service reserve accounts funding requirements were satisfied by provision of a guarantee from NRG. Following the downgrade, those guarantees no longer qualified as acceptable credit support and the accounts were required to be funded with cash by NRG. The accounts were not funded with cash from NRG, and, after allowing for applicable cure periods, events of default were triggered under such project financings that allow the lenders to accelerate the project debt. NRG South Central Generating, NRG McClain, NRG MidAtlantic, Flinders, NRG Northeast Generating and Enfield are precluded from making payments to NRG due to unfunded debt service reserve accounts.

Other Covenants and Compliance

      Defaults Upon Senior Securities — On September 16, 2002 NRG failed to make a $14.4 million interest payment due on $350 million of 8.25% senior unsecured notes due in 2010 and a $10.9 million interest payment due on a $250 million bond issued by NRG Pass-Through Trust I trust, which is a wholly-owned special financing entity that is effectively a senior unsecured obligation of NRG with an interest rate of 8.70% that matures in 2005. On October 1, 2002 NRG failed to make a $13.6 million interest payment due on $350 million of 7.75% senior unsecured notes due in 2011 and a $21.6 million interest payment due on $500 million of 8.625% senior unsecured notes due in 2031. On November 1, 2002 NRG failed to make a $9.6 million interest payment due on $240 million of 8.00% senior unsecured notes due in 2013. On December 1, 2002 NRG failed to make an $11.3 million interest payment due on $300 million of 7.50% senior unsecured notes due in 2009. On December 15, 2002 NRG failed to make a $9.4 million interest payment due on $250 million of 7.50% senior unsecured notes due in 2007. On January 15, 2002 NRG failed to make an $11.5 million interest payment due on $340 million of 6.75% senior unsecured notes due in 2006.

      The 30-day grace period to make payment, related to each of these individual issues, ended and NRG Energy did not make the required payments. As a result, NRG Energy is in default on these bonds.

      On February 1, 2003 NRG failed to make a $4.8 million interest payment due on $125 million of 7.625% senior unsecured notes due in 2006. There is a 30-day grace period to make payment. If NRG Energy does not make the required payments, NRG Energy will be in default on these bonds.

      On March 13, 2001, NRG completed the sale of 11.5 million equity units (NRZ) for an initial price of $25 per unit. Net proceeds from this issuance were $278.4 million after deducting underwriting discounts, commissions and estimated offering expenses. Each equity unit initially consists of a corporate unit comprising a $25 principal amount of NRG’s senior debentures and an obligation to acquire shares of our common stock no later than May 18, 2004. Interest payments are payable on the debentures quarterly in arrears on each February 16, May 16, August 16 and November 16. Interest is payable initially at an annual rate of 6.5% of the principal amount of $25 per debenture. On October 29, 2002, NRG announced it would not make the November 16, 2002 quarterly interest payment on the NRG 6.50% senior unsecured debentures due in 2006, which trade with the associated purchase contracts as NRG corporate units (NRZ).

The 30-day grace period to make payment ended December 16, 2002, and NRG did not make payment to the NRZ holders and, as a result, this issue is in default. In the event of an NRG Energy bankruptcy, the obligation to purchase shares of Xcel Energy stock terminates.

      Defaults Upon Project Debt — In May 2002, NRG’s indirect wholly owned subsidiary, LSP-Kendall Energy, LLC received a notice of default from Societe Generale, the administrative agent under LSP-Kendall’s Credit and Reimbursement Agreement dated November 12, 1999. The notice asserted that an event of default had occurred under the Credit and Reimbursement Agreement as a result of liens filed against the Kendall project by various subcontractors. In consideration of the borrower’s implementation of a plan to remove the liens, and NRG’s indemnification pursuant to an Indemnity Agreement dated June 28, 2002, of the lenders to the Kendall project from any claims or damages relating to these liens or any dispute or action involving the project’s EPC contractor, the administrative agent, with the consent of the required lenders under the Credit and Reimbursement Agreement, withdrew the notice of default and conditionally waived any default or event of default described therein. Discussions with the administrative agent regarding the liens continue. On January 10, 2003, NRG received a notice of default from LSP Kendall’s lenders indicating that certain events of default have taken place and that by issuing this notice of default the lenders have preserved all of their rights and remedies under the Credit Agreement and other Credit Documents.

      In June 2002, NRG Peaker Finance Company LLC (NRG Peaker), an indirect wholly owned subsidiary of NRG, completed the issuance of $325 million of Series A Floating Rate Senior Secured Bonds due 2019. The bonds bear interest at a floating rate based on the 30-day London Interbank Offered Rate. The bonds are secured by a pledge of membership interests in NRG Peaker and a security interest in all of its assets, which initially consisted of notes evidencing loans to the affiliate project owners. The project owners’ jointly and severally guaranteed the entire principal amount of the bonds and interest on such principal amount. The project owner guaranties are secured by a pledge of the membership interest in three of five project owners and a security interest in substantially all of the project owners’ assets related to the peaker projects, including equipment, real property rights, contracts and permits. NRG has entered into a contingent guaranty agreement in favor of the collateral agent for the benefit of the secured parties, under which it agreed to make payments to cover scheduled principal and interest payments on the bonds and regularly scheduled payments under the interest rate swap agreement, to the extent that the net revenues from the peaker projects are insufficient to make such payments, in specified circumstances. This financing contains a cross-default provision related to the failure by NRG to make payment of principal, interest or other amounts due on debt for borrowed money in excess of $50 million of payment defaults by NRG. This covenant was violated in October 2002. In addition, liens were placed against the Bayou Cove facility resulting in an additional default. As a result of these issues, this facility is in default.

      On September 17, 2002, NRG-McClain LLC, an indirect wholly owned subsidiary of NRG, received notice from the agent bank that the project loan was in default as a result of the downgrade of NRG and of defaults on material obligations under the Energy Management Services Agreement. In January 2003, NRG consented to the foreclosure of its Brazos Valley project by its lenders. As a consequence of foreclosure, NRG no longer has any interest in the Brazos Valley project, however, NRG may be obligated to infuse additional amounts of capital to fund a debt service reserve account that had never been funded and may be obligated to make an equity infusion to satisfy a contingent equity agreement.

      On October 30, 2002 NRG failed to make $3.1 million in payment under certain Non-Operating Interest Acquisition agreements. As a result, NEO Landfill Gas, Inc., an indirect wholly owned subsidiary of NRG, failed to make approximately $1.4 million in payments under the Amended and Restated Construction, Acquisition and Term Loan Agreement, dated July 6, 1998. Also, the subsidiaries of NEO Landfill Gas, Inc. failed to make approximately $2 million in payments pursuant to various Site Development Operations and Coordination Agreements. NRG received an extension until November 19, 2002 to make payment under such agreements. If NRG does not perform certain requirements during the extension period, NRG will be in default under the Non-Operating Interest Acquisition Agreements, and NEO Landfill Gas, Inc. will be in default under the Amended and Restated Construction, Acquisition and Term Loan Agreement, dated July 6, 1998, and the Site Development and Operations Coordination Agreements. All requirements were made during the extension period.

      As of December 31, 2002, NEO Landfill Gas, Inc. was in default under the Amended and Restated Construction, Acquisition and Term Loan Agreement dated July 6, 1998 due to the failure to meet the insurance requirements under the loan document.

      On January 30, 2003 NRG failed to make $2.7 million in payments under certain Non-Operating Interest Acquisition agreements. As a result, NEO Landfill Gas, Inc. failed to make their payment due on January 30, 2002 under the Amended and Restated Construction Acquisition and Term Loan Agreement dated July 6, 1998 and the subsidiaries of the Company failed to make their payments pursuant to various Site Development and Operations Coordination Agreements.

      On December 27, 2002, NRG made the $24.7 million interest payment due on its NRG Northeast Generating LLC bond series and deferred the $53.5 million principal payment. The NRG Northeast Generating LLC bonds include 8.06 percent Series A-1 senior secured bonds due 2004, 8.84 percent Series B-1 senior secured bonds due 2015, and 9.29 percent Series C-1 senior secured bonds due 2024. NRG Northeast Generating LLC bond series are non-recourse to NRG and us.

Cash Flows

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999

	(Millions of dollars)
Net cash provided by operating activities	$1,499	$1,338	$1,584	$1,408	$1,325

      Cash provided by operating activities increased during the first nine months of 2002, compared with the first nine months of 2001. This increase was primarily due to improved working capital, mainly at NRG due to NRG’s recently implemented cash management procedures. Due to NRG’s current liability concerns, payment of certain items has been temporarily suspended, pending the completion of the comprehensive restructuring plan. Cash provided by operating activities increased during 2001, compared with 2000, primarily due to the higher net income, depreciation and improved working capital. Cash provided by operating activities increased during 2000, compared with 1999, primarily due to improved working capital.

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999

	(Millions of dollars)
Net cash used in investing activities	$(2,302)	$(4,623)	$(5,168)	$(3,347)	$(2,953)

      Cash used in investing activities decreased for the first nine months of 2002, compared with the first nine months of 2001. This decrease was largely due to decreased levels of nonregulated capital expenditures and asset acquisitions, primarily at NRG. Cash used in investing activities increased during 2001, compared with 2000, primarily due to increased levels of nonregulated capital expenditures and asset acquisitions, primarily at NRG. The increase was partially offset by our sale of the majority of our investment in Yorkshire Power. Cash used in investing activities increased during 2000, compared with 1999, primarily due to acquisitions of existing generating facilities by NRG.

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999

	(Millions of dollars)
Net cash provided by financing activities	$1,785	$3,364	$3,713	$2,016	$1,668

      Cash provided by financing activities decreased for the first nine months of 2002, compared with the first nine months of 2001. This change was largely due to limited financing activities at NRG offset by increased financings at our utility subsidiaries. Cash provided by financing activities increased during 2001, compared with 2000, primarily due to increased short-term borrowings and net long-term debt issuances, mainly to fund NRG acquisitions. Cash provided by financing activities increased during 2000, compared with 1999, primarily due to the issuance of debt to finance NRG asset acquisitions in 2000.

      See discussion of trends, commitments and uncertainties with the potential for future impact on cash flow and liquidity under “Capital Sources.”

Capital Requirements

      Utility Capital Requirements — Our utility capital expenditure forecast as of September 30, 2002 is detailed in Note 9 to the interim consolidated financial statements. The capital expenditure programs of Xcel Energy are subject to continuing review and modification. Actual construction expenditures may vary from the estimates due to changes in market conditions.

      NRG Prospective Capital Requirements — As of September 30, 2002, NRG had taken definitive steps to scale back and delay certain construction projects so as to enhance its financial position and improve liquidity in the remainder of 2002. See discussion of NRG’s capital and operating expenditure forecast as of September 30, 2002 in Note 7 to the interim consolidated financial statements.

      NRG’s capital expenditure program is subject to continuing review and modification. Actual expenditures may differ significantly depending upon such factors as the success, timing of and level of involvement in projects under construction.

      NRG Construction Program Sources — NRG has generally financed the acquisition and development of its projects under financing arrangements to be repaid solely from each of its projects cash flows, which are typically secured by the plant’s physical assets and equity interests in the project company. Financing needs are subject to continuing review and can change depending on market and business conditions and changes, if any, in the capital requirements of NRG and its subsidiaries. During the nine months ended September 30, 2002, NRG had financed its acquisition and construction activities through a combination of both short- and long-term corporate level and project level financings, cash infusions from us and, to a limited extent, operating cash flows. Additional financing sources include cash proceeds from asset sales, as discussed later.

      Capital Expenditures and Nonregulated Investments — The estimated cost as of December 31, 2002, of our capital expenditure programs and those of our subsidiaries (excluding NRG) and other capital requirements for the years 2003, 2004 and 2005 are shown in the table below.

	2003	2004	2005

	(Millions of dollars)
Electric utility	$700	$841	$752
Gas utility	110	108	111
Common utility	90	50	37

Total utility	900	999	900
Other nonregulated	32	23	15

Total capital expenditures	932	1,022	915
Sinking funds and debt maturities	563	169	223

Total capital requirements	$1,495	$1,191	$1,138

      Our capital expenditure programs are subject to continuing review and modification. Actual utility construction expenditures may vary from the estimates due to changes in electric and natural gas projected load growth, the desired reserve margin and the availability of purchased power, as well as alternative plans for meeting our long-term energy needs. In addition, our ongoing evaluation of merger, acquisition and divestiture opportunities to support corporate strategies, address restructuring requirements and comply with future requirements to install emission-control equipment may impact actual capital requirements. For more information, see Notes 12 and 15 to the audited consolidated financial statements.

      NRG is unable to provide an estimate of its near term cash requirements. NRG’s near term cash requirement generally includes funds for direct corporate obligations and net requirements for continuing operations. In general, NRG plans to fund its ongoing liquidity needs with cash on hand and cash proceeds from asset sales.

      Our subsidiaries may invest in nonregulated projects in the future. Financing requirements for nonregulated project investments will vary depending on the success, timing and level of involvement in projects currently under consideration. These investments could cause significant changes to the capital requirement estimates for nonregulated projects and property. Long-term financing may be required for such investments. Our investment in exempt wholesale generators and foreign utility companies, which includes NRG and our other subsidiaries, is currently limited to 100 percent of consolidated retained earnings, as a result of the PUHCA restrictions. We cannot make any additional investments in NRG or any EWG or FUCO (other than the potential infusion of the $300 million under the Support Agreement) without the prior approval of the SEC under PUHCA. Infusion of the $300 million is subject to delivery to the SEC of a satisfactory opinion of an independent financial advisor addressing among other things the protection of utility ratepayers.

      Contractual Obligations and Other Commitments — We have a variety of contractual obligations and other commercial commitments that represent prospective requirements in addition to our capital expenditure programs. The following is a summarized table of contractual obligations. See additional discussion in the Consolidated Statements of Capitalization and Notes 11, 15, 16 and 17 to the audited consolidated financial statements.

	Payments Due by Period as of September 30, 2002

Contractual Cash Obligations (Unaudited)	Total	Short Term	1-3 years	4-5 years	After 5 years

	(In thousands)
Long-term debt	$13,845,236	$7,481,343	$384,254	$1,545,053	$4,434,586
Capital lease obligations	665,943	32,551	55,585	54,489	523,318
Operating leases	354,559	83,811	104,383	69,308	97,057
Unconditional purchase obligations	9,612,152	306,073	2,244,547	5,495,532	1,566,000
Other long-term obligations	872,900	4,676	93,742	88,235	686,247

      Common Stock Dividends — Under the PUHCA, unless there is an order from the SEC, a holding company or any subsidiary may only declare and pay dividends out of retained earnings. Retained earnings were $115 million at December 31, 2002 assuming no further adjustments to the preliminary NRG results. Xcel Energy has requested authorization from the SEC to pay dividends out of paid-in capital up to $260 million until September 30, 2003.

      Our Articles of Incorporation place restrictions on the amount of common stock dividends we can pay when preferred stock is outstanding. We have outstanding preferred stock, however, the restrictions do not place any effective limit on our ability to pay dividends.

Capital Sources

      We expect to meet future financing requirements by periodically issuing long-term debt, short-term debt, common stock and preferred securities to maintain desired capitalization ratios. We are a registered holding company under the PUHCA. As a result, we, along with our utility subsidiaries and certain of our nonutility subsidiaries, are subject to extensive regulation by the SEC under the PUHCA with respect to issuances and sales of securities, acquisitions and sales of certain utility properties and intra-system sales of certain goods and services. In addition, the PUHCA generally limits the ability of registered holding companies to acquire additional public utility systems and to acquire and retain businesses unrelated to the utility operations of the holding company.

      Such registered holding companies and subsidiaries may not issue securities unless authorized by an exemptive rule or order of the SEC.

      Because the exemptions available to us are limited, we sought and received authority from the SEC under PUHCA for various financing arrangements. One of the conditions of our original financing order was that our ratio of common equity to total capitalization, on a consolidated basis, be at least 30 percent. During the quarter ended September 30, 2002, we were required to record significant asset impairment losses from sales or divestitures of NRG assets and businesses, from NRG’s cancelling or deferring the funding of certain projects under construction, and from NRG’s deciding not to contribute additional funds to certain projects already operating. As a result, our common equity ratio fell below 30 percent.

      In anticipation of falling below the 30 percent level, we obtained authorization from the SEC under PUHCA to engage in certain financing transactions and intrasystem loans through March 31, 2003, so long as our ratio of common equity to total capitalization, on an as adjusted basis, is at least 24 percent. As of September 30, 2002, our common equity ratio, as adjusted, was at least 24 percent. Financings authorized by the SEC included the issuance of debt (including convertible debt) to refinance or replace a $400 million credit facility that expired on November 8, 2002, issuance of $483 million of stock (less amounts of long-term debt issued as part of the refinancing of the $400 million credit facility) and the renewal of guarantees for trading obligations of NRG’s power marketing subsidiary. The SEC reserved jurisdiction over additional securities issuances by us through June 30, 2003, while our common equity ratio is below 30 percent. After June 30, 2003, our common equity ratio must be at least 30 percent in order to engage in financing transactions without additional approval of the SEC.

      On December 20, 2002, we filed a request with the SEC seeking additional financing authorization to conduct our business as proposed during 2003. We are seeking an increase in the amount of long-term debt and common equity we are authorized to issue. In addition, we proposed that our common equity, as reflected on our most recent Form 10-K or Form 10-Q and as adjusted to reflect subsequent events that affect capitalization, will be at least 30 percent of total consolidated capitalization, provided that in any event that we do not satisfy the 30 percent common equity standard, we may issue common stock. We further asked the SEC to reserve jurisdiction over the authorization of us and our subsidiaries to engage in any other financing transactions authorized under current SEC orders and in the instant request at a time that we do not satisfy the 30 percent common equity standard. We believe that, assuming approval of the authority currently sought, we will have adequate authority, including financing authority, under SEC orders and regulations for us and our subsidiaries to conduct our businesses as proposed during 2003 and will seek additional authorization when necessary.

      Consolidated project-related, nonrecourse debt at the subsidiary level is included in calculating our overall capital structure. As a result, we may experience constraints on available capital sources that may be affected by factors including earnings levels, project acquisitions and the financing actions of our subsidiaries.

      Over the long term, our equity investments in and acquisitions of nonregulated projects may be financed at the nonregulated subsidiary level from internally generated funds or the issuance of subsidiary debt. The financing needs are subject to continuing review and can change depending on market and business conditions and changes, if any, in the construction programs and other capital requirements of us and our subsidiaries.

      Short-Term Funding Sources — Historically, we have used a number of sources to fulfill short-term funding needs. Primary among these is operating cash flow, but also included are short-term borrowing arrangements such as notes payable, commercial paper and bank lines of credit. The amount and timing of short-term funding needs depend in large part on financing needs for utility construction expenditures and nonregulated project investments, as discussed previously in “Capital Requirements.” Another significant short-term funding need is the dividend payment requirement, as discussed previously in “Common Stock Dividends.”

      Operating cash flow as a source of short-term funding is reasonably likely to be affected by such operating factors as weather; regulatory requirements including rate recovery of costs, environmental regulation compliance and industry deregulation; changes in the trends for energy prices and supply; as well as operational uncertainties that are difficult to predict. See further discussion of such factors under “Income Statement Analysis” and “Factors Affecting Results of Operations.”

      Short-term borrowing as a source of short-term funding is affected by access to reasonably priced capital markets. This varies based on financial performance and existing debt levels. If current debt levels are perceived to be at or higher than standard industry levels or those levels that can be sustained by current operating levels, access to reasonable short-term borrowings could be limited. These factors are evaluated by credit rating agencies that review us and our subsidiary operations on an ongoing basis. As discussed below, NRG’s credit situation has affected our credit ratings and our access to short-term funding. As a result of the decline in our credit ratings, we have been unable to utilize the commercial paper market to satisfy any of our short-term funding needs. For additional information on our short-term borrowing arrangements, see Note 3 to the audited consolidated financial statements.

      In 2002, we have been experiencing some volatility in our funding sources due largely to the credit issues being faced by NRG, as described in Note 7 to the interim consolidated financial statements.

      NRG’s operating cash flows have been affected by lower operating margins as a result of low power prices since mid-2001. Seasonal variations in demand and market volatility in prices are not unusual in the independent power sector, and NRG does normally experience higher margins in peak summer periods and lower margins in non-peak periods. NRG has also incurred significant amounts of debt to finance its acquisitions in the past several years, and the servicing of interest and principal repayments from such financing is largely dependent on domestic project cash flows.

      NRG management has concluded that the forecasted free cash flow available to NRG after servicing project-level obligations will be insufficient to service recourse debt obligations. See Note 6 to the interim consolidated financial statements for further discussion of the financial restructuring plan for NRG.

      Under the proposed plan, owned assets with un-funded debt service reserve accounts would be funded at the project level over time with operating cash from the projects as it becomes available. The following lists amounts currently required to fund such accounts:

NRG Northeast Generating LLC	$78.3 million
NRG Peaker Finance Co.	$78.7 million
NRG South Central Generating LLC	$46.6 million
Mid-Atlantic Generating	$23.4 million
Flinders Power Finance Pty	$20.3 million
NRG McClain	$7.4 million	*
Enfield	$3.4 million

*	Includes both a debt service reserve and maintenance reserve fund.

      Going forward, NRG estimates $125 to $150 million for capital spending in 2003. This amount includes capital improvements, minor refurbishments, and extensions of projects in operation. NRG plans to fund these liquidity needs with cash on hand, operating cash from generating assets, a $300 million infusion from us, and the issuance of project level debt. NRG’s current financial plan estimates cash from operations of approximately $350 million for 2003.

      During 2002, we provided NRG with $500 million of cash infusions. In May 2002, we and NRG entered into a support and capital subscription agreement pursuant to which we agreed, under certain circumstances, to provide an additional $300 million to NRG. We have not, to date, provided funds to NRG under this agreement, however, we have proposed that we will contribute $300 million if the restructuring plan discussed above is approved by the creditors.

      In mid-December 2002, the NRG bank steering committee submitted a counter-proposal and in January 2003, the bondholder creditor committee issued its counter-proposal to the NRG restructuring plan. The counter-proposals would request substantial additional payments by us.

      A new NRG restructuring proposal was presented to NRG’s creditors on or shortly after January 29, 2003. While we currently anticipate that any financial impact of the proposal would affect 2003 results, there can be no assurance that the restructuring proposal made, or ultimately agreed to, will not impact our final earnings in 2002.

      Through January 31, 2003, NRG completed a number of transactions, which resulted in net cash proceeds to NRG after debt pay downs and after financial advisor fees of approximately $350 million.

      In the second-quarter 2002, NRG announced it had completed the sale of its ownership interests in an Australian energy company, Energy Development Limited (EDL) and its 50 percent interest in Collinsville Power Station in Australia. These transactions reached financial close during the third quarter of 2002 and NRG received proceeds of approximately $45 million in exchange for its ownership interest in these two assets.

      In the third-quarter 2002, NRG announced the sale of its Csepel power generating facilities, its 44.5 percent interest in the ECKG power station and its interest in Entrade, an electricity trading business. These transactions reached financial close in the fourth quarter 2002 and the first quarter of 2003 and the company realized net cash proceeds of approximately $200 million.

      In the fourth-quarter 2002 NRG closed several transactions resulting in net proceeds of approximately $105 million. The transactions included the sale of 60 percent interest in Compania Electrica Central Bulo Bulo S.A. (Bulo Bulo), a Bolivian corporation; NRG’s transfer of its indirect 50% interest in SRW Cogeneration LP (SRW), which owns a cogeneration facility in Orange County, Texas; and NRG’s sale of its 57.7 percent interest in the Crockett Cogeneration Project and the sale of its 39.5 percent indirect partnership interest in the Mt. Poso Cogeneration Company, a California limited partnership (Mt. Polo), in California.

      Credit Ratings — Short-term borrowings as a source of short-term funding is affected by access to reasonably priced capital markets. This access is dependent in part on credit agency reviews. In the past year, our credit ratings and those of our subsidiaries have been adversely affected by NRG’s credit contingencies, despite what management believes is a reasonable separation of NRG’s operations and credit risk from our utility operations and corporate financing activities. As of February 10, 2003, the following represents the credit ratings assigned to various Xcel Energy companies:

Company	Credit Type	Moody’s*	Standard & Poor’s

Xcel Energy	Senior Unsecured Debt	Baa3	BBB-
Xcel Energy	Commercial Paper	NP	A3
NSP-Minnesota	Senior Unsecured Debt	Baa1	BBB-
NSP-Minnesota	Senior Secured Debt	A3	BBB+
NSP-Minnesota	Commercial Paper	P2	A3
NSP-Wisconsin	Senior Unsecured Debt	Baa1	BBB
NSP-Wisconsin	Senior Secured Debt	A3	BBB+
PSCo.	Senior Unsecured Debt	Baa2	BBB-
PSCo.	Senior Secured Debt	Baa1	BBB+
PSCo.	Commercial Paper	P2	A3
SPS	Senior Unsecured Debt	Baa1	BBB
SPS	Commercial Paper	P2	A3
NRG	Corporate Credit Rating	Caa3	D

*	Negative credit watch/ negative outlook

      Since December 2001, NRG’s access to short-term capital has been limited due to tightening credit standards for the independent power sector as a whole. The downgrade of NRG’s credit ratings below investment grade in July 2002 has resulted in cash collateral requirements as discussed above and in Note 7 to the interim consolidated financial statements. In addition, lower credit ratings will increase the relative cost of NRG’s capital financing compared to historical levels.

      In June 2002, our access to commercial paper markets was reduced due to lowered credit ratings (shown above). Management believes these lower credit ratings for entities other than NRG are unwarranted given the separation of NRG’s operations and credit risk from our utility operations and corporate financing activities. However, until the ratings are raised, we and our utility subsidiaries continue to seek sources of financing (both short- and long-term) other than commercial paper. We and our subsidiaries used cash or existing credit facilities to repay approximately $723 million of commercial paper in July 2002.

      Credit Facilities — On August 15, 2002, NSP-Minnesota obtained an amended and restated credit facility that replaced its $300 million, 364-day fully drawn credit facility. This credit line is structured as a senior revolving facility and is secured by a new series of bonds issued under its First Mortgage Trust Indenture. The new bonds are secured equally with all other bonds outstanding under the Trust Agreement.

      We had a $400 million credit facility that expired on November 8, 2002. We paid down the $400 million, 364-day bank line on November 8, 2002. Funds to pay down the line came from cash at the holding company level and funds from a new financing, as discussed in Note 10 to the interim consolidated financial statements.

      On January 22, 2003, we entered into a nine month credit facility with King Street Capital, L.P. and Perry Principals Investments LLC, pursuant to which we may borrow up to $100 million at an interest rate of 9 percent per annum.

      Cross Default Provisions — On August 5, 2002, we signed agreements with our lenders to eliminate cross-default provisions in our bank credit agreements with respect to NRG. Our bank agreements consist of a five-year credit facility in the amount of $400 million expiring in November 2005. The revised agreements remove key provisions in our credit facilities that would have constrained our ability to access capital due to difficulties faced by NRG in complying with the terms of NRG’s credit facilities. The agreements reached with our lenders remove the linkage between NRG’s agreements and credit facilities and those at Xcel Energy by removing the cross-default provisions.

      Private Securities Offerings — On November 8, 2002, we issued $100 million principal amount of 8 percent senior convertible notes (the “Prior Notes”) pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) with Citadel Equity Fund Ltd., Citadel Credit Trading Ltd. and Jackson Investment Fund Ltd. (together, the “Purchasers”). A portion of the proceeds of the initial issuance and sale of the notes offered pursuant to this prospectus were used to redeem the Prior Notes on November 25, 2002. Upon redemption of the Prior Notes, we entered into an agreement with the Purchasers granting them the right, exercisable at any time and from time to time through November 24, 2003, to purchase notes in a private placement that are otherwise identical (other than issuance date) to the notes offered pursuant to this prospectus in an aggregate principal amount equal to 25 percent of the aggregate principal amount of the notes.

      On November 21, 2002, we issued the notes covered by this prospectus to Merrill, Lynch, Pierce, Fenner and Smith Incorporated and Lazard Frères & Co. L.L.C. in a private transaction. We received net proceeds from the sale of the notes, after deducting the initial purchasers’ discount and our offering expenses of approximately $220 million. As described above, a portion of the net proceeds from the sale of the notes were used to redeem the Prior Notes. The remaining net proceeds have and will be used for other general corporate purposes, including working capital.

      Registration Statements — Our Articles of Incorporation authorize the issuance of 1 billion shares of common stock. As of December 31, 2002, we had 398,714,039 shares of common stock outstanding. In addition, our Articles of Incorporation authorize the issuance of 7 million shares of $100 par value preferred stock. On December 31, 2002, we had approximately 1 million shares of preferred stock outstanding. Registered securities available for issuance are as follows:

      In September 2000, we filed a $1 billion shelf registration with the SEC to issue debt securities. We have approximately $400 million remaining available under this registration.

      In February 2002, we filed a registration statement for the sale of $1 billion of common stock and debt securities. We have approximately $482.5 million remaining available under this registration.

      In June 2002, we filed a registration statement with the SEC for the issuance of our stock upon exercise of outstanding NRG options governed by the NRG 2000 Long-Term Incentive Compensation Plan. Upon

the exercise of the NRG options, the holders thereof will receive shares of our common stock, and the associated share purchase rights, applying an exchange ratio of ..5 shares of our common stock for each share of NRG common stock, instead of shares of NRG common stock. See further discussion of the NRG exchange offer in Note 5 to the interim consolidated financial statements.

      In April 2001, NSP-Minnesota filed a $600-million long-term unsecured debt shelf registration with the SEC.

      In November 2002, NSP-Minnesota filed a $450 million first mortgage bond registration with the SEC for an exchange offer of its 8.00 percent first mortgage bonds maturing in 2012 issued in a private placement in August 2002.

      PSCo has an effective shelf registration statement with the SEC under which $300 million of senior unsecured debt securities are available for issuance.

      In June 2001, NRG filed a shelf registration with the SEC to sell up to $2 billion in debt securities, common and preferred stock, warrants and other securities. NRG expects to use the net proceeds for general corporate purposes, which may include the working capital and debt reduction. NRG has approximately $1.5 billion remaining available under this shelf registration.

      Xcel Energy Common Stock Issuance — In February 2002, we issued 23 million shares of common stock at $22.50 per share. The proceeds were used to fund NRG and to repay short-term debt.

      In June 2002, we issued 25.7 million shares of common stock to complete our exchange offer with minority NRG shareholders and acquire 100 percent ownership of NRG (see Note 5 to the interim consolidated financial statements).

      NSP-Minnesota Debt Issuances — In July 2002, NSP-Minnesota issued $185 million of 8.00 percent unsecured Public Income Notes due in 2042. The proceeds were used to repay short-term indebtedness incurred for general working capital purposes and to meet long-term debt maturity requirements.

      In August of 2002, NSP-Minnesota issued $450 million of first mortgage bonds. These bonds carry a fixed interest rate of eight percent and mature in 2012.

      In August 2002, in connection with its 364-day, $300 million credit agreement renewal, NSP-Minnesota also issued $308 million of first mortgage bonds, due August 15, 2003, to Wells Fargo Bank, N.A. pursuant to the credit agreement. The obligations under the credit agreement are secured by this series of bonds.

      In August 2002, NSP-Minnesota closed on the conversion of several bonds totaling $196 million from variable rate to a fixed rate of 8.5 percent. The first call date on these bonds is August 27, 2012. As part of the conversion, $69 million of the bonds were collateralized with the first mortgage bonds. The remaining bonds were collateralized in 1997.

      PSCo Debt Issuances — In September 2002, PSCo issued $600 million of first collateral trust bonds at a fixed interest rate of 7.875% and maturing in 2012.

      In September 2002, PSCo issued and delivered $530 million of first collateral trust bonds to a certain bank to secure its payment obligations under its $530 million, 364-day credit facility and $48.75 million of first collateral trust bonds to an insurance company to secure insurance obligations related to its 5.1% pollution control bonds, series due January 1, 2019.

      NRG Short-Term Borrowings — In March 2002, NRG’s $500-million recourse revolving credit facility matured and was replaced with a $1.0-billion, 364-day revolving line of credit, which terminates on March 7, 2003. The facility is unsecured. The credit agreement for this facility was amended in April 2002 to revise the interest coverage ratio covenant. As amended, the covenant requires NRG to maintain a minimum interest coverage ratio that varies throughout the year from 1.75 to 1.00 as determined at the end of each fiscal quarter. The facility contains additional covenants that, among other things, restrict the incurrence of liens and require NRG to maintain a net worth of at least $1.5 billion plus 25 percent of NRG’s consolidated net income from January 1, 2002, through the determination date. In addition, NRG must maintain a debt to capitalization ratio, as defined in the credit agreement, of not more than 0.68 to 1.00. The failure to comply with any of these covenants would be an Event of Default under the terms of the credit agreement. At September 30, 2002, NRG had a $1-billion outstanding balance under this credit facility. As of September 30, 2002, the weighted average interest rate of such outstanding advances was 7.7 percent per year. NRG missed the $7.6 million interest payment due on September 30, 2002, and as of September 30, 2002, NRG violated both the minimum net worth covenant and the minimum interest coverage ratio. Accordingly, the facility is in default.

      NRG’s $125-million syndicated letter of credit facility contains terms, conditions and covenants that are substantially the same as those in NRG’s $1.0-billion, 364-day revolving line of credit. During the second quarter of 2002, the letter of credit facility agreement was amended to incorporate the same covenant revisions and other amendments that had previously been made to the terms and conditions of NRG’s $1-billion revolving credit facility, including the addition of an interest coverage ratio covenant. As of September 30, 2002, NRG violated both the minimum net worth covenant and the minimum interest coverage ratio. Accordingly, the facility is in default.

      As of December 31, 2001, NRG, through its wholly owned subsidiary NRG South Central Generating LLC, had outstanding approximately $40 million under a project level, non-recourse revolving credit agreement. In June 2002, this facility was paid off and was not renewed.

      NRG Peaker Finance Company LLC — During the second quarter of 2002, NRG Peaker Finance Company LLC, an indirect wholly-owned subsidiary of NRG, issued $325 million of floating rate senior secured bonds. This issue, rated triple-A by Moody’s Investors Service and Standard & Poor’s Ratings Services and due in 2019, provided net proceeds of $250 million. SL Capital Assurance Inc. (“XLCA”), rated triple-A by Moody’s Investors Service, Standard & Poor’s Ratings Services and Fitch Ratings, will guarantee scheduled principal and interest payments on the bonds. The XLCA guarantee is secured by five Peaker power plants totaling approximately 1,318 megawatts.

      NRG Energy Center, Inc. — In July 2002, NRG Energy Center, Inc. (“NRG Energy Center”), an indirect wholly-owned subsidiary of NRG, entered into an agreement allowing it to issue senior promissory notes in the aggregate principal amount of up to $150 million. In July 2002, under this agreement, NRG Energy Center issued $75 million of bonds in a private placement. Two series of notes were issued in July 2002, the $55 million Series A-Notes dated July 3, 2002, which matures on August 1, 2017 and bears an interest rate of 7.25 percent per annum. The $20 million Series B-Notes dated July 3, 2002, which matures on August 1, 2017 and bears an interest rate of 7.12 percent per annum. NRG Thermal Corporation, a wholly-owned subsidiary of NRG, which owns 100 percent of NRG Energy Center, pledged its interests in all of its district heating and cooling investments throughout the United States as collateral. A covenant in this facility requires that Xcel Energy maintain no less than 50 percent indirect ownership interest in NRG Thermal.

      See further discussion of NRG credit collateral calls, defaults and debt covenants at Notes 7 and 10 to the interim consolidated financial statements.

      Financing Plans — The following long-term debt issuances of Xcel Energy’s regulated utilities come due during 2003. Depending on cash-on-hand and market conditions, the utilities may refinance this debt with first mortgage bonds, retire debt with cash available at the operating company level or a combination of both.

Issuing Entity	Principal Amount	Interest Rate	Date Due

	(Millions of dollars)
NSP-M	28	5.375 – 7.4%	Feb. 1, 2003 – May 1, 2003
NSP-M	100	5.875%	March 1, 2003
NSP-M	80	6.375%	April 1, 2003
NSP-W	40	5.750%	Oct. 1, 2003
PSCo.	250	6.000%	April 15, 2003
PSCo.	30	6.450%	Nov. 25, 2003

      In accordance with an SEC order under PUHCA granting our general financing authority, we must maintain common stockholders’ equity at a level at least equal to 30 percent of total capitalization in order to issue securities or guarantees. On November 7, 2002, the SEC issued an order authorizing us to engage in certain financing transactions through March 31, 2003 so long as our common equity ratio, as reported in our most recent Form 10-K, or Form 10-Q and as adjusted for pending subsequent items that affect capitalization, was at least 24 percent of our total capitalization. At September 30, 2002, and as adjusted for pending subsequent items that affect capitalization, our common equity ratio was at least 24 percent. Financings authorized by the SEC included the issuance of debt (including convertible debt) to refinance or replace our $400-million credit facility that expired on November 8, 2002, issuance of $483 million of stock (less any amounts issued as part of the refinancing of the $400-million credit facility) and the renewal of guarantees for various trading obligations of NRG’s power marketing subsidiary. The SEC reserved authorizing additional securities issuances by us through June 30, 2003 while our common equity ratio is below 30 percent. In the event NRG were to seek protection under bankruptcy laws and we ceased to have control over NRG, NRG would cease to be a consolidated subsidiary of us for financial reporting purposes and our common equity ratio under the SEC’s method of calculation would exceed 30 percent.

      On December 20, 2002, we filed a request with the SEC seeking additional financing authorization to conduct our business as proposed during 2003. We are seeking an increase in the amount of long-term debt and common equity we are authorized to issue. In addition, we proposed that our common equity, as reflected on our most recent Form 10-K or Form 10-Q and as adjusted to reflect subsequent events that affect capitalization, will be at least 30 percent of total consolidated capitalization, provided that in any event that we do not satisfy the 30 percent common equity standard, we may issue common stock. We further asked the SEC to reserve jurisdiction over the authorization of us and our subsidiaries to engage in any other financing transactions authorized under current SEC orders and in the instant request at a time that we do not satisfy the 30 percent common equity standard. We believe that, assuming approval of the authority currently sought, we will have adequate authority, including financing authority, under SEC orders and regulations for us and our subsidiaries to conduct our businesses as proposed during 2003 and will seek additional authorization when necessary.

      Short-term debt and financial instruments are discussed in Note 10 to the interim consolidated financial statements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

      During 2000 and 2001, and through the nine months ended September 30, 2002, there were no disagreements with our independent public accountants on accounting principles or practices, financial statement disclosures, or auditing scope or procedures.

      On March 27, 2002, the Audit Committee of our Board of Directors recommended, and our Board approved, the decision to engage Deloitte & Touche LLP, subject to completion of their customary acceptance procedures, as our new principal independent accountants for 2002. Accordingly, on March 27, 2002, our management informed Arthur Andersen LLP that the firm would no longer be engaged as our principal independent accountants. The reports of Arthur Andersen LLP on our financial statements for the year ended December 31, 2001 or 2000 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Further, during 2000 and 2001, and through the nine months ended September 30, 2002, there have been no reportable events (as defined in Commission Regulation S-K Item 304(a)(1)(v)).

      Arthur Andersen LLP furnished us with a letter addressed to the SEC stating that it agreed with the above statements.

BUSINESS

Company Overview

      On August 18, 2000, NCE and NSP merged (the “Merger”) and formed Xcel Energy Inc., a Minnesota corporation. We are a registered holding company under PUHCA. As part of the Merger, NSP transferred its existing utility operations that were being conducted directly by NSP at the parent company level to a newly formed subsidiary of ours named Northern States Power Company. Each share of NCE common stock was exchanged for 1.55 shares of Xcel Energy common stock. NSP shares became Xcel Energy shares on a one-for-one basis. As a stock-for-stock exchange for shareholders of both companies, the Merger was accounted for as a pooling-of-interests and accordingly, amounts reported for periods prior to the Merger have been restated for comparability with post-Merger results.

      We directly own six utility subsidiaries that serve electric and natural gas customers in 12 states. These six utility subsidiaries are NSP-Minnesota, NSP-Wisconsin, PSCo, SPS, Cheyenne and BMG. Their service territories include portions of Arizona, Colorado, Kansas, Michigan, Minnesota, New Mexico, North Dakota, Oklahoma, South Dakota, Texas, Wisconsin and Wyoming. Our regulated businesses also include Viking, which we sold on January 17, 2003, and WGI, both interstate natural gas pipeline companies.

      We also own or have an interest in a number of nonregulated businesses, the largest of which is NRG. As a result of the exchange of shares of Xcel Energy for publicly held shares of NRG, which was completed in June 2002, NRG is now an indirect wholly-owned subsidiary of ours. NRG is a global energy company, primarily engaged in the ownership and operation of power generation facilities and the sale of energy, capacity and related products. As discussed previously, NRG is currently experiencing severe financial difficulties and has sold or is in the process of selling a significant amount of its assets.

      In addition to NRG, our nonregulated subsidiaries include:

•	UE, which is involved in engineering, construction and design;

•	Seren, which is involved in broadband telecommunications services;

•	e prime inc., which is involved in natural gas marketing and trading;

•	Planergy, which is involved in enterprise energy management solutions;

•	Eloigne, which is involved in investments in rental housing projects that qualify for low-income housing tax credits; and

•	XEI, an international independent power producer.

      We were incorporated under the laws of Minnesota in 1909. Our executive offices are located at 800 Nicollet Mall, Minneapolis, Minnesota 55402.

      For information on our nonregulated subsidiaries, see “— Nonregulated Subsidiaries” below. For information regarding our segments and foreign revenues, see Note 18 to the audited consolidated financial statements.

     NSP-Minnesota

      NSP-Minnesota was incorporated in 2000 under the laws of Minnesota. NSP-Minnesota is an operating utility engaged in the generation, transmission and distribution of electricity and the transportation, storage and distribution of natural gas. NSP-Minnesota provides generation, transmission and distribution of electricity in Minnesota, North Dakota and South Dakota. NSP-Minnesota also purchases, distributes and sells natural gas to retail customers and transports customer-owned gas in Minnesota, North Dakota and South Dakota. NSP-Minnesota provides retail electric utility service to approximately 1.3 million customers and gas utility service to approximately 0.4 million customers.

      NSP-Minnesota owns the following direct subsidiaries: United Power and Land Co., which holds real estate; NSP Nuclear Corp., which holds NSP-Minnesota’s interest in the Nuclear Management Co.; and NSP Financing I, a special purpose business trust.

     NSP-Wisconsin

      NSP-Wisconsin was incorporated in 1901 under the laws of Wisconsin. NSP-Wisconsin is an operating utility engaged in the generation, transmission and distribution of electricity to approximately 230,000 retail customers in northwestern Wisconsin and in the western portion of the Upper Peninsula of Michigan. NSP-Wisconsin is also engaged in the distribution and sale of natural gas in the same service territory to approximately 90,000 customers in Wisconsin and Michigan.

      NSP-Wisconsin owns the following direct subsidiaries: Chippewa and Flambeau Improvement Co., which operates hydro reserves; Clearwater Investments Inc., which owns interests in affordable housing; and NSP Lands, Inc., which holds real estate.

     PSCo

      PSCo was incorporated in 1924 under the laws of Colorado. PSCo is an operating utility engaged principally in the generation, purchase, transmission, distribution and sale of electricity and the purchase, transportation, distribution and sale of natural gas. PSCo serves approximately 1.3 million electric customers and approximately 1.2 million gas customers in Colorado.

      PSCo owns the following direct subsidiaries: 1480 Welton, Inc., which owns certain real estate interests of PSCo; PSR Investments, Inc., which owns and manages permanent life insurance policies on certain employees; Green and Clear Lakes Company, which owns water rights and PSCo Capital Trust I, a special purpose financing trust. PSCo also holds controlling interests in several other relatively small ditch and water companies whose capital requirements are not significant. PS Colorado Credit Corp., a finance company that was owned by PSCo and financed certain of PSCo’s current assets was dissolved in 2002.

     SPS

      SPS was incorporated in 1921 under the laws of New Mexico. SPS is an operating utility engaged primarily in the generation, transmission, distribution and sale of electricity. SPS serves approximately 390,000 electric customers in portions of Texas, New Mexico, Oklahoma and Kansas. The wholesale customers served by SPS comprise approximately 36 percent of the total kilowatt-hour sales.

      SPS owns a direct subsidiary, SPS Capital I, which is a special purpose financing trust.

Other Regulated Subsidiaries

      Cheyenne was incorporated in 1900 under the laws of Wyoming. Cheyenne is an operating utility engaged in the purchase, transmission, distribution and sale of electricity and natural gas primarily serving approximately 40,000 electric customers and 30,000 natural gas customers in and around Cheyenne, Wyoming.

      BMG was incorporated in 1999 under the laws of Arizona. BMG is a natural gas and propane distribution company, located in Cave Creek, Arizona, with approximately 9,300 customers. We have entered into an agreement to sell BMG. The sale is subject to the receipt of several regulatory approvals.

      Viking, acquired in 1993, owns and operates an interstate natural gas pipeline serving portions of Minnesota, Wisconsin and North Dakota. Viking operates exclusively as a transporter of natural gas for third-party shippers under authority granted by the FERC. On January 17, 2003, we completed the sale of Viking, including its ownership interest in Guardian, to a subsidiary of NBP.

      WGI was incorporated in 1990 under the laws of Colorado. WGI is a natural gas transmission company engaged in transporting natural gas from Chalk Bluffs, Colorado, to Cheyenne, Wyoming.

Utility Regulation

     Ratemaking Principles

      Our system is subject to the jurisdiction of the SEC under PUHCA. The rules and regulations under PUHCA generally limit the operations of a registered holding company to a single integrated public utility system, plus additional energy-related businesses. PUHCA rules require that transactions between affiliated companies in a registered holding company system be performed at cost, with limited exceptions. See additional discussion of PUHCA requirements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Results of Operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

      FERC has jurisdiction over rates for electric transmission service in interstate commerce and wholesale electric energy sold in interstate commerce, hydro facility licensing and certain other activities of our utility subsidiaries. Federal, state and local agencies also have jurisdiction over many of our other activities.

      We are unable to predict the impact on our operating results from the future regulatory activities of any of these agencies. We strive to comply with all rules and regulations issued by the various agencies.

     NSP-Minnesota

      Retail rates, services and other aspects of NSP-Minnesota’s operations are subject to the jurisdiction of the MPUC, the North Dakota Public Service Commission (“NDPSC”) and the South Dakota Public Utilities Commission (“SDPUC”) within their respective states. The MPUC also possesses regulatory authority over aspects of NSP-Minnesota’s financial activities, including security issuances, certain property transfers, mergers with other utilities and transactions between NSP-Minnesota and its affiliates. In addition, the MPUC reviews and approves NSP-Minnesota’s electric resource plans and gas supply plans for meeting customers’ future energy needs. The MPUC also certifies the need for generating plants greater than 50 megawatts and transmission lines greater than 100 kilovolts. NSP-Minnesota has received authorization from the FERC to act as a power marketer.

      The Minnesota Environmental Quality Board (“MEQB”) is empowered to select and designate sites for new power plants with a capacity of 50 megawatts or more and wind energy conversion plants with a capacity of five megawatts or more. It also designates routes for electric transmission lines with a capacity of 100 kilovolts or more. No power plant or transmission line may be constructed in Minnesota except on a site or route designated by the MEQB.

     NSP-Wisconsin

      NSP-Wisconsin is subject to regulation of similar scope by the Public Service Commission of Wisconsin (“PSCW”) and the Michigan Public Service Commission (“MPSC”). In addition, each of the state commissions certifies the need for new generating plants and electric and retail gas transmission lines of designated capacities to be located within the respective states before the facilities may be sited and built.

      The PSCW has a biennial filing requirement. By June of each odd-numbered year, NSP-Wisconsin must submit a rate filing for the two-year period beginning the following January. The filing procedure and review generally allow the PSCW sufficient time to issue an order effective with the start of the test year.

     PSCo

      PSCo is subject to the jurisdiction of the CPUC with respect to its facilities, rates, accounts, services and issuance of securities. PSCo is subject to the jurisdiction of the FERC with respect to its wholesale electric operations and accounting practices and policies. PSCo has received authorization from the FERC to act as a power marketer. Also, PSCo holds a FERC certificate that allows it to transport natural gas in interstate commerce without PSCo becoming subject to full FERC jurisdiction.

     SPS

      The PUCT has jurisdiction over SPS’ Texas operations as an electric utility and over its retail rates and services. The municipalities in which SPS operates in Texas have original jurisdiction over SPS’ rates in those communities. The New Mexico Public Regulatory Commission (“NMPRC”) has jurisdiction over the issuance of securities and accounting. The NMPRC, the Oklahoma Corporation Commission and the Kansas Corporation Commission have jurisdiction with respect to retail rates and services in their respective states. The FERC has jurisdiction over SPS’ rates for wholesale sales for resale and the transmission of electricity in interstate commerce. SPS has received authorization from the FERC to make wholesale electricity sales under market-based prices.

     Cheyenne

      Cheyenne is subject to the jurisdiction of the Wyoming Public Service Commission with respect to its facilities, votes, accounts, services and issuances of securities.

     Other

      WGI is subject to the FERC jurisdiction and holds a FERC certificate, which allows it to transport natural gas in interstate commerce pursuant to the provisions of the Natural Gas Act.

Fuel, Purchased Gas and Resource Adjustment Clauses

     NSP-Minnesota

      NSP-Minnesota’s retail electric rate schedules provide for adjustments to billings and revenues for changes in the cost of fuel and purchased energy. NSP-Minnesota is permitted to recover financial instrument costs through a fuel clause adjustment, a mechanism that allows NSP-Minnesota to bill customers for the cost of fuel used to generate electricity at its plants and energy purchased from other suppliers. Changes in capacity charges are not recovered through the fuel clause. NSP-Minnesota’s electric wholesale customers do not have a fuel clause provision in their contracts. Instead, the contracts have an escalation factor.

      Gas rate schedules for NSP-Minnesota include a purchased gas adjustment (“PGA”) clause that provides for rate adjustments for changes in the current unit cost of purchased gas compared with the last costs included in rates. The PGA factors in Minnesota are calculated for the current month based on the estimated purchased gas costs for that month. The MPUC has the authority to disallow certain costs if it finds the utility was not prudent in its procurement activities.

      NSP-Minnesota is required by Minnesota law to spend a minimum of 2 percent of Minnesota electric revenue and 0.5 percent of Minnesota gas revenue on conservation improvement programs (“CIP”). These costs are recovered through an annual recovery mechanism for electric and gas conservation and energy management program expenditures. NSP-Minnesota is required to request a new cost recovery level annually.

     NSP-Wisconsin

      NSP-Wisconsin does not have an automatic electric fuel adjustment clause for Wisconsin retail customers. Instead, it has a procedure that compares actual monthly and anticipated annual fuel costs with those costs that were included in the latest retail electric rates. If the comparison results in a difference outside a prescribed range, the PSCW may hold hearings limited to fuel costs and revise rates (upward or downward). Any revised rates would be effective until the next rate case. The adjustment approved is calculated on an annual basis, but applied prospectively. Most of NSP-Wisconsin’s wholesale electric rate schedules provide for adjustments to billings and revenues for changes in the cost of fuel and purchased energy.

      NSP-Wisconsin has a gas cost recovery mechanism to recover the actual cost of natural gas.

      NSP-Wisconsin’s gas and retail electric rate schedules for Michigan customers include gas cost recovery factors and power supply cost recovery factors, which are based on 12-month projections. After each

12-month period, a reconciliation is submitted whereby over-collections are refunded and any under-collections are collected from the customers over the subsequent 12-month period.

     PSCo

      PSCo currently has seven adjustment clauses that recover fuel, purchased energy and resource costs: the ICA, the interim adjustment clause (“IAC”), the air quality improvement rider (“AQIR”), the gas cost adjustment (“GCA”), the steam cost adjustment (“SCA”), the demand side management cost adjustment (“DSMCA”) and the qualifying facilities capacity cost adjustment (“QFCCA”). These adjustment clauses allow certain costs to be passed through to retail customers. For certain adjustment mechanisms, PSCo is required to file applications with the CPUC for approval in advance of the proposed effective dates.

      The ICA allows for an equal sharing between customers and shareholders of certain fuel and purchased energy cost increases for fuel and purchased energy costs incurred prior to December 31, 2002. The IAC recovers fuel and energy costs incurred during 2003 until the conclusion of the 2002 general rate case, at which time the fuel and purchased energy cost recovery from January 1, 2003 onward shall be recalculated in accord with the fuel and purchased energy cost recovery mechanism approved by the Commission in the PSCo 2002 general rate case. The AQIR recovers over a fifteen year period the incremental cost (including fuel and purchased energy) incurred by PSCo as a result of voluntary investments in air quality improvement. PSCo, through its SCA, is allowed to recover the difference between its actual cost of fuel and the amount of these costs recovered under its base rates. The SCA rate is revised annually to coincide with changes in fuel costs. The QFCCA provides for recovery of purchased capacity costs from certain QF projects not otherwise reflected in base electric rates. The QFCCA will expire at the conclusion of PSCo’s general rate case.

      The DSMCA clause currently permits PSCo to recover DSM costs over five years while non-labor incremental expenses and carrying costs associated with deferred DSM costs are recovered on an annual basis. PSCo also has implemented a low-income energy assistance program. The costs of this energy conservation and weatherization program for low-income customers are recovered through the DSMCA.

     SPS

      Fuel and purchased power costs are recoverable in Texas through a fixed fuel factor, which is part of SPS’ rates. If it appears that SPS will materially over-recover or under-recover these costs, the factor may be revised upon application by SPS or action by the PUCT. The rule requires refunding and surcharging under/over-recovery amounts, including interest, when they exceed 4 percent of the utility’s annual fuel and purchased power costs, as allowed by the PUCT, if this condition is expected to continue. PUCT regulations require periodic examination of SPS fuel and purchased power costs, the efficiency of the use of such fuel and purchased power, fuel acquisition and management policies and purchase power commitments. Under the PUCT’s regulations, SPS is required to file an application for the PUCT to retrospectively review at least every three years the operations of SPS’ electric generation and fuel management activities. In June 2002, SPS filed an application with the PUCT to reconcile fuel costs for calendar years 2000 and 2001.

      The NMPRC regulations provide for a fuel and purchased power cost adjustment clause for SPS’ New Mexico retail jurisdiction. SPS files monthly and annual reports of its fuel and purchased power costs with the NMPRC, which include the current over/under fuel collection calculation, plus interest. In January 2002, the NMPRC authorized SPS to implement a monthly adjustment factor on an interim basis beginning with the February 2002 billing cycle.

     Cheyenne

      All electric demand and purchased power costs are recoverable through an energy adjustment clause. Differences in costs incurred from costs recovered in rates are deferred and recovered through prospective adjustments to rates. However, rate changes for cost recovery require WPSC approval before going into effect. Historically, customers have been provided carrying costs on overcollected costs, but Cheyenne has not been allowed to collect carrying charges for under recovered costs.

Pending Regulatory Matters

     Xcel Energy

      Temporary Modification of PUHCA Equity Ratio Limit — In accordance with an SEC order under PUHCA granting our general financing authority, we must maintain common stockholders’ equity at a level at least equal to 30 percent of total capitalization in order to issue securities or guarantees. On November 7, 2002, the SEC issued an order authorizing us to engage in certain financing transactions through March 31, 2003 so long as our common equity ratio, as reported in our most recent Form 10-K, or Form 10-Q and as adjusted for pending subsequent items that affect capitalization, was at least 24 percent of our total capitalization. At September 30, 2002, and as adjusted for pending subsequent items that affect capitalization, our common equity ratio was at least 24 percent. Financings authorized by the SEC included the issuance of debt (including convertible debt) to refinance or replace our $400-million credit facility that expired on November 8, 2002, issuance of $483 million of stock (less any amounts issued as part of the refinancing of the $400-million credit facility) and the renewal of guarantees for various trading obligations of NRG’s power marketing subsidiary. The SEC reserved authorizing additional securities issuances by us through June 30, 2003 while our common equity ratio is below 30 percent. In the event NRG were to seek protection under bankruptcy laws and we ceased to have control over NRG, NRG would cease to be a consolidated subsidiary of us for financial reporting purposes and our common equity ratio under the SEC’s method of calculation would exceed 30 percent.

      On December 20, 2002, we filed a request with the SEC seeking additional financing authorization to conduct our business as proposed during 2003. We are seeking an increase in the amount of long-term debt and common equity we are authorized to issue. In addition, we proposed that our common equity, as reflected on our most recent Form 10-K or Form 10-Q and as adjusted to reflect subsequent events that affect capitalization, will be at least 30 percent of total consolidated capitalization, provided that in any event that we do not satisfy the 30 percent common equity standard, we may issue common stock. We further asked the SEC to reserve jurisdiction over the authorization of us and our subsidiaries to engage in any other financing transactions authorized under current SEC orders and in the instant request at a time that we do not satisfy the 30 percent common equity standard. We believe that, assuming approval of the authority currently sought, we will have adequate authority, including financing authority, under SEC orders and regulations for us and our subsidiaries to conduct our businesses as proposed during 2003 and will seek additional authorization when necessary.

     NSP-Minnesota

      Minnesota Financial and Service Quality Investigation — On August 8, 2002, the MPUC asked for additional information related to the impact of NRG’s financial circumstances on NSP-Minnesota. Subsequent to that date, several newspaper articles alleged concerns about the reporting of service quality data and NSP-Minnesota’s overall maintenance practices. In an order dated October 22, 2002, the MPUC directed the Minnesota Department of Commerce and the Office of the Attorney General — Residential Utilities Division to investigate the accuracy of NSP-Minnesota’s reliability records and to allow for further review of its maintenance and other service quality measures. There is no scheduled date for completion of this inquiry. The October 22, 2002 order requires NSP-Minnesota to report specified financial information and to work with interested parties on various issues to ensure NSP-Minnesota’s commitments are fulfilled. The October 22, 2002 order references the NSP-Minnesota commitment (made at the time of the NSP/NCE Merger) to not seek a rate increase until 2006 unless certain exceptions are met. In addition, among other requirements, the order imposes restrictions on NSP-Minnesota’s ability to encumber utility property, provide intercompany loans and the method by which NSP-Minnesota can calculate its cost of capital in present and future filings before the MPUC. On January 3, 2003, the MPUC subsequently issued an order bifurcating the financial aspect of this proceeding from the state agency’s inquiry into the NSP-Minnesota’s service quality reporting and allowing the agencies to continue to investigate other allegations in existing dockets. As a result, these two matters will proceed under separate dockets.

      Metro Emissions Reduction Program — On July 26, 2002, NSP-Minnesota filed for approval by the MPUC a proposal to invest in existing NSP-Minnesota generation facilities (A S King, High Bridge, Riverside) to reduce emissions under the terms of legislation adopted by the 2001 Minnesota Legislature. The proposal includes the installation of state-of-the-area pollution control equipment as the AS King plant and conversion to natural gas at the High Bridge and Riverside plants. Under the terms of the statute, the filing concurrently seeks approval of a rate recovery mechanism for the costs of the proposal, estimated to be a total of $1.1 billion with major expenditures anticipated to begin in 2005 and continuing through 2009. The rate recovery would be through an annual automatic adjustment mechanism authorized by 2001 legislation, outside a general rate case, and is proposed to be effective at the expiration of the NSP-Minnesota merger rate freeze, which extends through 2005 unless certain exemptions are triggered. The rate recovery proposed by NSP-Minnesota would allow recovery of financing costs of capital expenditures prior to the in-service date of each plant. The proposal is pending comments by interested parties. Other regulatory approvals, such as environmental permitting, are needed before the proposal can be implemented. On December 30, 2002, the Minnesota Pollution Control Agency issued a report to the MPUC in which it found that the NSP-Minnesota emission reduction proposal is appropriate and complies with the requirement of the 2001 legislation. The MPUC must now act on the proposal.

      Renewable Cost Recovery Tariff — In April 2002, NSP-Minnesota also filed for MPUC authorization to recover in retail rates the costs of electric transmission facilities constructed to provide transmission service for renewable energy. The rate recovery would be through an automatic adjustment mechanism authorized by 2001 legislation, outside a general rate case. In January 2003, the MPUC issued an order approving the tariff subject to certain modifications. NSP-Minnesota does not expect to collect additional revenues under the tariff until late 2003 or early 2004.

      Electric Transmission Construction — In December 2001, NSP-Minnesota filed for certificates of need authorizing construction of various high voltage transmission facilities to provide generator outlet for up to 825 megawatts of wind generation. The projected cost is approximately $160 million. On January 30, 2003, the MPUC voted to issue certificates of need supporting NSP-Minnesota’s preferred transmission construction plan. The certificates of need were issued with conditions that require NSP-Minnesota to purchase wind powered electric generating capacity to match the increased transmission capacity created by the certified lines. The MPUC has not yet issued its order.

      Filings will be made with the Minnesota Environmental Quality Board (MEQB) to decide routing issues associated with the transmission plan. MEQB decisions are expected by the end of 2003 and early 2004. Construction is expected to be complete in the spring of 2007.

      North Dakota Rate Case — In October 2000, NSP-Minnesota filed a request with the NDPSC to increase natural gas rates by approximately 3.3 percent, or $1.4 million, annually. In June 2001, the NDPSC approved an increase of approximately $860,000 annually, effective July 13, 2001.

     NSP-Wisconsin

      Retail Electric Fuel Rates — In August 2002, NSP-Wisconsin filed an application with the PSCW, requesting a decrease in Wisconsin retail electric rates for fuel costs. The amount of the proposed rate decrease is approximately $6.3 million on an annual basis. The reasons for the decrease include moderate weather, lower than forecast market power costs, and optimal plant availability. On August 7, 2002, the PSCW issued an order approving the fuel rate credit. The rate credit was effective on August 12, 2002.

      On October 9, 2002, NSP-Wisconsin filed an application with the PSCW requesting another decrease in Wisconsin retail electric rates for fuel costs. The incremental amount of the second proposed rate decrease was approximately $5 million on an annual basis. The reasons for the additional decrease include continued moderate weather, lower than forecast market power costs, and optimal plant availability. On October 16, 2002, the PSCW issued an order approving the revised fuel rate credit, effective October 19, 2002.

      On October 22, 2002, NSP-Wisconsin filed an application with the PSCW requesting the establishment of a new fuel monitoring range and fuel recovery factor for 2003. On January 30, 2003, the PSCW issued an order authorizing a new fuel monitoring range for 2003 and a new fuel recovery factor effective February 3, 2003. This results in an annual revenue increase of approximately $5 million from the fuel credit factor the PSCW approved October 16, 2002.

      Michigan Transfer Pricing — On October 3, 2002, the Michigan Public Service Commission denied NSP-Wisconsin’s request for a waiver of the section of the Michigan Electric Code of Conduct (Michigan Code) dealing with transfer pricing policy. The Michigan Code requires the price of goods and services provided by an affiliate to NSP-Wisconsin be at the lower of market price or cost plus 10 percent, and the price of goods and services provided by NSP-Wisconsin to an affiliate be at the higher of cost or market price. NSP-Wisconsin requested the waiver based on its belief that the Michigan Code conflicts with SEC requirements to price goods and services provided between affiliates at cost. In November 2002, NSP-Wisconsin filed a request for reconsideration of the October 3, 2002 order. During its January 31, 2003 meeting, the Michigan Public Service Commission considered NSP-Wisconsin’s rehearing request and granted the Company’s request for waiver from this section of the Michigan Code. In its decision, the Michigan Public Service Commission indicated that it should grant the waiver to avoid placing NSP-Wisconsin in a position where it may be unable to comply with the Michigan Code and the pricing standards enforced by the SEC.

     PSCo

      Merger Agreements — Under the Stipulation and Agreement approved by the CPUC in connection with the Merger, PSCo agreed to:

•	file a combined electric, gas and steam rate case in 2002 with new rates effective in January 2003;

•	extend its ICA mechanism for one more year through December 31, 2002 with an increase in the ICA base rate from $12.78 per megawatt hour to a rate based on the 2001 actual costs;

•	continue the electric Performance Based Regulatory Plan and the electric Quality Service Plan through 2006 with an electric department earnings cap of 10.5 percent return on equity for 2002 and no earnings sharing for 2003;

•	develop a gas Quality of Service Plan for calendar year 2002 through 2007 performance;

•	reduce electric rates annually by $11 million for the period August 2000 to July 2002; and

•	cap merger costs associated with electric operations at $30 million and amortize such costs through 2002.

      Incentive Cost Adjustment — In early 2002, PSCo filed to increase rates under the ICA to recover the projected ICA energy costs through the period ended December 31, 2002 (approximately $148 million). PSCo proposed to increase the ICA rate for 2002 to avoid the significant deferral of costs from 2001 and 2002 ($148 million), which would have resulted in a large rate increase in 2003. The merger Stipulation and Agreement had provided for a rate recovery period of April 1, 2003 to March 31, 2004 for these ICA energy costs.

      On May 10, 2002, the CPUC approved a Settlement Agreement between PSCo and other parties to increase the ICA rate to $2.10 per megawatt hour, providing for recovery of the deferred 2001 costs and the projected higher 2002 costs over a 34-month period from June 1, 2002 to March 31, 2005. The prudence review and approval of actual costs incurred and recoverable under the ICA for 2001 and 2002 will be conducted in future proceedings by the CPUC. PSCo is currently projecting its costs for 2002 to be approximately $50 million to $60 million less than the ICA base allowed using the 2001 test year, resulting in an equal sharing of such lower costs between retail customers and PSCo. The mechanism for recovering fuel and energy costs for 2003 and later will be addressed in the 2002 rate case.

      2002 General Rate Case — In May 2002, PSCo filed a combined general retail electric, gas and thermal energy base rate case with the CPUC to address increased costs for providing energy to Colorado customers. This filing is required as part of the Xcel Energy Merger Stipulation and Agreement approved by the CPUC.

The case included setting the electric energy recovery mechanism, elimination of the QFCCA, new depreciation rates and recovery of additional plant investment. PSCo also asked to increase our authorized rate of return on equity set at 12 percent for electricity and 12.25 percent for natural gas. In February 2003, PSCo filed its rebuttal testimony, which revised the requested net increase. PSCo is now requesting to increase electric revenue by approximately $233 million annually. This is based on $186 million for fuel and purchased power and $47 million for the cost of electric service. PSCo is requesting a decrease in natural gas revenue by approximately $21 million. PSCo has reached several Settlement Agreements with the CPUC Staff covering the depreciation rates and corrections to the original filing. These Settlement Agreements are the primary reason for the revised requested increase. PSCo’s filing has been opposed by many parties. The CPUC Staff has recommended a lower electric revenue increase of approximately $95 million and a greater gas revenue decrease of approximately $45 million. The CPUC Staff has argued for an authorized return on equity of 10.75%. The Colorado Office of Consumer Counsel (“OCC”) has recommended an electric revenue increase of approximately $98 million and a gas revenue decrease of approximately $32 million. The OCC has argued for a return on equity of 9.9%. In addition, the CPUC Staff, the OCC and other parties have contested PSCo’s proposed electric energy recovery mechanism and many parties have contested the regulatory treatment of the Company’s short term off-system electric purchases and sales. Hearings are scheduled for February/March 2003, with rates expected to be effective at the end of April 2003.

      Gas Cost Prudence Review — In May 2002, the staff of the CPUC filed testimony in PSCo’s gas cost prudence review case, recommending $6.1 million in disallowances of gas costs for the July 2000 through June 2001 gas purchase year. Hearings were held before an administrative law judge (“ALJ”) in July 2002. On February 10, 2003, the ALJ issued his recommended decision rejecting the proposed disallowances and approving PSCo’s gas costs for the subject gas purchase year as prudently incurred. The decision is subject to Commission review should the CPUC staff file exceptions to the recommended decision, which must be filed by March 3, 2003.

      Gas Rate Reduction — In September 2002, PSCo filed a request with the CPUC for a $64.6 million reduction in the natural gas cost component of our rates in Colorado. The gas cost adjustment would reduce overall customer bills starting October 1, 2002. The CPUC approved the requested decrease by order issued September 27, 2002

      Pacific Northwest Power Market — A complaint has been filed at the FERC requesting that the agency set for investigation, pursuant to Section 206 of the Federal Power Act, the justness and reasonableness of the rates of wholesale sellers in the spot markets in the Pacific Northwest, including PSCo. The FERC decided to hold a preliminary evidentiary hearing to facilitate development of a factual record on whether there may have been unjust and unreasonable charges for spot market bilateral sales in the Pacific Northwest for the period beginning December 25, 2000 through June 20, 2001. Such hearing was held before an administrative law judge of the FERC in August 2001. The administrative law judge recommended that the FERC conclude that the rates charged were not unjust and unreasonable, and accordingly, that there should be no refunds. PSCo believes that the findings should be upheld at the FERC. However, the matter is still pending before the FERC, and the ultimate outcome cannot be determined.

      Investigations into Trading Practices — On May 8, 2002, in response to disclosure by Enron of certain trading strategies used in 2000 and 2001, which may have violated market rules, the FERC ordered all sellers of wholesale electricity and/or ancillary services to the California Independent System Operator or Power Exchange, including us, PSCo and NRG, to respond to data requests, including requests for admissions with respect to certain trading strategies in which the companies may have engaged. On May 22, 2002, we reported to the FERC that we have not engaged directly in the trading strategies identified in the May 8th inquiry. On May 21, 2002, the FERC supplemented the May 8th request by ordering all sellers off wholesale electricity and/or ancillary services in the United States portion of the Western Systems Coordinating Council during 2000 and 2001 to report whether they had engaged in activities referred to as “wash,” “round trip” or “sell/buyback” trading. On May 31, 2002, we reported that we had not engaged in so-called round trip electricity trading identified in the May 21st inquiry.

      On May 13, 2002, independently and not in direct response to any regulatory inquiry, we reported that PSCo had engaged in transactions in 1999 and 2000 with the trading arm of Reliant Resources, Inc. (“Reliant”) in which PSCo bought power from Reliant and simultaneously sold the same quantity back to Reliant. For doing this, PSCo normally received a small profit. PSCo made a total pretax profit of approximately $110,000 on these transactions. Also, PSCo engaged in one trade with Reliant in which PSCo simultaneously bought and sold power without realizing any profit. The purpose of this nonprofit transaction was in consideration of future for-profit transactions. PSCo engaged in these transactions for the proper commercial objective of making a profit, not to inflate volumes or revenues.

      We and PSCo have received subpoenas from the Commodities Future Trading Commission for disclosure related to these “round trip trades” and other trading in electricity and natural gas for the period from January 1, 1999 to the present involving us or any of our subsidiaries.

      We also have received a subpoena from the SEC for documents concerning “round trip trades” in electricity and natural gas with Reliant for the period from January 1, 1999 to the present. The SEC subpoena is issued pursuant to a formal order of private investigation that does not name us. Based upon accounts in the public press, we believe that similar subpoenas in the same investigation have been served on other industry participants. We are cooperating with the regulators and taking steps to assure satisfactory compliance with the subpoenas.

     SPS

      Fuel Recovery — At least every three years, SPS is required to file an application for the PUCT to retrospectively review the operations of a utility’s electric generation and fuel management activities. In June 2002, SPS filed an application for the PUCT to retrospectively review the operations of the utility’s electric generation and fuel management activities. In this application, SPS filed its reconciliation for electric generation and fuel management activities totaling approximately $608 million, for the period from January 2000 through December 2001. This proceeding is ongoing and intervenor and commission staff testimony is being reviewed. Hearings commence in March 2003.

      SPS Texas Retail Fuel Factor and Fuel Surcharge Application — SPS has reported to the PUCT that it has under-collected its fuel costs under the current Texas retail fixed fuel factors. SPS is preparing to file for a fuel cost surcharge.

      In December 2001, SPS submitted an application seeking authority to immediately revise its fixed fuel factors on an interim basis to prevent any over-collection of historical under-recoveries due to the rapid and unforeseen decreases in the price of natural gas. SPS also requested that it be allowed to file a supplemental application to revise its fixed fuel factors. On December 19, 2001, the administrative law judge issued an order approving the interim fixed fuel factors and SPS’ request to file a supplemental application. SPS’ supplemental application was filed in February 2002 and on March 25, 2002, a unanimous stipulation was filed to reduce SPS’ fixed fuel factor (effective in the April 2002 billing cycle) to reflect projected lower fuel costs for running the SPS’ power plants.

      SPS New Mexico Fuel Factor — On December 17, 2001, SPS filed an application with the NMPRC seeking approval of continued use of its fuel and purchased power cost adjustment using a monthly adjustment factor, authorization to implement the proposed monthly factor on an interim basis and approval of the reconciliation of its fuel and purchase power adjustment clause collections for the period October 1999 through September 2001. In January 2002, the NMPRC authorized SPS to implement a monthly adjustment factor on an interim basis beginning with the February 2002 billing cycle. Hearings were completed in May 2002. SPS’ continuation and reconciliation portion of the file is pending before the NMPRC.

      SPS Texas Transition to Competition Cost Recovery Application — In December 2001, SPS filed an application with the PUCT to recover $20.3 million in costs from the Texas retail customers associated with the transition to competition. These costs were incurred to position SPS for retail competition, which was eventually delayed for SPS. The filing was amended in March 2002 to reduce the recoverable costs by $7.3 million, which was associated with over-earnings recognized for the 1999 annual report. The PUCT approved SPS using the 1999 annual report over-earnings to offset the claims for reimbursement of transition to competition costs. This reduced the requested net collection in Texas to $13.0 million. In April 2002, a unanimous settlement agreement was reached. Final approval by the PUCT was received in May 2002. The stipulation provides for the recovery of $5.9 million through an incremental cost recovery rider and the capitalization of $1.9 million for metering equipment. Based on the settlement agreement, SPS wrote off pretax restructuring costs of approximately $5 million in the first quarter of 2002. Recovery of the $5.9 million began in July 2002.

      New Mexico Renewable Energy Requirements — In December 2002, the NMPRC adopted new regulations requiring investor-owned utilities operating in New Mexico to promote the use of renewable energy technologies by procuring at least ten percent of their New Mexico retail energy requirements from renewable resources by no later than 2011.

     NRG

      Connecticut Light & Power-NRG — On December 5, 2001, NRG and Connecticut Light and Power (“CL&P”) filed a request with the Connecticut Department of Public Utility Control (“DPUC”) for an increase in the standard offer rate paid to energy suppliers. The increase was requested to cover higher costs related to recent environmental legislation and anticipated higher charges for transmission service. The increase would have contributed approximately $5 million of net income per month to NRG. On June 17, 2002, the DPUC ruled the parties were not entitled to the requested increase.

      In July 2002, NRG reached a tentative agreement with CL&P that would result in increased compensation to NRG, as supplier of CL&P’s wholesale supply agreement. As part of the agreement, NRG has committed to keeping power generation units in service at its Devon and Norwalk Harbor generating stations as well as at its Cos Cob remote jet sites for the remainder of the wholesale supply agreement. CL&P filed an emergency petition with the DPUC asking for approval of a shift of wholesale supply agreement revenues, effective August 1, 2002, through December 31, 2003, that would reallocate 0.7 cents per kilowatt-hour in the wholesale price paid to existing suppliers. On July 26, 2002, the DPUC denied the request of CL&P for an emergency letter ruling. NRG expects to continue negotiations for receipt of capacity payments for critical generating units in Connecticut.

      On August 9, 2002, NRG announced it had finalized an agreement with ISO-New England to keep three units at its Devon station in service. Under the terms of the agreement, units seven and eight will remain available until ISO-New England gives a 60-day notice that one or both are no longer needed for reliability. Unit 10 may be deactivated on or after October 1, 2002. The agreement expires on September 30, 2003. The agreement provides for increased capacity payments and notice of termination. It also allows NRG sufficient compensation to continue operating through the end of the agreement.

     Cheyenne

      Cheyenne Purchased Power Costs — In March 2001, Cheyenne requested an increase in retail electric rates to provide for recovery of increasing power costs. As a result of the significant increase in electric energy costs since late February 2001, Cheyenne under recovered its costs under its electric cost adjustment (“ECA”) mechanism. On May 25, 2001, the WPSC approved a Stipulation Agreement between Cheyenne and intervenors in connection with a proposed increase in rates charged to Cheyenne’s retail customers to recover increased power costs.

      The Stipulation provides for an ECA rate structure with a fixed energy supply rate for Cheyenne’s customers through 2003; the continuation of the ECA with certain modifications, including the amortization through December 2005 of unrecovered costs incurred during 2001 up to the agreed upon fixed supply rates; and agreement that Cheyenne’s energy supply needs will be provided, in whole or in part, by PSCo in accordance with wholesale tariff rates to be approved by the FERC. The estimated retail rate increases under the Stipulation would provide recovery of an additional $18 million (in comparison to prior rate levels) through the remainder of 2001 and a total of $28 million for each of the years 2002 and 2003. In 2004 and 2005, Cheyenne will return to requesting recovery of its actual costs incurred plus the outstanding balance of any deferral from earlier years. New cost levels consistent with the Stipulation Agreement has been reflected in Cheyenne’s expenses, and in deferred costs based on current ECA recovery levels, with an effective date of June 1, 2001, and retroactive adjustments back to the date of the increase in costs on February 25, 2001.

      For more information on regulatory matters, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Electric Utility Operations

     Competition and Industry Restructuring

      Retail competition and the unbundling of regulated energy service could have a significant financial impact on us and our subsidiaries, due to an impairment of assets, a loss of retail customers, lower profit margins and increased costs of capital. The total impacts of restructuring may have a significant financial impact on our financial position, results of operations and cash flows and our utility subsidiaries cannot predict when they will be subject to changes in legislation or regulation, nor can they predict the impacts of such changes on their financial position, results of operations or cash flows. We believe that the prices our utility subsidiaries charge for electricity and the quality and reliability of their service currently place them in a position to compete effectively in the energy market.

      Retail Business Competition — The retail electric business faces increasing some competition as industrial and large commercial customers have some ability to own or operate facilities to generate their own electric energy. In addition, customers may have the option of substituting other fuels, such as natural gas for heating, cooling and manufacturing purposes, or the option of relocating their facilities to a lower cost environment. While each of our utility subsidiaries face these challenges, these subsidiaries believe their rates are competitive with currently available alternatives. Our utility subsidiaries are taking actions to lower operating costs and are working with their customers to analyze energy efficiency and load management programs in order to better position our utility subsidiaries to more effectively operate in a competitive environment.

      Wholesale Business Competition — The wholesale electric business faces increasing competition in the supply of bulk power, due to federal and state initiatives to provide open access to utility transmission systems. Under current FERC rules, utilities are required to provide wholesale open-access transmission services and to unbundle wholesale merchant and transmission operations. Our utility subsidiaries are operating under a joint tariff in compliance with these rules. To date, these provisions have not had a material impact on the operations of our utility subsidiaries.

      Utility Industry Changes and Restructuring — The structure of the electric and natural gas utility industry continues to change. Merger and acquisition activity over the past few years has been significant as utilities combine to capture economies of scale or establish a strategic niche in preparing for the future. Some regulated utilities are divesting generation assets. All utilities are required to provide nondiscriminatory access to the use of their transmission systems.

      Some states have begun to allow retail customers to choose their electricity supplier, and many other states are considering retail access proposals. However, the experience of the state of California in instituting competition, as well as the bankruptcy filing of Enron, have caused delays in industry restructuring.

      Major issues that must be addressed include mitigation of market power, divestiture of generation capacity, transmission constraints, legal separation, refinancing of securities, modification of mortgage indentures, implementation of procedures to govern affiliate transactions, investments in information technology and the pricing of unbundled services, all of which have significant financial implications. We cannot predict the outcome of restructuring proceedings in the electric utility jurisdictions it serves at this time. The resolution of these matters may have a significant impact on our financial position, results of operations and cash flows. For more information on the delay of restructuring for SPS in Texas and New Mexico, see Note 12 to the audited consolidated financial statements.

      FERC Restructuring — During 2001 and 2002, the FERC issued several industry-wide orders impacting (or potentially impacting) our operating companies and NRG. In addition, our utility subsidiaries submitted proposals to the FERC that could impact future operations, costs and revenues.

      Section 206 Investigation Against All Wholesale Electric Sellers — In November 2001, the FERC issued an order under Section 206 of the Federal Power Act initiating a “generic” investigation proceeding against all jurisdictional electric suppliers making sales in interstate commerce at market based rates. NSP-Minnesota, PSCo, SPS and certain NRG affiliates had previously received FERC authorization to make wholesale sales at market based rates, and have been engaged in such sales subject to rates on file at the FERC. The order proposed that all wholesale electric sales at market based rates conducted starting 60 days after publication of the FERC order in the Federal Register would be subject to refund conditioned on factors determined by the FERC.

      Several parties filed requests for rehearing, arguing the November 2001 order was vague and would require the affected utilities to conditionally report future revenues and earnings. In late November 2001, the FERC issued a notice delaying the effective date of the subject to refund condition, but subject to further investigation and proceedings. Comments were filed by numerous parties in January, 2002 and reply comments were filed in February of that year. Further, the FERC Staff convened a conference in this proceeding in February of 2002. The FERC has not yet acted on the matter.

      MISO Begins Operations — In compliance with a condition in the January 2000 FERC order approving the Merger, NSP-Minnesota and NSP-Wisconsin entered into agreements to join the MISO in August 2000. In December 2000, the FERC approved the MISO as the first approved regional transmission organization (“RTO”) in the U.S., pursuant to FERC Order 2000. On February 1, 2002, the MISO began interim operations, including regional transmission tariff administration services for the NSP-Minnesota and NSP-Wisconsin electric transmission systems. NSP-Minnesota and NSP-Wisconsin have received all required regulatory approvals to transfer functional control of their high voltage (100 kV and above) transmission systems to the MISO when the MISO is fully operational. The MISO will then control the operations of these facilities and the facilities of neighboring electric utilities. The MISO also submitted an application to the FERC for approval of the business combination of the MISO and the SPP. The FERC issued an order in December 2002, conditionally accepting the revised tariff and related agreements necessary to bring about the proposed business combination. On January 21, 2003, the MISO submitted a filing in compliance with the FERC’s December 2002 order, which required certain revisions to the tariff and related agreements. The MISO has requested that the FERC accept the revised MISO tariff and agreements to become effective on the day immediately following the consummation of the business combination between the MISO and the SPP. The MISO will be required to submit an application to the FERC under Section 203 of the Federal Power Act in order to effectuate the business combination with the SPP.

      In October 2001, the FERC issued an order in the separate proceeding to establish the initial MISO regional transmission tariff rates, ruling that all transmission services (with limited exceptions) in the MISO region must be subject to the MISO regional tariff and administrative surcharges to prevent discrimination between wholesale transmission service users. The FERC order unilaterally modified the agreement with the MISO signed in August 2000. The FERC order increased wholesale transmission costs to NSP-Minnesota and NSP-Wisconsin by up to $9 million per year.

      TRANSLink Transmission Company LLC — In September 2001, our operating companies joined a proposal with several other electric utilities in the U.S. Mid-continent region to form TRANSLink Transmission Company LLC (“TRANSLink”), an independent transmission company (“ITC”) which would own and/or operate electric high voltage transmission facilities within a FERC-approved RTO. Initially, the applicants propose that the high voltage transmission systems of NSP-Minnesota and NSP-Wisconsin be under the functional control of TRANSLink under an operating agreement between the utilities and TRANSLink, which would then be a member of the Midwest ISO RTO. The electric transmission facilities of SPS would participate upon the merger of the MISO and SPP. PSCo would also be operated by TRANSLink, but would not initially be part of an RTO because no FERC-approved RTO is operational in the western United States at this time.

      TRANSLink would pay our operating companies a fee for use of their transmission systems, determined on a regulated cost of service basis, and would collect its administrative costs through transmission rate surcharges. The TRANSLink participants argue that RTO participation through the TRANSLink ITC would comply with FERC Order 2000 at a lower cost than RTO participation as vertically integrated utilities. Under the proposal, TRANSLink will be responsible for planning, managing and operating both local and regional transmission assets. TRANSLink will also construct and own new transmission system additions. TRANSLink will collect the revenue for the use of our transmission assets through a FERC-approved, regulated cost-of-service tariff and will collect its administrative costs through transmission rate surcharges. Transmission service pricing will continue to be regulated by the FERC, but construction and permitting approvals will continue to rest with regulators in the states served by TRANSLink.

      In May 2002, the participants formed TRANSLink Development Company, LLC, which is responsible for pursuing the actions necessary to complete the regulatory approval of TRANSLink Transmission Company, LLC.

      In April 2002, the FERC gave conditional approval for the applicants to transfer ownership or operations of their transmission systems to TRANSLink and to form TRANSLink as an independent transmission company operating under the umbrella RTO organization of MISO. The FERC conditioned TRANSLink’s approval on the resubmission of its tariff as a separate rate schedule to be administered by the MISO. TRANSLink Development Company made this rate filing in October 2002. In October 2002, TRANSLink Development also entered into a definitive agreement with the MISO, whereby TRANSLink will contract with the MISO for certain required RTO functions and services. On November 1, 2002, the FERC issued its order supporting the approval of the formation of TRANSLink. The FERC also clarified several issues covered in its April 2002 order. In December 2002, the FERC approved the TRANSLink rate schedule subject to refund, and required TRANSLink to engage in settlement discussions on several items. TRANSLink anticipates resolving these issues during the first quarter. In January 2003, the FERC also approved TRANSLink’s contractual relationship with the Midwest Independent System Operator. This contract delineates the role that TRANSLink will have within the TRO. Finally, in January 2003, TRANSLink also identified its nine member independent Board of Directors. The establishment of an independent board is required to satisfy Order 2000 obligations. Several state approvals also would be required to implement the proposal, as well as SEC approval. State applications were made in late 2002 and early 2003. Subject to receipt of required regulatory approvals, TRANSLink is expected to begin operations in the third quarter or fourth quarter of 2003.

      Standards of Conduct Rulemaking — In October 2001, the FERC issued proposed rules which would substantially increase the “functional separation” requirements under existing FERC rules (Orders No. 497 and 889) between the regulated electric and natural gas transmission functions of the Xcel Energy operating companies and West Gas Interstate, and the wholesale electric and natural gas marketing functions of PSCo, NSP-Minnesota, NRG and e prime. The proposed rules, if adopted, would require substantially increased functional separation, causing a loss of integration efficiencies and thus higher costs. In December 2001, we and numerous other parties filed comments opposing the proposed rules. In May 2002, the FERC Staff issued a reaction paper, generally rejecting the comments of parties opposed to the proposed rules. No final rule has been issued.

      Standard Market Design Rulemaking — In July 2002 the FERC issued a Notice of Proposed Rulemaking on Standard Market Design rulemaking for regulated utilities. If implemented as proposed, the Rulemaking will substantially change how wholesale markets operate throughout the United States. The proposed expands the FERC’s intent to unbundle transmission operations from integrated utilities and ensure robust competition in wholesale markets. The rule contemplates that all wholesale and retail customers will be on a single network transmission service tariff. The rule also contemplates the implementation of a bid based system for buying and selling energy in wholesale markets. The market will be administered by RTOs or Independent Transmission Providers. RTOs will also be responsible for putting together regional plans that identify opportunities to construct new transmission, generation or demand side programs to reduce transmission constraints and meet regional energy requirements. Finally, the Rule envisions the development of Regional Market Monitors responsible for ensuring that individual participants do not exercise unlawful market power. Comments to the rules were filed in the fourth quarter of 2002, with replies and further comment scheduled for the first quarter of 2003. The FERC anticipated that the final rules would be in place in 2003 and the contemplated market changes will take place in 2003 and 2004 but recent FERC actions indicate the schedule for the final order may be delayed.

NSP-Minnesota

      Minnesota Restructuring — In 2001, the Legislature passed an energy security bill that includes provisions that are intended to streamline the siting process of new generation and transmission facilities. It also includes voluntary benchmarks for achieving renewable energy as a portion of the utility supply portfolio. There is unlikely to be any further action on restructuring in 2003.

      North Dakota Restructuring — In 1997, the North Dakota Legislature established by statute, an Electric Utility Competition Committee (“EUC”). The EUC was given six years to perform its research and submit its final report on restructuring, competition, and service territory reforms. To date, the committee has focused on the study of the state’s current tax treatment of the electric utility industry, primarily in the transmission and distribution functions. The report presented to the legislative council in early 2001 did not include recommendations to change the current tax structure. However, the legislature, without recommendation from the EUC, overhauled the application of the coal severance and coal conversion taxes primarily to improve the competitive status of North Dakota lignite for generation. During 2002, the committee continued its review and is expected to present legislation to the legislative assembly in January 2003.

NSP-Wisconsin

      Wisconsin Restructuring — The state of Wisconsin continued its incremental approach to industry restructuring by passing legislation in 2001 that reduced the wholesale gross receipts tax on the sale of electricity by 50 percent starting in 2003. This legislation eliminates the double taxation on wholesale sales from non-utility generators, and should encourage the development of merchant plants by making sales from independent power producers more competitive. Additional legislation was passed that enables regulated utilities to enter into leased generation contracts with unregulated generation affiliates. The new legislation provides utilities a new financing mechanism and option to meet their customers’ energy needs. In 2002, the PSCW approved the first power plant proposal utilizing the new leased generation contract arrangement. While industry-restructuring changes continue in Wisconsin, the movement towards retail customer choice has virtually stopped.

      Michigan Restructuring — Since January 1, 2002, NSP-Wisconsin has been providing its Michigan electric customers with the opportunity to select an alternative electric energy provider. This action was required by Michigan’s “Customer Choice and Electricity Reliability Act,” which became law in June 2002. NSP-Wisconsin developed and successfully implemented internal procedures, and obtained MPSC approval for these procedures to meet the January 1, 2002 deadline. Key elements of internal procedures include the development of retail open access tariffs and unbundled billing, environmental and fuel disclosure information, and a code of conduct compliance plan.

PSCo

      Colorado Restructuring — During 1998, a bill was passed in Colorado that established an advisory panel to conduct an evaluation of electric industry restructuring and customer choice. During 1999, this panel concluded that Colorado would not significantly benefit from opening its markets to retail competition. There was no legislative action with respect to restructuring in Colorado during the 2000, 2001 or 2002 legislative sessions. No legislative action is expected in 2003.

SPS

      New Mexico Restructuring — In March 2001, the state of New Mexico enacted legislation that delayed customer choice until 2007 and amended the Electric Utility Restructuring Act of 1999. SPS has requested recovery of its costs incurred to prepare for customer choice in New Mexico of approximately $5.1 million. A decision on this and other matters is pending before the NMPRC. SPS expects to receive regulatory recovery of these costs through a rate rider in the next New Mexico rate case filed.

      Texas Restructuring — In June 2001, the Governor of Texas signed legislation postponing the deregulation and restructuring of SPS until at least 2007. This legislation amended the 1999 legislation, Senate Bill No. 7 (“SB-7”), which provided for retail electric competition beginning January 2002. Under the newly-adopted legislation, prior PUCT orders issued in connection with the restructuring of SPS will be considered null and void. SPS’ restructuring and rate unbundling proceedings in Texas have been terminated. In addition, under the new legislation, SPS is entitled to recover all reasonable and necessary expenditures made or incurred before September 1, 2001, to comply with SB-7. SPS filed an application with the PUCT, requesting a rate rider to recover these costs incurred preparing for customer choice of approximately $20.3 million. These costs were incurred to position SPS for retail competition, which was eventually delayed for SPS. The filing was amended in March 2002 to reduce the recoverable costs by $7.3 million, which were associated with over-earnings for the calendar year 1999. The PUCT approved SPS using the 1999 over- earnings to offset the claims for reimbursement of transition to competition costs. This reduced the requested net collection in Texas to $13.0 million. In April 2002, a unanimous settlement agreement was reached. Final approval by the PUCT was received in May 2002. The stipulation provides for the recovery of $5.9 million through an incremental cost recovery rider and the capitalization of $1.9 million for metering equipment. Based on the settlement agreement, SPS wrote off pretax restructuring costs of approximately $5 million in the first quarter of 2002. Recovery of the $5.9 million began in July 2002.

      For more information on restructuring in Texas and New Mexico, see Note 12 to the audited consolidated financial statements.

      Kansas Restructuring — During the 2001 legislative session, several restructuring-related bills were introduced for consideration by the state legislature, but to date, there is no restructuring mandate in Kansas.

      Oklahoma Restructuring — The Electric Restructuring Act of 1997 was enacted in Oklahoma during 1997. This legislation directed a series of studies to define the orderly transition to consumer choice of electric energy supplier by July 1, 2002. In 2001, Senate Bill 440 was signed into law to formally delay electric restructuring until restructuring issues could be studied further and new enabling legislation could be enacted. Senate Bill 440 established the Electric Restructuring Advisory Committee and directed the committee to complete an interim report on the state’s transmission infrastructure needs by December 31, 2001. The Advisory Committee submitted this report to the Governor and Legislature on December 31, 2001. During 2002, there was no action taken by the Legislature as a result of this report. Oklahoma continues to delay retail competition.

     Other

      Wyoming Restructuring — There were no electric industry restructuring legislation proposals introduced in the legislature during 2000, 2001 or 2002.

Capacity and Demand

      Assuming normal weather during 2003, system peak demand and the net dependable system capacity for our electric utility subsidiaries are projected below. The electric production and transmission system of

NSP-Minnesota and NSP-Wisconsin are managed as an integrated system (referred to as the NSP System). The system peak demand for each of the last three years and the forecast for 2003 are listed below.

System Peak Demand Forecast

Operating Company	2000	2001	2002	[2003 Forecast]

	(in megawatts)
NSP System	7,936	8,344	8,239	8,862
PSCo	5,406	5,644	6,034	5,874
SPS	3,870	4,080	4,214	4,132

      The peak demand for the NSP System, PSCo and SPS all typically occur in the summer. The 2002 system peak demand for the NSP System occurred on July 30, 2002. The 2002 system peak demand for PSCo occurred on July 18, 2002. The 2002 system peak demand for SPS occurred on August 1, 2002.

Energy Sources

      Our utility subsidiaries expect to use the following resources to meet their net dependable system capacity requirements:

•	our electric generating stations;

•	purchases from other utilities, independent power producers and power marketers;

•	demand-side management options; and

•	phased expansion of existing generation at select power plants.

Purchased Power

      Our electric utility subsidiaries have contractual arrangements to purchase power from other utilities and nonregulated energy suppliers. Capacity, typically measured in kilowatts or megawatts, is the measure of the rate at which a particular generating source produces electricity. Energy, typically measured in kilowatt-hours or megawatt-hours, is a measure of the amount of electricity produced from a particular generating source over a period of time. Purchase power contracts typically provide for a charge for the capacity from a particular generating source and a charge for the associated energy actually purchased from such generating source.

      Our utility subsidiaries also make short-term and non-firm purchases to replace generation from company owned units that is unavailable due to maintenance and unplanned outages, to provide each utility’s reserve obligation, to obtain energy at a lower cost than that which could be produced by other resource options, including company owned generation and/or long-term purchase power contracts, and for various other operating requirements.

NSP System Resource Plan

      In December 2002, NSP-Minnesota filed its Resource Plan with the Minnesota Public Utilities Commission (MPUC) for 2003 to 2017. The plan describes how we intend to meet the energy needs of the NSP System. The Plan contains conservation programs to reduce NSP System’s peak demand and conserve overall electricity use, an approximate schedule of power purchase solicitations to meet increasing demand, and programs and plans to maintain the reliable operations of existing resources. In summary, the Plan includes the following elements:

•	forecasts 1.7 percent annual growth in the NSP System’s energy and peak demand requirements;

•	outlines NSP System’s demand side management and conservation programs;

•	identifies various pending legislative and regulatory procedures affecting over half of the generating capacity necessary to meet the demand for electricity;

•	proposes additional power purchase solicitations to meet growing demand for electricity; and

•	updates the status of spent nuclear fuel at the Prairie Island plant and at the Monticello plant and describes the alternatives to replace nuclear generation if the two plants must be replaced as the result of spent nuclear fuel storage limitations.

      The MPUC will receive comments on the Plan in the coming months and act to approve, modify, or reject the Plan late in the year. NSP-Minnesota has requested that the Minnesota Legislature address the issues of spent nuclear fuel storage limitations and their effect on the future of nuclear generation in Minnesota in the 2003 legislative session.

PSCo Resource Plan

      PSCo estimates it will purchase approximately 31 percent of its total electric system energy input for 2003. Approximately 44 percent of the total system capacity for the summer 2003 system peak demand for PSCo will be provided by purchased power.

      To meet the demand and energy needs of the rapidly growing economy in Colorado, PSCo completed a solicitation process that will add approximately 1,800 megawatts of resources to its system over the 2002-2005 time period.

Purchased Transmission Services

      Our utility subsidiaries have contractual arrangements with regional transmission service providers to deliver power and energy to the subsidiaries’ native load customers (retail and wholesale load obligations with terms of more than one year). Point-to-point transmission services typically include a charge for the specific amount of transmission capacity being reserved, although some agreements may base charges on the amount of metered energy delivered. Network transmission services include a charge for the metered demand at the delivery point at the time of the provider’s monthly transmission system peak, usually calculated as a 12-month rolling average.

Fuel Supply and Costs

      The following tables present the delivered cost per million British thermal units (“Mmbtu”) of each significant category of fuel consumed for electric generation, the percentage of total fuel requirements represented by each category of fuel and the total weighted average cost of all fuels during such years.

	Coal*		Nuclear
					Average
NSP System generating plants:	Cost	Percent	Cost	Percent	Fuel Cost

2002	$0.96	59%	$0.46	38%	$0.81
2001	$0.96	62%	$0.47	35%	$0.86
2000	$1.11	60%	$0.45	36%	$0.91
1999	$1.10	58%	$0.48	38%	$0.88

*	Includes refuse-derived fuel and wood

	Coal		Gas
					Average
PSCo generating plants:	Cost	Percent	Cost	Percent	Fuel Cost

2002	$0.91	79%	$2.25	21%	$1.19
2001	$0.86	84%	$4.27	16%	$1.41
2000	$0.91	87%	$3.97	13%	$1.30
1999	$0.90	92%	$2.52	8%	$1.04

	Coal		Gas
					Average
SPS generating plants:	Cost	Percent	Cost	Percent	Fuel Cost

2002	$1.33	74%	$3.27	26%	$1.84
2001	$1.40	69%	$4.35	31%	$2.31
2000	$1.45	70%	$4.23	30%	$2.28
1999	$1.41	70%	$2.38	30%	$1.70

     NSP-Minnesota and NSP-Wisconsin

      NSP-Minnesota and NSP-Wisconsin normally maintain between 30 and 45 days of coal inventory at each plant site. Estimated coal requirements at NSP-Minnesota’s major coal-fired generating plants are approximately 12 million tons per year. NSP-Minnesota and NSP-Wisconsin have long-term contracts providing for the delivery of up to 100 percent of 2003 coal requirements and up to 58 percent of their 2004 requirements. Coal delivery may be subject to short-term interruptions or reductions due to transportation problems, weather and availability of equipment.

      NSP-Minnesota and NSP-Wisconsin expect that all of the coal they burn in 2003 will have a sulfur content of less than 1 percent. NSP-Minnesota and NSP-Wisconsin have contracts for a maximum of 38.4 million tons of low-sulfur coal for the next five years. The contracts are with two Montana coal suppliers and three Wyoming suppliers with expiration dates ranging between 2003 and 2005. NSP-Minnesota and NSP-Wisconsin could purchase approximately 42 percent of coal requirements in 2004 if spot prices are more favorable than contracted prices.

      NSP-Minnesota and NSP-Wisconsin’s current fuel oil inventory is adequate and they have access to meet anticipated 2003 requirements and they also have access to the spot market to buy more oil as needed.

      To operate NSP-Minnesota’s nuclear generating plants, NSP-Minnesota secures contracts for uranium concentrates, uranium conversion, uranium enrichment and fuel fabrication. The contract strategy involves a portfolio of spot purchases and medium- and long-term contracts for uranium, conversion and enrichment. Current contracts are flexible and cover 85 percent of uranium, conversion and enrichment requirements through the year 2005. These contracts expire at varying times between 2003 and 2006. The overlapping nature of contract commitments will allow NSP-Minnesota to maintain 50 percent to 100 percent coverage beyond 2002. NSP-Minnesota expects sufficient uranium, conversion and enrichment to be available for the total fuel requirements of its nuclear generating plants. Fuel fabrication is 100 percent committed through 2004 and 30 percent committed through 2010.

     PSCo

      PSCo’s primary fuel for its steam electric generating stations is low-sulfur western coal. PSCo’s coal requirements are purchased primarily under long-term contracts with suppliers operating in Colorado and Wyoming. During 2002, PSCo’s coal requirements for existing plants were approximately 10.1 million tons, a substantial portion of which was supplied pursuant to long-term supply contracts. Coal supply inventories at December 31, 2002, were approximately 47 days usage, based on the average burn rate for all of PSCo’s coal-fired plants.

      PSCo operates the Hayden Station, and has partial ownership in the Craig Station, in Colorado. All of Hayden Station’s coal requirements are supplied under a long-term agreement. Approximately 75 percent of PSCo’s Craig Station coal requirements are supplied under two long-term agreements. Any remaining Craig Station requirements for PSCo are supplied through spot coal purchases.

      PSCo has secured more than 75 percent of Cameo Station’s coal requirements for 2003. Any remaining requirements may be purchased from this contract or the spot market. PSCo has contracted for coal supplies to supply approximately 100 percent of the Cherokee and Valmont Stations’ projected requirements in 2003.

      PSCo has long-term coal supply agreements for the Pawnee and Comanche Stations’ projected requirements. Under the long-term agreements, the supplier has dedicated specific coal reserves at the contractually defined mines to meet the contract quantity obligations. In addition, PSCo has a coal supply agreement to supply approximately 85 percent of Arapahoe Station’s projected requirements for 2003. Any remaining Arapahoe Station requirements will be procured through spot purchases.

      PSCo uses both firm and interruptible natural gas and standby oil in combustion turbines and certain boilers. Natural gas supplies for PSCo’s power plants are procured under short and intermediate-term contracts to provide an adequate supply of fuel.

     SPS

      SPS purchases all of its coal requirements for Harrington and Tolk electric generating stations from TUCO Inc., in the form of crushed, ready-to-burn coal delivered to SPS’ plant bunkers. For the Harrington station the coal supply contract expires in 2016 and the coal-handling agreement expires in 2004. For the Tolk station, the coal supply contract expires in 2017 and the coal-handling agreement expires in 2005. At December 31, 2002, coal inventories at the Harrington and Tolk sites were approximately 44 and 53 days supply, respectively. TUCO has a long-term coal supply agreement to supply approximately 100 percent of the projected requirements for 2003 for Harrington Station and Tolk Station.

      SPS has a number of short and intermediate contracts with natural gas suppliers operating in gas fields with long life expectancies in or near its service area. SPS also utilizes firm and interruptible transportation to minimize fuel costs during volatile market conditions and to provide reliability of supply. SPS maintains sufficient gas supplies under short and intermediate-term contracts to meet all power plant requirements; however, due to flexible contract terms, approximately 57 percent of SPS’ gas requirements during 2002 were purchased under spot agreements.

Trading Operations

      We and our subsidiaries conduct various trading operations including the purchase and sale of electric capacity and energy. We use these trading operations to capture arbitrage opportunities created by regional pricing differentials, supply and demand imbalances, and changes in fuel prices. Participation in short-term wholesale energy markets provides market intelligence and information that supports the energy management of each utility subsidiary. We reduce commodity price and credit risks by using physical and financial instruments to minimize commodity price and credit risk and hedge supplies and purchases. Optimizing the utility subsidiaries’ physical assets by engaging in short-term sales and purchase commitments results in lowering the cost of supply for our native customers and the capturing of additional margins from non-traditional customers.

Nuclear Power Operations and Waste Disposal

      NSP-Minnesota owns two nuclear generating plants: the Monticello plant and the Prairie Island plant. Monticello began operation in 1971 and is licensed to operate until 2010. Prairie Island units 1 and 2 began operation in 1973 and 1974 and are licensed to operate until 2013 and 2014, respectively.

      Nuclear power plant operation produces gaseous, liquid and solid radioactive wastes. The discharge and handling of such wastes are controlled by federal regulation. High-level radioactive waste includes used nuclear fuel. Low-level radioactive waste consists primarily of demineralizer resins, paper, protective clothing, rags, tools and equipment that has become contaminated through use in the plant.

      Federal law places responsibility on each state for disposal of its low-level radioactive waste. Low-level radioactive waste from NSP-Minnesota’s Monticello and Prairie Island nuclear plants is currently disposed of at the Barnwell facility, located in South Carolina (all classes of low-level waste), and the Clive facility, located in Utah (class A low-level waste only). Chem Nuclear is the owner and operator of the Barnwell facility, which has been given authorization by South Carolina to accept low-level radioactive waste from out of state. Envirocare, Inc. operates the Clive facility. NSP-Minnesota and Barnwell currently operate under an annual contract, while NSP-Minnesota uses the Envirocare facility through various low-level waste processors. NSP-Minnesota has low-level storage capacity available on-site at Prairie Island and Monticello that would allow both plants to continue to operate until the end of their licensed life, if off-site low-level disposal facilities were not available to NSP-Minnesota.

      The federal government has the responsibility to dispose of, or permanently store, domestic spent nuclear fuel and other high-level radioactive wastes. The Nuclear Waste Policy Act requires the United States Department of Energy (“DOE”) to implement a program for nuclear waste management. This includes the siting, licensing, construction and operation of a repository for domestically produced spent nuclear fuel from civilian nuclear power reactors and other high-level radioactive wastes at a permanent storage or disposal facility by 1998. None of NSP-Minnesota’s spent nuclear fuel has yet been accepted by the DOE for disposal. See “Legal Proceedings” and Note 16 to the audited consolidated financial statements for further discussion of this matter.

      NSP-Minnesota has on-site storage for spent nuclear fuel at its Monticello and Prairie Island nuclear plants. NSP-Minnesota has expanded the used nuclear fuel storage facilities at its Monticello plant by replacement of the racks in the storage pool and by shipping 1,058 used fuel assemblies to a General Electric storage facility. The Monticello plant is expected to have sufficient pool storage capacity to the end of its current operating license in 2010.

      The Prairie Island spent fuel pool has undergone two storage rack replacements. The on-site storage pool for spent nuclear fuel at Prairie Island was nearly filled and adequate space was no longer available. In 1994, a Minnesota law was enacted authorizing NSP-Minnesota to install 17 spent fuel casks for storage of spent nuclear fuel at Prairie Island. NSP-Minnesota has determined 17 casks will allow facility operation until 2007. As of December 31, 2002, 17 storage casks were loaded and stored on the Prairie Island nuclear generating plant site. The Minnesota Legislature established several energy resource requirements and other commitments for NSP-Minnesota to obtain the Prairie Island temporary nuclear fuel storage facility approval. NSP-Minnesota has implemented programs to meet the legislative commitments.

      NSP-Minnesota is part of a consortium of private parties working to establish a private facility for interim storage of spent nuclear fuel. In 1997, Private Fuel Storage LLC (“PFS”) filed a license application with the Nuclear Regulatory Commission (“NRC”) for a national temporary storage site for spent nuclear fuel. The PFS will undertake the development, licensing, construction and operation of a storage facility on the Skull Valley Indian Reservation in Utah. The NRC license review process consists of formal evidentiary hearings and opportunity for public input. Storage cask certification efforts are continuing, with one cask vendor on track to meet the project goals. The interim used fuel storage facility could be operational and able to accept the first shipment of spent nuclear fuel by 2004. However, due to uncertainty regarding regulatory and governmental approvals, it is possible that this interim storage may be delayed or not available at all.

      In February 2001, NSP-Minnesota signed a contract with Steam Generating Team Ltd. to perform engineering and construction services for the installation of replacement generators at the Prairie Island nuclear power plant. NSP-Minnesota is evaluating the economics of replacing two 28-year-old steam generators on unit 1 at the plant. NSP-Minnesota is taking steps to preserve the replacement option for as early as 2004. The total cost of replacing the steam generators is estimated to be approximately $132 million.

      The NRC has issued a number of regulations, bulletins and orders that require analyses, modification and additional equipment at commercial nuclear power plants. The NRC is engaged in various ongoing studies and rulemaking activities that may impose additional requirements upon commercial nuclear power plants. Management is unable to predict any new requirements or their impact on NSP-Minnesota’s facilities and operations.

Nuclear Management Company

      During 1999, NSP-Minnesota, Wisconsin Electric Power Co., Wisconsin Public Service Corp. and Alliant Energy established the Nuclear Management Company (“NMC”). Consumers Power joined the NMC during 2000, and transferred operating authority for the Palisades nuclear plant to the NMC in 2001. The five affiliated companies own eight nuclear units on six sites, with total generation capacity exceeding 4,500 megawatts. We are currently a 20 percent owner of the NMC.

      The NRC has approved requests by the NMC’s affiliated utilities to transfer operating authority for their nuclear plants to the NMC, formally establishing the NMC as an operating company. The NMC manages the operations and maintenance at the plants, and is responsible for physical security. NMC responsibilities also include oversight of on-site dry storage facilities for used nuclear fuel at the Prairie Island nuclear plant. Utility plant owners, including us, continue to own the plants, control all energy produced by the plants and retain responsibility for nuclear liability insurance and decommissioning costs. Existing personnel continue to provide day-to-day plant operations, with the additional benefit of sharing ideas and operating experience from all NMC-operated plants for improved safety, reliability and operational performance.

      For further discussion of nuclear issues, see Note 15 and Note 16 to the audited consolidated financial statements.

Electric Operating Statistics (Xcel Energy)

	Year Ended Dec. 31

	2002	2001	2000	1999

Electric sales (millions of Kwh):
Residential	23,302	22,113	22,101	20,681
Commercial and industrial	57,815	57,755	57,409	54,336
Public authorities and other	1,143	1,103	1,184	1,111

Total retail	82,260	80,971	80,694	76,128
Sales for resale	23,256	26,104	26,284	21,001

Total energy sold	105,516	107,075	106,978	97,129

Number of customers at end of period:
Residential	2,756,565	2,722,832	2,691,505	2,640,010
Commercial and industrial	394,620	387,579	380,784	378,960
Public authorities and other	81,341	100,819	98,715	96,098

Total retail	3,232,526	3,211,230	3,171,004	3,115,068
Wholesale	309	305	220	189

Total customers	3,232,835	3,211,535	3,171,224	3,115,257

Gas Utility Operations

     Competition and Industry Restructuring

      In the early 1990’s, the FERC issued Order No. 636, which mandated the unbundling of interstate natural gas pipeline services — sales, transportation, storage and ancillary services. The implementation of Order No. 636 has resulted in additional competitive pressure on all local distribution companies (“LDC”) to keep gas supply and transmission prices for their large customers competitive. Customers have greater ability to buy gas directly from suppliers and arrange their own pipeline and LDC transportation service. Changes in regulatory policies and market forces have shifted the industry from traditional bundled gas sales service to an unbundled transportation and market based commodity service.

      The natural gas delivery or transportation business has remained competitive as industrial and large commercial customers have the ability to bypass the local gas utility through the construction of interconnections directly with, and the purchase of gas directly from, interstate pipelines, thereby avoiding the delivery charges added by the local gas utility.

      As LDCs NSP-Minnesota, NSP-Wisconsin and PSCo provide unbundled transportation service to large customers. Transportation service does not have an adverse effect on earnings because the sales and transportation rates have been designed to make them economically indifferent to whether gas has been sold and transported or merely transported. However, some transportation customers may have greater opportunities or incentives to physically bypass the LDC distribution system.

      PSCo has participated fully in state regulatory and legislative efforts to develop a framework for extending unbundling down to the residential and small commercial level. PSCo supported a gas unbundling bill, passed by the Colorado Legislature in 1999 that provides the CPUC the authority and responsibility to approve voluntary unbundling plans submitted by Colorado gas utilities in the future. PSCo has not filed a plan to further unbundle its gas service to all residential and commercial customers and continues to evaluate its business opportunities for doing so.

Capability and Demand

NSP-Minnesota and NSP-Wisconsin

      We categorize our gas supply requirements as firm or interruptible (customers with an alternate energy supply). The maximum daily sendout (firm and interruptible) for the combined system of NSP-Minnesota and NSP-Wisconsin was 722,992 MMBtu for 2001, which occurred on February 1, 2001 and 650,641 MMBtu for 2002, which occurred on January 2, 2002.

      NSP-Minnesota and NSP-Wisconsin purchase gas from independent suppliers. The gas is delivered under gas transportation agreements with interstate pipelines. These agreements provide for firm deliverable pipeline capacity of approximately 640,000 MMBtu/day. In addition, NSP-Minnesota and NSP-Wisconsin have contracted with providers of underground natural gas storage services. These storage agreements provide storage for approximately 15 percent of winter season and 23 percent of peak daily, firm requirements of NSP-Minnesota and NSP-Wisconsin.

      NSP-Minnesota and NSP-Wisconsin also own and operate two liquefied natural gas (“LNG”) plants with a storage capacity of 2.5 Billion cubic feet (“Bcf”) equivalent and four propane-air plants with a storage capacity of 1.4 Bcf equivalent to help meet its peak requirements. These peak-shaving facilities have production capacity equivalent to 246,000 MMBtu of natural gas per day, or approximately 32 percent of peak day firm requirements. LNG and propane-air plants provide a cost-effective alternative to annual fixed pipeline transportation charges to meet the peaks caused by firm space heating demand on extremely cold winter days and can be used to minimize daily imbalance fees on interstate pipelines.

      NSP-Minnesota and NSP-Wisconsin are required to file for a change in gas supply contract levels to meet peak demand, to redistribute demand costs among classes, or exchange one form of demand for another. In October 2001, the MPUC approved NSP’s 2000-2001 entitlement levels, which allow NSP-Minnesota to recover the demand entitlement costs associated with the increase in transportation and storage levels in its monthly PGA. NSP-Minnesota’s filing for approval of its 2001-2002 entitlement levels is pending MPUC action. NSP-Wisconsin’s winter 2002-2003 supply plan was approved by the PSCW in October 2002.

PSCo and Cheyenne

      PSCo and Cheyenne project peak day gas supply requirements for firm sales and backup transportation (transportation customers contracting for firm supply backup) to be approximately 1,756,000 MMBtu. In addition, firm transportation customers hold 451,000 MMBtu of capacity without supply backup. Total firm delivery obligations for PSCo and Cheyenne are 2,206,870 MMBtu per day. The maximum daily deliveries for both companies for 2002 (firm and interruptible services) were 1,652,459 MMBtu on February 25, 2002.

      PSCo and Cheyenne purchase gas from independent suppliers. The gas supplies are delivered to the respective delivery systems through a combination of transportation agreements with interstate pipelines and deliveries by suppliers directly to each company. These agreements provide for firm deliverable pipeline capacity of approximately 1,220,000 MMBtu/day, which includes 797,000 MMBtu of supplies held under third-party underground storage agreements. In addition, PSCo operates three company-owned underground storage facilities, which provide about 38,000 MMBtu of gas supplies on a peak day. The balance of the quantities required to meet firm peak day sales obligations are primarily purchased at the companies’ city gate meter stations and a small amount received directly from wellhead sources.

      PSCo has received approval to close one if its three storage facilities, Leyden Storage Field. The field’s 110,000 MMBtu peak day capacity was replaced with additional third-party storage and transportation capacity.

      PSCo is required by CPUC regulations to file a gas purchase plan by June of each year projecting and describing the quantities of gas supplies, upstream services and the costs of those supplies and services for the period beginning July 1 through June 30 of the following year. PSCo is also required to file a gas purchase report by October of each year reporting actual quantities and costs incurred for gas supplies and upstream services for the 12-month period ending the previous June 30.

Gas Supply and Costs

      Our gas utilities actively seek gas supply, transportation and storage alternatives to yield a diversified portfolio that provides increased flexibility, decreased interruption and financial risk, and economical rates. This diversification involves numerous domestic and Canadian supply sources, with varied contract lengths.

      The following table summarizes the average cost per MMBtu of gas purchased for resale by our regulated retail gas distribution business.

	NSP-Minnesota	NSP-Wisconsin	PSCo	Cheyenne

2002	$3.98	$4.63	$3.17	$2.77
2001	$5.83	$5.11	$4.99	$5.03
2000	$4.56	$4.71	$4.48	$4.03
1999	$2.97	$3.32	$2.85	$2.57

      The cost of natural gas supply, transportation service and storage service is recovered through various cost recovery adjustment mechanisms.

     NSP-Minnesota and NSP-Wisconsin

      NSP-Minnesota and NSP-Wisconsin have firm gas transportation contracts with several pipelines, which expire in various years from 2003 through 2014. Approximately 80 percent of NSP-Minnesota and NSP-Wisconsin’s retail gas customers are served from the Northern Natural pipeline system.

      NSP-Minnesota and NSP-Wisconsin have certain gas supply and transportation agreements that include obligations for the purchase and/or delivery of specified volumes of gas or to make payments in lieu of delivery. At December 31, 2002, NSP-Minnesota and NSP-Wisconsin were committed to approximately $267.7 million in such obligations under these contracts, which expire in various years from 2003 through 2014.

      NSP-Minnesota and NSP-Wisconsin purchase firm gas supply utilizing long-term and short-term agreements from approximately 37 domestic and Canadian suppliers under contracts. This diversity of suppliers and contract lengths allows NSP-Minnesota and NSP-Wisconsin to maintain competition from suppliers and minimize supply costs.

     PSCo and Cheyenne

      PSCo and Cheyenne have certain gas supply and transportation agreements that include obligations for the purchase and/or delivery of specified volumes of gas or to make payments in lieu of delivery. At December 31, 2002, PSCo and Cheyenne were committed to approximately $1.0 billion in such obligations under these contracts, which expire in various years from 2003 through 2025.

      PSCo and Cheyenne have attempted to maintain low-cost, reliable natural gas supplies by optimizing a balance of long-term and short-term gas purchases, firm transportation and gas storage contracts. PSCo and Cheyenne also utilize a mixture of fixed-price purchases and index-related purchases to provide a less volatile, yet market sensitive, price to their customers. During 2002, PSCo and Cheyenne purchased natural gas from approximately 44 suppliers.

     Viking

      On November 7, 2002, we reached an agreement to sell our wholly owned subsidiary, Viking and Viking’s share of Guardian Pipeline to Border Viking Company (Border) whose ultimate parent is Northern Border Partners L.P. Pursuant to the agreement, Border would purchase Viking and a one-third interest in Guardian Pipeline for approximately $152 million, including the assumption of outstanding debt. The sale closed on January 17, 2003.

Gas Operating Statistics (Xcel Energy)

	Year Ended Dec. 31,

	2002	2001	2000	1999

Gas deliveries (thousands of Dth):
Residential	144,038	136,568	137,989	125,694
Commercial and industrial	95,959	97,303	96,370	91,064
Total retail	239,997	233,871	234,359	216,758
Transportation and other	294,640	284,301	297,041	272,757

Total deliveries	534,637	518,172	531,400	489,515

Number of customers at end of period:
Residential	1,574,489	1,531,589	1,483,114	1,436,455
Commercial and industrial	148,383	146,266	143,568	146,090
Total retail	1,722,872	1,677,855	1,626,682	1,582,545
Transportation and other	3,189	3,054	3,233	3,152

Total customers	1,726,061	1,680,909	1,629,915	1,585,697

Nonregulated Subsidiaries

      Through our non-utility subsidiaries, we invest and operate several nonregulated businesses in a variety of industries. The following is an overview of the significant nonregulated businesses.

     NRG Energy, Inc.

      NRG is a global energy company primarily engaged in the ownership and operation of power generation facilities and the sale of energy, capacity and related products.

      At December 31, 2001, we indirectly owned approximately 74 percent of NRG. We owned 100 percent of NRG until the second quarter of 2000, when NRG completed its initial public offering and 82 percent until a secondary offering was completed in March 2001.

      In response to tightening credit standards experienced by NRG and the independent power production sector, on February 15, 2002 we announced a financial improvement and restructuring plan for NRG. The announced plan included an initial step of acquiring 100 percent ownership of NRG through a tender offer and merger to exchange all outstanding shares of NRG common stock with our common shares. In addition, the plan included:

•	financial support to NRG from us;

•	marketing certain NRG generating assets for possible sale;

•	canceling and deferring capital spending for NRG projects; and

•	combining certain NRG functions with our system and organization in order to realize greater synergies and to reduce expenses.

      In June 2002, we acquired 100 percent ownership of NRG through the acquisition of NRG minority common shares.

      NRG has experienced significant growth in the past, especially the year 2001, expanding from 15,007 megawatts of net ownership interest in power generation facilities (including those under construction) as of December 31, 2000 to 24,357 megawatts of net ownership interests as of December 31, 2001. NRG has a well diversified portfolio in terms of location, fuel and dispatch mode. See a listing of NRG power generation facilities below.

      NRG is organized into four regionally-based divisions: NRG North America based in Minneapolis, Minnesota; NRG Europe, based in London, England; NRG Asia-Pacific based in Brisbane, Australia and NRG Latin America, based in Miami, Florida. Most of NRG’s North American projects are grouped under regional holding companies corresponding to their domestic core market. NRG operates its United States generation facilities within each region as a separate operating unit within its power generation business. This regional portfolio structure allows NRG to coordinate the operations of its assets to take advantage of regional opportunities, reduce risks related to outages, whether planned or unplanned, and pursue expansion plans on a regional basis.

      NRG’s international power generation projects are managed as three distinct markets, Asia-Pacific, Europe and Other Americas.

      At September 30, 2002, NRG had interests in power generation facilities with a total generating capacity of 46,346 megawatts. Of this amount, NRG has a net ownership of 28,770 megawatts. NRG also has interests in district heating and cooling systems and steam transmission operations. As of September 30, 2002, these thermal businesses had a steam and chilled water capacity equivalent to approximately 1,641 megawatts, of which NRG’s net ownership interest is 1,514 megawatts.

      Through January 31, 2003, NRG completed a number of transactions, which resulted in net cash proceeds to NRG after debt pay downs and after financial advisor fees of approximately $350 million.

      In the second-quarter 2002, NRG announced the sale of its ownership interest in an Australian energy company, Energy Development Limited (EDL) and its 50 percent interest in Collinsville Power Station in Australia. These transactions reached financial close during the third-quarter of 2002 and the company received proceeds of approximately $45 million in exchange for its ownership interest in these two assets.

      In the third-quarter, 2002, NRG announced the sale of its Csepel power generating facilities, its 44.5 percent interest in the ECKG power station and its interest in Entrade, an electricity trading business. These transactions reached financial close in the fourth quarter 2002 and the first quarter of 2003 and the company realized net cash proceeds of approximately $200 million.

      In the fourth-quarter 2002 NRG closed several transactions resulting in net proceeds of approximately $105 Million. The transactions included the sale of 60 percent interest in Compania Electrica Central Bulo Bulo S.A. (Bulo Bulo), a Bolivian corporation; NRG’s transfer of its indirect 50% interest in SRW Cogeneration LP (SRW), which owns a cogeneration facility in Orange County, Texas; and NRG’s sale of its 57.7 percent interest in the Crockett Cogeneration Project and the sale of its 39.5 percent indirect partnership interest in the Mt. Poso Cogeneration Company, a California limited partnership (Mt. Poso), in California.

NRG Divestitures and Project Terminations

      Conectiv — In April 2002, NRG terminated its purchase agreement with a subsidiary of Conectiv to acquire 794 megawatts of generating capacity and other assets, including an additional 66 megawatts of the Conemaugh Generating Station and an additional 42 megawatts of the Keystone Generating Station. Canceling the acquisition will result in a $230 million reduction in NRG’s capital spending for 2002. No incremental costs were incurred by NRG related to the termination of this agreement.

      FirstEnergy Assets — In 2001, NRG had signed purchase agreements to acquire or lease a portfolio of generating assets from FirstEnergy Corporation. Under the terms of the agreements, NRG had agreed to finance approximately $1.6 billion for four primarily coal-fueled generating stations.

      On August 8, 2002, FirstEnergy notified NRG that the purchase agreements related to FirstEnergy generating assets had been cancelled. FirstEnergy cited the reason for canceling the agreements as an alleged anticipatory breach of certain obligations in the agreements by NRG. FirstEnergy also notified NRG that it is reserving the right to pursue legal action against NRG and us for damages, based on the alleged anticipatory breach. On February 5, 2003, FirstEnergy submitted filings with the U.S. Bankruptcy Court in Minnesota seeking permission to file a demand for arbitration against NRG.

      LSP Pike Energy, LLC — In August 2002, The Shaw Group (“Shaw”) and NRG tentatively entered into an agreement to transfer NRG’s interest in the assets in LSP Pike Energy, LLC (“Pike”), a 1,200-megawatt combined cycle gas turbine plant currently under construction in Mississippi, which is approximately one-third completed. The agreement was subject to approval by the NRG board of directors and lenders. To date, Pike, NRG and its lenders have not approved the agreement and are not expected to in the near future.

      On October 17, 2002 Shaw filed an involuntary petition for liquidation of Pike under Chapter 7 of the U.S. Bankruptcy Code. Shaw also filed suit against us and NRG. The suit seeks recovery of approximately $130 million as a result of multiple breaches of contract. Pike and NRG expect to challenge the allegations vigorously and believe Shaw’s claims regarding the Pike project do not give Shaw any recourse against NRG or us. The carrying value of Pike’s assets has been reduced to zero as a result of the impairments reflected as Special Charges. See discussion in Note 2 to the interim consolidated financial statements. See also Note 3 to the interim consolidated financial statements for discussion of other NRG divestitures that are reported as discontinued operations or assets held for sale as of September 30, 2002.

NRG 2001 Business Developments

      In January 2001, NRG purchased from LS Power LLC a 5,339-megawatt portfolio of operating projects and projects in construction and advanced development that are located primarily in the north central and south central United States. Approximately 3,295 megawatts are currently in operation or under construction. Each facility employs natural gas-fired, combined-cycle technology. Through December 31, 2005, NRG also has the opportunity to acquire ownership interests in an additional 3,000 megawatts of generation projects developed and offered for sale by LS Power and its partners.

      In March 2001, NRG purchased from Cogentrix the remaining 430 megawatts or 51.37 percent interest, in a 837 megawatt natural gas-fired combined-cycle plant located in Mississippi. NRG acquired a 48.63 percent interest in the plant in January 2001 from LS Power.

      In June 2001, NRG purchased a 640-megawatt, natural gas-fired power plant in Audrain County, Missouri, from Duke Energy North America LLC.

      In June 2001, NRG closed on the construction financing for the Brazos Valley generating facility, a 633-megawatt, gas-fired power plant in Texas that NRG will build, operate and manage. At the time of the closing, NRG also became the 100 percent owner of the project by purchasing STEAG Power LLC’s 50 percent interest in the project. NRG expects the project to begin commercial operation in June 2003.

      In June 2001, NRG purchased 1,081 megawatts of interests in power generation plants from a subsidiary of Conectiv. NRG acquired a 100 percent interest in the 784 megawatt, coal-fired Indian River Generating Station, located in Delaware, and in the 170 megawatt, oil-fired Vienna Generating Station, located in Maryland. In addition, NRG acquired 64 megawatts of the 1,711 megawatt, coal-fired Conemaugh Generating Station and 63 megawatts of the 1,711 megawatt, coal-fired Keystone Generating Station, both located near Pittsburgh, Pennsylvania.

      In June 2001, NRG increased its interest in Compania Boliviana de Energia Electrica S.A. — Bolivian Power Company Ltd. (“COBEE”) as part of a large portfolio acquisition of assets. NRG now owns 98.9 percent of COBEE. COBEE, with 220 megawatts of predominantly hydroelectric generation, is the second largest electric generator in Bolivia.

      In June 2001, NRG purchased a 389-megawatt, gas-fired power plant and a 116-megawatt, thermal power plant, both of which are located in Hungary, from PowerGen. In April 2001, NRG also purchased PowerGen’s interest in Saale Energie GmbH and MIBRAG BV. By acquiring PowerGen’s interest in Saale Energie, NRG increased its ownership interest in the 960 megawatt, coal-fired Schkopau power station, located in Germany, from 200 megawatts to 400 megawatts. By acquiring PowerGen’s interest in MIBRAG, consisting primarily of two lignite mines and three power stations in Germany, NRG increased its ownership of MIBRAG from 33.3 percent to 50 percent.

      In July 2001, NRG acquired approximately 60 percent of Hsin Yu Energy Development Co. Ltd, a Taiwan company, for NT $1.6 billion (approximately $46.7 million at the date of acquisition). Hsin Yu currently owns a 170-megawatt, cogeneration facility. Hsin Yu is developing a 245-megawatt expansion of the facility and has the rights to develop a new 490-megawatt greenfield project in Taiwan.

      During 2001, NRG acquired a 30 percent ownership in the Lanco Kondapalli Power Private Limited and 100 percent of Easter Generation (India) Services Limited Private for $27 million. The 355-megawatt gas and oil-fired Kondapalli generating facility is a combined cycle power plant located in India. Eastern Generation Services is the plant operator.

      In August 2001, NRG acquired an approximately 2,255 megawatt portfolio of five projects in operation, construction and advanced development that are located in Illinois and upstate New York from Indeck Energy Services, Inc. Approximately 402 megawatts are currently in operation.

      In August 2001, NRG acquired Duke Energy’s 77 percent interest in the 520 megawatt, natural gas-fired McClain Energy Generating Facility, located in Oklahoma. The Oklahoma Municipal Power Authority owns the remaining 23 percent interest. The McClain facility became operational in June 2001.

      In September 2001, NRG acquired a 50 percent interest in TermoRio SA, a 1,040-megawatt gas-fired co-generation facility currently under construction from Petroleos Brasileiros SA located in Brazil. Commercial operation is expected to begin in March 2004.

      In September 2001, NRG acquired for $66 million, a 50 percent interest in Saguaro Power Company, L.P. The partnership owns a 105-megawatt natural gas fired cogeneration facility in Nevada. The facility is also capable of generating 50 to 160 thousand pounds per hour of export steam.

      In December 2001, NRG acquired a 540-megawatt, natural gas-fired generation facility being developed in Connecticut. The plant has a planned commercial operation date of August 2003.

e prime, inc.

      e prime was incorporated in 1995 under the laws of Colorado. e prime provides energy related products and services, which include natural gas marketing and trading and energy consulting. In 1996, e prime received authorization from the FERC to act as a power marketer. Additionally, e prime owns Young Gas Storage Company, which owns a 47.5 percent general partnership interest in an underground gas storage facility in northeastern Colorado.

      e prime’s gas trading operations acquire assets and commodities and subsequently trade around those assets or commodity positions. e prime captures trading opportunities through price volatility driven by factors such as asset utilization, locational price differentials, weather, available supplies, credit, and customer actions. Trading margins are captured through the utilization of transmission, transportation, and storage assets, capitalization on regional price differences, and other factors.

Other Subsidiaries

      Although not individually reportable segments, we also have a number of nonregulated subsidiaries in various lines of business. The most significant are discussed below.

Xcel Energy International

      XEI was formed in 1997 to manage our international operations, outside of NRG. At December 31, 2001, XEI’s primary investments included Yorkshire Power and Xcel Energy Argentina.

      In April 1997, XEI purchased a 50 percent interest in Yorkshire Power, a U.K. regional electricity company, for approximately $362 million. Yorkshire Electricity’s main business is the supply and distribution and supply of electricity and the supply of gas to approximately 2 million customers. During April 2001, XEI sold the majority of its investment in Yorkshire Power to Innogy Holdings plc. We received approximately $366 million for the sale, which approximated the book value of our investment.

      Yorkshire Power Group Sale — In August 2002, we announced that we had sold our 5.25-percent interest in Yorkshire Power Group Limited for $33 million to CE Electric UK. Xcel Energy and American Electric Power Co. each held a 50-percent interest in Yorkshire, a UK retail electricity and gas supplier and electricity distributor, before selling 94.75 percent of Yorkshire to Innogy Holdings plc in April 2001. The sale of the 5.25-percent interest resulted in an after-tax loss of $8.3 million, or 2 cents per share, in the third quarter of 2002. The loss is included in write-downs and disposal losses from investments on the Statement of Income.

      As of December 31, 2002, XEI’s investment in Argentina was $112 million. In December 2002, a subsidiary of Xcel Energy decided it would no longer fund one of its power projects in Argentina. This decision resulted in the shutdown of the Argentina plant facility, pending financing of a necessary maintenance outage. Updated cash flow projections for the plant were insufficient to provide recovery of XEI’s investment. An impairment write-down of approximately $13 million, or 3 cents per share, was recorded in the fourth quarter of 2002.

Utility Engineering

      UE was incorporated in 1985 under the laws of Texas. UE is engaged in engineering, design, construction management and other miscellaneous services. UE currently has five wholly-owned subsidiaries — Universal Utility Services LLC, Precision Resource Co., Quixx, Proto-Power and Applied Power Associates Inc. Universal Utility Services Co. provides cooling tower maintenance and repair, certain other industrial plant improvement services, and engineered maintenance of high-voltage plant electric equipment. Precision Resource Co. provides contract professional and technical resources for customers in the energy industrial sectors. Quixx was incorporated in 1985 under the laws of Texas. Quixx’s primary business is investing in and developing cogeneration and energy-related projects. Quixx also holds water rights and certain other non-utility assets. Quixx financed the sale of heat pumps until December 1999.

Planergy International Inc.

      Planergy was acquired in 1998. Planergy provides energy management, consulting, on-site generation, load curtailment, demand-side management, energy conservation and optimization, distributed generation and power quality services, as well as information management solutions to industrial, commercial and utility customers.

      EMI began operations in 1993. EMI primarily offers retrofitting and upgrading facilities for greater energy efficiency on a national basis. In 1995, EMI acquired Energy Masters Corporation, a company that specializes in energy efficiency improvement services for commercial, industrial and institutional customers. In 1997, EMI acquired 100 percent of Energy Solutions International Inc., an energy management firm.

      During 2000, Planergy and EMI, both wholly-owned subsidiaries of ours, were combined to form Planergy.

Seren Innovations, Inc.

      Seren was formed in 1996 to pursue communications and data services businesses. Currently, Seren is constructing a combination cable television, telephone and high-speed internet access system in two locations: St. Cloud, Minnesota and Contra Costa County in the East Bay area of northern California. As of December 31, 2002, Xcel Energy’s investment in Seren was approximately $255 million. Seren projects improvement in its operating results with positive cash flow anticipated in 2005 and earnings contribution in 2008.

Eloigne Company

      Eloigne was established in 1993 and its principal business is the acquisition of rental housing projects that qualify for low-income housing tax credits under current federal tax law. As of December 31, 2002, approximately $83 million had been invested in Eloigne projects, including approximately $23 million in wholly owned properties and approximately $60 million in equity interests in jointly owned projects.

      Completed and committed Eloigne projects as of December 31, 2002, are expected to generate tax credits of $76 million over the time period of 2003 through 2011.

Environmental Matters

      Certain of our subsidiary facilities are regulated by federal and state environmental agencies. These agencies have jurisdiction over air emissions, water quality, wastewater discharges, solid wastes and hazardous substances. Various company activities require registrations, permits, licenses, inspections and approvals from these agencies. We have received all necessary authorizations for the construction and continued operation of its generation, transmission and distribution systems. Company facilities have been designed and constructed to operate in compliance with applicable environmental standards.

      We and our subsidiaries strive to comply with all environmental regulations applicable to its operations. However, it is not possible at this time to determine when or to what extent additional facilities or modifications of existing or planned facilities will be required as a result of changes to environmental regulations, interpretations or enforcement policies or, generally, what effect future laws or regulations may have upon our operations. For more information on Environmental Contingencies, see Note 15 to the audited consolidated financial statements and Note 9 to the interim consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Environmental Matters.”

Capital Spending and Financing

      For a discussion of expected capital expenditures and funding sources, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Properties

      For a discussion and information concerning nonregulated properties, see “Nonregulated Subsidiaries” above.

      Virtually all of the utility plant of NSP-Minnesota, NSP-Wisconsin and PSCo is subject to the lien of their first mortgage bond indentures.

Electric utility generating stations:

     NSP-Minnesota

			Summer 2002
			Net Dependable
Station and Unit	Fuel	Installed	Capability (Mw)

Sherburne — Becker, Minnesota
Unit 1	Coal	1976	706
Unit 2	Coal	1977	689
Unit 3(a)	Coal	1987	507
Prairie Island — Welch, Minnesota
Unit 1	Nuclear	1973	522
Unit 2	Nuclear	1974	522
Monticello — Monticello, Minnesota	Nuclear	1971	579
King — Bayport, Minnesota	Coal	1968	529
Black Dog — Burnsville, Minnesota
2 Units	Coal	1955-1960	278
2 Units	Natural Gas	2002	270
High Bridge — St. Paul, Minnesota
2 Units	Coal	1956-1959	267
Riverside — Minneapolis, Minnesota
2 Units	Coal	1964-1987	374
Other	Various	Various	1,006

		Total	6,249

(a)	Based on NSP-Minnesota’s ownership interest of 59 percent.

     NSP-Wisconsin

			Summer 2002
			Net Dependable
Station and Unit	Fuel	Installed	Capability (Mw)

Combustion Turbine:
Flambeau Station — Park Falls, Wisconsin	Natural Gas/Oil	1969	12
Wheaton — Eau Claire, Wisconsin
6 Units	Natural Gas/Oil	1973	345
French Island — La Crosse, Wisconsin
2 Units	Oil	1974	142
Steam:
Bay Front — Ashland, Wisconsin
3 Units	Coal/Wood/Natural Gas	1945-1960	76
French Island — La Crosse, Wisconsin
2 Units	Wood/RDF*	1940-1948	27
Hydro:
19 Plants		Various	249

		Total	851

*	RDF is refuse derived fuel, made from municipal solid waste.

     PSCo

				Summer 2002
				Net Dependable
Station and Unit	Fuel	Installed		Capability (Mw)

Steam:
Arapahoe — Denver, Colorado
4 Units	Coal	1950-1955		246
Cameo — Grand Junction, Colorado
2 Units	Coal	1957-1960		73
Cherokee — Denver, Colorado
4 Units	Coal	1957-1968		717
Comanche — Pueblo, Colorado
2 Units	Coal	1973-1975		660
Craig — Craig, Colorado
2 Units(a)	Coal	1979- 1980	(a)	83
Hayden — Hayden, Colorado
2 Units(b)	Coal	1965- 1976	(b)	237
Pawnee — Brush, Colorado	Coal	1981		505
Valmont — Boulder, Colorado	Coal	1964		186
Zuni — Denver, Colorado
3 Units	Natural Gas/Oil	1948-1954		107
Combustion Turbines:
Fort St. Vrain — Platteville, Colorado
4 Units	Natural Gas	1972-2001		690
Various Locations
6 Units	Natural Gas	Various		171
Hydro:
Various Locations		Various		32
14 Units		1967		210
Cabin Creek — Georgetown, Colorado
Pumped Storage Wind:
Ponnequin — Weld County, Colorado		1999-2001		—
Diesel Generators:
Cherokee — Denver, Colorado
2 Units		1967		6

		Total		3,923

(a)	Based on PSCo ownership interest of 9.72 percent

(b)	Based on PSCo ownership interest of 75.5 percent of unit 1 and 37.4 percent of unit 2.

     SPS

			Summer 2002
			Net Dependable
Station and Unit	Fuel	Installed	Capability (Mw)

Steam:
Harrington — Amarillo, Texas
3 Units	Coal	1976-1980	1,066
Tolk — Muleshoe, Texas
2 Units	Coal	1982-1985	1,080
Jones — Lubbock, Texas
2 Units	Natural Gas	1971-1974	486
Plant X — Earth, Texas
4 Units	Natural Gas	1952-1964	442
Nichols — Amarillo, Texas
3 Units	Natural Gas	1960-1968	457
Cunningham — Hobbs, New Mexico
2 Units	Natural Gas	1957-1965	267
Maddox — Hobbs, New Mexico	Natural Gas	1983	118
CZ-2 — Pampa, Texas	Purchased Steam	1979	26
Moore County — Amarillo, Texas	Natural Gas	1954	48
Gas Turbine:
Carlsbad — Carlsbad, Texas	Natural Gas	1977	13
CZ-1 — Pampa, Texas	Hot Nitrogen	1965	13
Maddox — Hobbs, New Mexico	Natural Gas	1983	65
Riverview — Electric City, Texas	Natural Gas	1973	23
Cunningham — Hobbs, New Mexico	Natural Gas	1998	220
Diesel:
Tucumcari — Tucumcari, New Mexico
6 Units		1941-1968	—

		Total	4,324

      Electric utility overhead and underground transmission and distribution lines (measured in conductor miles) at December 31, 2002:

Structure Miles	Cheyenne	NSP-Minnesota	NSP-Wisconsin	PSCo	SPS

500 kilovolt (kv)	—	2,919	—	—	—
345 kv	—	5,653	1,312	529	2,735
230 kv	—	1,440	—	10,005	8,998
161 kv	—	298	1,331	—	—
138 kv	—	—	—	92	—
115 kv	113	6,162	1,528	4,789	8,837
less than 115 kv	2,781	78,316	31,063	57,346	15,477

      Electric utility transmission and distribution substations at December 31, 2002:

Quantity of
Substations	Cheyenne	NSP-Minnesota	NSP-Wisconsin	PSCo	SPS

	5	360	205	209	492

      Gas utility mains at December 31, 2002:

Miles	BMG	Cheyenne	NSP-Minnesota	NSP-Wisconsin	PSCo	Viking	WGI

Transmission	—	—	115	—	2,263	671	12
Distribution	415	673	8,608	1,929	18,114	—	—

      Listed below are descriptions of NRG’s interests in facilities, operations and/or projects under construction at September 30, 2002.

Independent Power Production and Cogeneration Facilities

			NRG’s
		Net Owned	Percentage
		Capacity	Ownership
Name and Location of Facility	Purchaser/ Power Market	(megawatts)	Interest	Fuel Type

East Region:
Oswego, New York	Niagara Mohawk/ NYISO	1,700	100%	Oil/Gas
Huntley, New York	Niagara Mohawk/ NYISO	760	100%	Coal
Dunkirk, New York	Niagara Mohawk/ NYISO	600	100%	Coal
Arthur Kill, New York	NYISO	842	100%	Gas/Oil
Astoria Gas Turbines, New York	NYISO	614	100%	Gas/Oil
Ilion, New York	NYISO	60	100%	Gas/Oil
Somerset, Massachusetts	Eastern Utilities Associates	229	100%	Coal/Oil/Jet
Middletown, Connecticut	Connecticut Light & Power	856	100%	Oil/Gas/Jet
Meriden Power, Connecticut	ISO-NE	540	100%	Gas/Oil
Montville, Connecticut	Connecticut Light & Power	498	100%	Oil/Gas
Devon, Connecticut	Connecticut Light & Power	401	100%	Gas/Oil/Jet
Norwalk Harbor	Connecticut Light & Power	353	100%	Oil
Connecticut Jet Power, Connecticut	Connecticut Light & Power	127	100%	Jet
Other — 7 Projects	Various	96	Various	Various
Indian River, Delaware	Delmarva/PJM	784	100%	Coal/Oil
Dover, Delaware	PJM	106	100%	Gas/Coal
Vienna, Maryland	Delmarva/PJM	170	100%	Oil
Conemaugh, Pennsylvania	PJM	64	3.72%	Coal/Oil
Keystone, Pennsylvania	PJM	63	3.70%	Coal/Oil
Paxton Creek Cogeneration, Pennsylvania	Virginia Electric & Power	12	100%	Gas
Central Region:
Big Cajun II, Louisiana	Cooperative/SERC — Entergy	1,498	86.04%	Coal
Big Cajun I, Louisiana	Cooperative/SERC — Entergy	458	100%	Gas
Bayou Cove, Louisiana	SERC — Entergy	320	100%	Gas
Sterlington, Louisiana	Louisiana Generating	202	100%	Gas
Batesville, Mississippi	SERC-TVA	837	100%	Gas
McClain, Oklahoma	SPP-Southern	400	77%	Gas
Mustang, Texas	Golden Spread Electric Coop	122	25%	Gas
Other — 3 Projects	Various	45	Various	Various
Kendall, Illinois	MAIN	1,168	100%	Gas
Rockford I, Illinois	ComEd	342	100%	Gas
Rockford II, Illinois	MAIN	171	100%	Gas

			NRG’s
		Net Owned	Percentage
		Capacity	Ownership
Name and Location of Facility	Purchaser/ Power Market	(megawatts)	Interest	Fuel Type

Rocky Road Power, Illinois	MAIN	175	50%	Gas
Audrain, Missouri	MAIN/SERC-Entergy	640	100%	Gas
Other — 2 projects	Various	42	Various	Various
West Coast Region:
El Segundo Power, California	California DWR	510	50%	Gas
Encina, California	California DWR	483	50%	Gas/Oil
Long Beach Generating, California	California DWR	265	50%	Gas
San Diego Combustion Turbines, California	Cal ISO	127	50%	Gas/Oil
Saguaro Power Co., Nevada	Nevada Power	53	50%	Gas/Oil
Other North America:
NEO Corporation, Various	Various	197	71.57%	Various
Energy Investors Funds, Various	Various	11	0.73%	Various
International Projects:
Asia-Pacific:
Lanco Kondapalli Power, India	APTRANSCO.	107	30%	Gas/Oil
Hsinchu, Taiwan	Industrials	102	60%	Gas
Australia:
Flinders, South Australia	South Australian Pool	760	100%	Coal
Gladstone Power Station, Queensland	Enertrade/Boyne Smelters	630	37.50%	Coal
Loy Yang Power A, Victoria	Victorian Pool	507	25.37%	Coal
Europe:
Killingholme Power A.UK	UK Electricity Grid	680	100%	Gas
Enfield Energy Centre, UK	UK Electricity Grid	99	25%	Gas/Oil
Schkopau Power Station, Germany	VEAG/Industrials	400	41.67%	Coal
MIBRAG mbH, Germany	ENVIA/ MIBRAG Mines	119	50%	Coal
ECK Generating, Czech Republic	STE/ Industrials	166	44.50%	Coal/Gas/Oil
CEEP Fund, Poland	Industrials	5	9.33%	Gas/Coal
Other Americas:
TermoRio, Brazil	Petrobras	520	50%	Gas/Oil
Itiquira Energetica, Brazil	COPEL/ Tradener	154	98.73%	Hydro
COBEE, Bolivia	Electropaz/ELF	217	98.90%	Hydro/Gas
Energia Pacasmayo, Peru	Electroperu/ Peruvian Grid	66	100%	Hydro/Oil
Cahua, Peru	Quimpac/ Industrials	45	100%	Hydro
Latin Power, Various	Various	52	6.75%	Various

Thermal Energy Production and Transmission Facilities And Resource Recovery Facilities

			NRG’s
			Percentage	Thermal Energy
	Date of		Ownership	Purchaser /
Name and Location of Facility	Acquisition	Net Owned Capacity(1)	Interest	MSW Supplier

NRG Energy Center Minneapolis, Minnesota	1993	Steam: 1,403 mmBtu/hr. (411 MWt) Chilled water: 42,450 tons (149 MWt)	100%	Approximately 100 steam customers 40 chilled water customers
NRG Energy Center San Francisco, California	1999	Steam: 490 mmBtu/hr (144 MWt)	100%	Approximately 185 steam customers
NRG Energy Center Harrisburg, Pennsylvania	2000	Steam: 490 mmBtu/hr. (144 MWt) Chilled water: 1,800 tons (6 MWt)	100%	Approximately 295 steam customers and 2 chilled water customers
NRG Energy Center Pittsburgh, Pennsylvania	1999	Steam: 260 mmBtu/hr. (76 MWt) Chilled water: 12,580 tons (44 MWt)	100%	Approximately 30 steam and 30 chilled water customers
NRG Energy Center San Diego, California	1997	Chilled water: 8,000 tons (28 MWt)	100%	Approximately 20 chilled water customers
Hennepin Co. Energy Center, Minnesota	N/A	Steam: 140 mmBtu/hr. (41 MWt)	N/A	NRG Energy Center Minneapolis Customers
NRG Energy Center Rock-Tenn, Minnesota	1992	Steam: 430 mmBtu/hr (126 Mwt)	100%	Rock-Tenn Company
Camas Power Boiler, Washington	1997	Steam: 200 mmBtu/hr. (59 MWt)	100%	Georgia-Pacific Corp.
NRG Energy Center Dover, Delaware	2000	Steam: 190 mmBtu/hr. (56 MWt)	100%	Kraft Foods Inc
NRG Energy Center Washco, Minnesota	1992	Steam: 160 mmBtu/hr. (47 MWt)	100%	Anderson Corporation, Minnesota Correctional Facility
Energy Center Kladno, Czech Republic(2)	1994	227 mmBtu/hr. (67 MWt)	44.40%	City of Kladno
Resource Recovery Facilities Newport, Minnesota	1993	MSW 1,500 tons/day	100%	Ramsey and Washington Counties
Elk River, Minnesota	2001	MSW: 1,275 tons/day	85%	Anoka, Hennepin, and Sherburne Counties; Tri-County Solid Waste Management Commission
Penobscot Energy Recovery, Maine	1997	MSW: 590 tons/day	85%	Bangor Hydroelectric Company

(1)	Thermal production and transmission capacity is based on 1,000 Btu’s per pound of steam production or transmission capacity. The unit mmbtu is equal to one million Btu’s.

(2)	Kaldno also is included in the Independent Power Production and Cogeneration Facilities table on the preceding page, under the name ECK Generating.

      In addition, NRG leases its corporate offices at 901 Marquette, Suite 2300, Minneapolis, Minnesota and various other office spaces.

Employees

      The number of our employees at December 31, 2002, is presented in the table below. Of the employees listed below, 7,449, or 50.9 percent, are covered under collective bargaining agreements.

NSP-Minnesota	2,963
NSP-Wisconsin	550
PSCo.	2,625
SPS	1,071
Xcel Energy Services Inc.	2,965
NRG	3,173
Other subsidiaries	1,295

Total	14,642

Legal Proceedings

      In the normal course of business, various lawsuits and claims have arisen against us. Management, after consultation with legal counsel, has recorded an estimate of the probable cost of settlement or other disposition for such matters.

      Department of Energy Complaint — On June 8, 1998, NSP-Minnesota filed a complaint in the Court of Federal Claims against the DOE requesting damages in excess of $1 billion for the DOE’s partial breach of the Standard Contract. NSP-Minnesota requested damages consisting of the costs of storage of spent nuclear fuel at the Prairie Island nuclear generating plant, anticipated costs related to the Private Fuel Storage, LLC and costs relating to the 1994 state legislation limiting the number of casks that can be used to store spent nuclear fuel at Prairie Island. On April 6, 1999, the Court of Federal Claims dismissed NSP-Minnesota’s complaint. On May 20, 1999, NSP-Minnesota appealed to the Court of Appeals for the Federal Circuit. On August 31, 2000, the Court of Appeals for the Federal Circuit reversed and remanded to the Court of Federal Claims. On December 26, 2000, NSP-Minnesota filed a motion with the Court of Federal Claims to amend its complaint and renew its motion for summary judgment on the DOE’s liability. On July 31, 2001, the Court of Federal Claims granted NSP’s motion for summary judgment on DOE’s liability. On November 28, 2001, the DOE brought a motion of partial summary judgment on the schedule for acceptance of spent nuclear fuel and on November 27, 2001 the DOE’s obligation to accept greater than Class C waste. These motions are pending. Limited discovery with respect to the schedule to the schedule issues has been conducted. A trial in NSP-Minnesota’s suit against the DOE is not likely to occur before the second quarter of 2003.

      Fortistar Litigation — In July 1999, Fortistar Capital, Inc., a Delaware corporation, filed a complaint in District Court (Fourth Judicial District, Hennepin County) in Minnesota against NRG asserting claims for injunctive relief and for damages as a result of NRG’s alleged breach of a confidentiality letter agreement with Fortistar relating to the Oswego facility in New York. NRG disputed Fortistar’s allegations and asserted numerous counterclaims. In October 1999, NRG, through a wholly owned subsidiary, closed on the acquisition of the Oswego facility. In April and December 2000, NRG filed summary judgment motions to dispose of the litigation. A hearing on these motions was held in February 2001 and certain of Fortistar’s claims were dismissed. On May 8, 2002, the parties resolved the litigation, pending final agreement on the terms of settlement. The settlement encompassed litigation with respect to the Oswego facility as well as litigation between the parties with respect to Minnesota Methane LLC. Because the conditions for settlement were not satisfied, the parties have renewed negotiations to explore alternative terms for reaching a settlement and are currently engaged in negotiation of a memorandum of understanding respecting the resolution of all disputes.

      Stray Voltage — On September 25, 2000, NSP-Wisconsin was served with a complaint in Eau Claire County Circuit Court on behalf of Caron and Janice Stubrud. The complaint alleged that stray voltage from NSP-Wisconsin’s system harmed their dairy herd resulting in lost milk production, lost profits and income, property damage, and injury to their dairy herd. The complaint also alleges that NSP-Wisconsin acted willfully and wantonly, entitling plaintiffs to treble damages. The plaintiffs allege farm damages of approximately $3.8 million. The case is in the early stages of discovery. A ten-day trial commencing in April, 2003 has been scheduled.

      On November 13, 2001, Ralph Schmidt, Karline Schmidt, August C. Heeg Jr., and Joanne Heeg filed a complaint in Clark County, Wisconsin against Xcel Energy Services Inc. (“XES”), a wholly-owned subsidiary of ours. The complaint alleged that stray voltage harmed their dairy herd resulting in decreased milk production, lost profits and income, property damage and injury to their dairy herd. The plaintiffs also allege entitlement to treble damages. The Heeg plaintiffs allege compensatory damages of $1.9 million and pre-verdict interest of $6.1 million, for total damages of $8 million. The Schmidt plaintiffs allege compensatory damages of $1 million and pre-verdict interest of $1.2 million, for total damages of $2.2 million. No trial date has been set. At all relevant times, NSP-Wisconsin provided utility service to plaintiffs; therefore XES is seeking dismissal of XES and substitution of NSP-Wisconsin as the proper party defendant.

      On March 1, 2002, NSP-Wisconsin was served with a lawsuit commenced by James and Grace Gumz and Michael and Susan Gumz in Marathon County Circuit Court, Wisconsin, alleging that electricity supplied by NSP-Wisconsin harmed their dairy herd and caused them personal injury. The Gumz’s complaint alleges negligence, strict liability, nuisance, trespass, and statutory violations and seeks compensatory, punitive and treble damages. Plaintiffs allege compensatory damages of $1.7 million and pre-verdict interest of $1.8 million for total damages of $3.5 million. Trial has been set for March 2004.

      French Island — NSP-Wisconsin’s French Island plant generates electricity by burning a mixture of wood waste and refuse derived fuel. The fuel is derived from municipal solid waste furnished under a contract with La Crosse County, Wisconsin. In October 2000, the EPA reversed a prior decision and found that the plant was subject to the federal large combustor regulations. Those regulations became effective on December 19, 2000. NSP-Wisconsin did not have adequate time to install the emission controls necessary to come into compliance with the large combustor regulations by the compliance date. As a result, on March 29, 2001, the EPA issued a finding of violation to NSP-Wisconsin. On April 2, 2001, a conservation group sent NSP-Wisconsin a notice of intent to sue under the citizen suit provisions of the Clean Air Act. On July 27, 2001, the state of Wisconsin filed a lawsuit against NSP-Wisconsin in the Wisconsin Circuit Court for La Crosse County, contending that NSP-Wisconsin exceeded dioxin emission limits on numerous occasions between July 1995 and December 2000 at French Island. On September 3, 2002, the Wisconsin Circuit Court approved a settlement between NSP-Wisconsin and the state of Wisconsin. Under terms of that settlement, NSP-Wisconsin paid a penalty of approximately $168,000 and agreed to contribute $300,000 to an environmental project near the plant. The settlement resolves all claims identified in the state’s complaint against NSP-Wisconsin.

      On August 15, 2001, NSP-Wisconsin received a Certificate of Authority to install control equipment necessary to bring the French Island plant into compliance with the large combustor regulations. NSP-Wisconsin began construction of the new air quality equipment on October 1, 2001. NSP-Wisconsin has reached an agreement in principle with La Crosse County through which La Crosse County will pay for the extra emissions equipment required to comply with the EPA regulation. Installation of the control equipment has been completed and source tests on one unit confirm that the unit is now in compliance with the state and federal dioxin standards. NSP-Wisconsin will test the remaining unit during the fourth quarter of 2002.

      New York Department of Environmental Control Opacity Notice of Violation — NRG became part of an opacity consent order as a result of acquiring the Niagara Mohawk assets. At the time of financial close, the consent order was being negotiated between Niagara Mohawk and the New York Department of Environmental Control (“NYDEC”). The consent order required Niagara Mohawk to pay a stipulated penalty for each opacity event. On January 14, 2002, the NYDEC issued NRG NOVs for opacity events, which had occurred since the time NRG assumed ownership of the Huntley, Dunkirk and Oswego Generating Stations. The NOVs alleged that a total of 7,231 events had occurred where the average opacity during the six-minute block of time had exceeded 20 percent. The NYDEC currently proposes a penalty associated with the NOVs at $900,000. NRG is in negotiations with NYDEC to settle the dispute.

      Light Rail Transit (“LRT”) — On February 16, 2001, NSP-Minnesota filed a suit in the United States District Court in Minneapolis against the Minnesota Metropolitan Council, Minnesota Department of Transportation, State of Minnesota and the Federal Transit Administration (“FTA”) to prevent pave-over of NSP-Minnesota’s underground facilities during construction of the LRT system. NSP-Minnesota also is seeking recovery of relocation expenses. State defendants countersued, seeking delay damages and a $330 million surety bond. On May 24, 2001, the District Court issued a preliminary injunction requiring NSP-Minnesota to commence the relocation project and to cooperate with defendants. NSP-Minnesota has complied with the preliminary injunction and utility line relocation has commenced. NSP-Minnesota is capitalizing its costs incurred as construction work in progress. In April 2002, Defendants brought motions for summary judgment before the federal district court. In September, 2002 the District Court granted the defendants’ motion for summary judgement. NSP is preparing its appeal to the Federal Court of Appeals for the Eighth District. In collateral matters regarding LRT construction, NSP-Minnesota has commenced a mandamus action in state court seeking an order requiring Defendants to commence condemnation proceedings concerning an underground substation, access to which is blocked by LRT. The state court denied the action for mandamus and NSP appealed to the Minnesota Court of Appeals.

      California Ancillary Services — On March 11, 2002, the Attorney General of California filed a civil complaint against NRG, certain NRG affiliates, us, Dynegy, Inc. and Dynegy Power Marketing, Inc., alleging antitrust violations in the ancillary services market. The complaint alleges that the defendants repeatedly sold electricity generating capacity to the California Independent System Operator for use as a reserve and subsequently, and impermissibly, sold the same capacity into the “spot” market for wholesale power, unlawfully collecting millions of dollars. Similar complaints were filed against other power generators. The plaintiff seeks an injunction against further similar acts by the defendants, and also seeks restitution, disgorgement of all proceeds, including profits, gained from these sales, and certain civil penalties. The defendants in these various cases removed all of them to the federal district court, which denied the Attorney General’s motion to remand the cases to state court. That decision is on appeal to the 9th Circuit. Meanwhile, the defendants’ motion to dismiss all the cases based on federal preemption and the filed rate doctrine is pending in the district court.

      NRG Litigation — In February 2002, individual stockholders of NRG filed nine separate, but similar, class action complaints in the Delaware Court of Chancery against us, NRG and the nine members of NRG’s board of directors. A similar class action lawsuit filed in a Minnesota state court. Each of the actions challenged the offer and merger and contained various allegations of wrongdoing on the part of the defendants in connection with the offer and the merger. In April 2002 counsel for the parties to the consolidated action in the Delaware Court of Chancery and the Minnesota action entered into a memorandum of understanding setting forth an agreement in principle to settle the actions based on the increase by us of the exchange ratio in the offer and merger to 0.5000, but subject to confirmatory discovery, definitive documentation, and court approval. The Minnesota action has subsequently been dismissed without prejudice. As to the Delaware actions, the settlement has not been documented, approved or consummated, and in light of developments in the litigation that is described under the heading “Securities Class Action Litigation” below, it is uncertain whether the settlement will ever proceed.

      NRG Involuntary Bankruptcy — On November 22, 2002, five former NRG executives filed an involuntary Chapter 11 petition against NRG. Under provisions of federal law, NRG has full authority to continue to operate its business as if the involuntary petition had not been filed unless and until a court hearing on the validity of the involuntary petition is resolved adversely to NRG. NRG has responded to the involuntary petition, contesting the petitioners’ claims and filing a motion seeking to have the case dismissed. The court has set April 29, 2003, as the evidentiary hearing date to consider the motion to dismiss filed by NRG.

      PSCo Notice of Violation — On November 3, 1999, the United States Department of Justice filed suit against a number of electric utilities for alleged violations of the Clean Air Act’s NSR requirements related to the alleged modifications of electric generating stations located in the South and Midwest. Subsequently, the EPA also issued requests for information pursuant to the Clean Air Act to numerous other electric utilities, including us, seeking to determine whether these utilities engaged in activities that may have been in violation of the NSR requirements. In 2001, we responded to the EPA’s initial information requests related to our plants in Colorado.

      On July 1, 2002, we received an NOV from the EPA alleging violations of the NSR requirements of the Clear Air Act at PSCo’s Comanche and Pawnee Stations in Colorado. The NOV specifically alleges that various maintenance, repair and replacement projects undertaken at the plants in the mid-to-late 1990s should have required a permit under the NSR process. We believe we acted in full compliance with the Clean Air Act and NSR process. We believe that the projects identified in the NOV fit within the routine maintenance, repair and replacement exemption contained within the NSR regulations or are otherwise not subject to the NSR requirements. We also believe that the projects would be expressly authorized under the EPA’s NSR policy announced by the EPA administrator on June 22, 2002. We disagree with the assertions contained in the NOV and intend to vigorously defend our position.

      If the EPA is successful in any subsequent litigation regarding the issues set forth in the NOV or any matter arising as a result of its information requests, it could require us to install additional emission control equipment at the facilities and pay civil penalties. Civil penalties are limited to not more than $25,000 to $27,500 per day for each violation. The ultimate financial impact to us is not determinable at this time.

      Securities Class Action Litigation — On July 31, 2002, a lawsuit purporting to be a class action on behalf of purchasers of our common stock between January 31, 2001 and July 26, 2002, was filed in the United States District Court in Minnesota. The complaint named us; Wayne H. Brunetti, chairman, president and chief executive officer; Edward J. McIntyre, vice president and chief financial officer; and former chairman, James J. Howard as defendants. Among other things, the complaint alleged violations of Section 10b of the Securities Exchange Act and Rule 10b-5 related to allegedly false and misleading disclosures concerning various issues including “round trip” energy trades and the existence of cross-default provisions in our and our subsidiary, NRG’s, credit agreements with lenders. After the filing of the lawsuit on July 31, 2002, several additional lawsuits were filed with similar allegations, one of which added claims on behalf of a purported class of purchasers of two series of NRG Senior Notes raised by NRG in January 2001. The cases have all been consolidated, and a consolidated amended complaint has been filed. The amended complaint charges false and misleading disclosures concerning “round trip” energy trades and the existence of provisions in our credit agreements with lenders for cross-defaults in the event of a default by NRG; it adds as additional defendants Gary R. Johnson, General Counsel, Richard C. Kelly, president of Xcel Energy Enterprises, two former executive officers of NRG (David H. Peterson, Leonard A. Bluhm) and one current executive officer of NRG (William T. Pieper) and a former independent director of NRG (Luella G. Goldberg); and it adds claims of false and misleading disclosures (also regarding “round trip” trades and the cross-default provisions) under Section 11 of the Securities Act. The defendants have not yet responded formally to the amended complaint, but deny any liability and maintain they have made disclosures fully compliant with applicable laws and reporting requirements.

      Shareholder Derivative Litigation — On August 15, 2002, a shareholder derivative action was filed in the United States District Court for the District of Minnesota, purportedly on behalf of the Xcel Energy, against the directors and certain present and former officers citing essentially the same circumstances as the class actions and asserting breach of fiduciary duty. This action has been consolidated for pre-trial purposes with the securities class actions. After its filing of this action, two additional derivative actions were filed in the state trial court for Hennepin County, Minnesota, against essentially the same defendants, focusing on allegedly wrongful energy trading activities and asserting breach of fiduciary duty for failure to establish adequate accounting controls, abuse of control, and gross mismanagement. In each of the derivative cases, the defendants have filed motions to dismiss the complaint for failure to make a proper pre-suit demand (or, in the federal court case, to make any pre-suit demand at all) upon our board of directors. The motion has not yet been ruled upon.

      ERISA Class Litigation — On September 23, 2002 and October 9, 2002, actions were filed in the United States District Court for the District of Colorado, purportedly on behalf of classes of employee participants in our (and our predecessors’) 401(k)/ESOP plans from as early as September 23, 1999. The complaints in the actions, which name as defendants Xcel Energy, our directors, certain former directors, and certain of our present and former officers, allege violations of the Employee Retirement Income Security Act in the form of breach of fiduciary duty in allowing or encouraging the purchase, contribution and/or retention of our common stock in the plans and making misleading statements and omissions in that regard. The defendants have filed motions to dismiss the complaints, and separately have requested the Judicial Panel on Multidistrict Litigation to transfer the cases to the Minnesota federal court for purposes of coordination with the securities class actions and shareholder derivative action pending there. The motions have not yet been ruled upon.

      Stone/Shaw Litigation — On October 17, 2002, Stone & Webster, Inc. and Shaw Constructors, Inc. filed an action in the United States District Court for the Southern District of Mississippi against Xcel Energy; Wayne H. Brunetti, chairman, president and chief executive officer; Richard C. Kelly, president of Xcel Energy Enterprises; NRG and certain NRG subsidiaries. Stone/Show allege they had a contract with a single purpose NRG subsidiary for construction of a power generation facility, which was abandoned before completion, but after substantial sums had been spent by Stone/Shaw. They allege breach of contract, breach of an NRG guarantee, breach of fiduciary duty, tortious interference with contract, detrimental reliance, misrepresentation, conspiracy, aiding and abetting, and seek to impose alter ego liability on defendants other than the contracting NRG subsidiary through piercing the corporate veil. The defendants have filed motions to dismiss the complaint, which have not yet been ruled upon.

      Threatened FirstEnergy Litigation — As discussed in Note 4 to the interim consolidated financial statements, FirstEnergy terminated the purchase agreements pursuant to which NRG had agreed to purchase four generating stations for approximately $1.6 billion. FirstEnergy’s cited rationale for terminating the agreements was an alleged anticipatory breach by NRG. FirstEnergy notified NRG that it is reserving the right to pursue legal action against NRG and us for damages. On February 5, 2003, FirstEnergy submitted filings with the U.S. Bankruptcy Court in Minnesota seeking permission to file a demand for arbitration against NRG.

      Ashland Manufactured Gas Plant Site — NSP-Wisconsin was named as one of three potentially responsible parties (PRP) for creosote and coal tar contamination at a site in Ashland, Wisconsin. The Ashland site includes property owned by NSP-Wisconsin and two other properties: an adjacent city lakeshore park area and a small area of Lake Superior’s Chequemegon Bay adjoining the park.

      Estimates of the ultimate cost to remediate the Ashland site vary from $4 million to $93 million, because different methods of remediation and different results are assumed in each. In the interim, NSP-Wisconsin has recorded a liability for an estimate of its share of the cost of remediating the portion of the Ashland site that it owns, using information available to date and reasonably effective remedial methods.

      The EPA and Wisconsin Department of Natural Resources have not yet selected the method of remediation to use at the site. On September 5, 2002, the Ashland site was placed on the National Priorities List (NPL). The NPL is intended primarily to guide the EPA in determining which sites require further investigation.

      California Litigation — Public Utility District No. 1 of Snohomish County, Washington, has filed a suit against Xcel Energy contending that various of its trading strategies, as reported to the FERC in response to that agency’s investigation of trading strategies discussed above, violated the California Business and Professions Code. Public Utility District No. 1 of Snohomish County contends that the effect of those strategies was to increase amounts that it paid for wholesale power in the spot market in the Pacific Northwest. Xcel Energy and other defendants requested the case be dismissed in its entirety. In an order dated January 6, 2003, the District Court dismissed the County’s claim. The plaintiff subsequently filed a notice of appeal on January 27, 2003.

      In addition, the California Attorney General’s Office has informed PSCo that it may raise claims against PSCo under the California Business and Professions Code with respect to the rates that PSCo has charged for wholesale sales and PSCo’s reporting of those charges to the FERC. PSCo has had preliminary discussions with the California Attorney General’s Office, and has expressed the view that FERC is the appropriate forum for the concerns that it has raised.

      Home Builders Association of Metropolitan Denver (“HBA”) — On February 23, 2001, HBA filed a formal complaint with the CPUC, requesting an award of reparations for excessive charges related to construction payments under PSCo’s gas extension tariff as a result of PSCo’s alleged failure to file revisions to its published construction allowances since 1996. HBA seeks an award of reparations on behalf of all of PSCo’s gas extension applicants since October 1, 1996, in the amount of $13.6 million, including interest. HBA also seeks recovery of its attorneys’ fees.

      Hearings were held before an administrative law judge (“ALJ”) on August 29 and September 24, 2001. On January 15, 2002, the ALJ issued his Recommended Decision dismissing HBA’s complaint. The ALJ found that HBA failed to show that there have been any “excessive charges,” as required under the reparations statute, resulting from PSCo’s failure to comply with its tariff. The ALJ held that HBA’s claim for reparations (i) was barred by the filed rate doctrine (since PSCo at all times applied the approved construction allowances set forth in its tariff), (ii) would require the Commission to violate the prohibition against retroactive ratemaking, and (iii) was based on speculation as to what the Commission would do had PSCo made the filings in prior years to change its construction allowances. The ALJ also denied HBA’s request for costs and attorneys’ fees. HBA filed exceptions to the ALJ’s decision. On June 19, 2002, the CPUC issued an order granting in part HBA’s exceptions to the ALJ’s recommended decision and remanding the case back to the ALJ for further proceedings. The CPUC reversed the ALJ’s legal conclusion that the filed rate doctrine and prohibition against retroactive ratemaking bars HBA’s claim for reparations under the circumstances of this case. The CPUC remanded the case back to the ALJ for a determination of whether and to what extent due reparations should be awarded, considering certain enumerated issues.

      A full-day hearing on remand was held on January 10, 2003. Simultaneous briefs were filed on February 5, 2003. Reply briefs are due February 12, 2003. The ALJ decision on remand is pending.

      SchlumbergerSema, Inc. — Under a 1996 Data Services Agreement (DSA), SchlumbergerSema, Inc. (SLB) provides automated meter reading, distribution automation, and other data services to NSP-Minnesota. In September 2002 NSP-Minnesota issued written notice that SLB has committed Events of Default under the DSA, including SLB’s nonpayment of approximately $7.4 million for distribution automation assets. In November 2002 SLB demanded arbitration before the American Arbitration Association and asserted various claims against NSP-Minnesota totaling $24 million for NSP-Minnesota’s alleged breach of an expansion contract and a meter purchasing contract. In the arbitration, NSP-Minnesota asserts counterclaims against SLB for SLB’s failure to meet performance criteria, improper billing, failure to pay for use of NSP-owned property, and failure to pay $7.4 million for NSP-Minnesota distribution automation assets. NSP-Minnesota also seeks a declaratory judgment from the arbitrator that will terminate SLB’s rights under the DSA. No arbitration date is set, but written discovery has commenced. The parties are scheduled to mediate their disputes on April 9, 2003.

      For a discussion of other legal claims and environmental proceedings, see Note 4 and Note 9 to the interim consolidated financial statements. For a discussion of proceedings involving utility rates, see “Business — Pending Regulatory Matters.”